As filed with the Securities and Exchange Commission on January 22, 2024
Registration Statement No. 333-276362

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to the
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

OLD NATIONAL BANCORP
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	35-1539838 (I.R.S. Employer Identification Number)
One Main Street
Evansville, Indiana 47708
(800) 731-2265
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicholas J. Chulos
Executive Vice President,
Chief Legal Officer and Corporate Secretary
Old National Bancorp
One Main Street
Evansville, Indiana 47708
(773) 765-7675
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Scott R. Fryzel Peter F. Waltz Dykema Gossett PLLC 10 South Wacker Drive Suite 2300 Chicago, IL 60606 (312) 876-1700	Timothy K. Schools CapStar Financial Holdings, Inc. 1201 Demonbreun Street Suite 700 Nashville, TN 37203 (615) 732-6400	Matthew M. Guest Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 (212) 403-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the merger described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED JANUARY 22, 2024
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of CapStar Financial Holdings, Inc.:
On October 26, 2023, Old National Bancorp, which we refer to as “Old National”, and CapStar Financial Holdings, Inc., which we refer to as “CapStar”, entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement”, that provides for the combination of Old National and CapStar. Under the merger agreement, CapStar will merge with and into Old National in a transaction we refer to as the “merger”, with Old National as the surviving corporation in the merger. Immediately following the merger, or at a later time as determined by Old National, CapStar’s wholly owned subsidiary, CapStar Bank, a state bank chartered under the laws of the State of Tennessee, will merge with and into Old National’s wholly owned subsidiary, Old National Bank, a national banking association, in a transaction we refer to as the “bank merger”, with Old National Bank as the surviving bank.
Pursuant to the terms and subject to the conditions set forth in the merger agreement, CapStar shareholders will receive Old National common stock for their shares of CapStar common stock (plus cash in lieu of fractional shares). At the effective time of the merger, each outstanding share of CapStar common stock (except for treasury stock or shares owned by CapStar or Old National, in each case other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or held, directly or indirectly, as a result of debts previously contracted) will be converted into the right to receive 1.155 shares, which we refer to as the “exchange ratio”, of Old National common stock. No fractional shares of Old National shares will be issued in the merger and holders of CapStar common stock will be entitled to receive cash in lieu of fractional shares. Although the number of shares of Old National common stock that each CapStar shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Old National common stock and will not be known at the time CapStar shareholders vote on the merger agreement. Based on the exchange ratio, and on the closing stock price of Old National common stock of $[•] as of [     ], 2024, on the NASDAQ Stock Exchange, as reported by the Wall Street Journal, the latest practicable trading day before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of CapStar common stock was approximately $[•] as of such date.
We urge you to obtain current market quotations for Old National and CapStar, each currently traded on the NASDAQ Stock Exchange under the trading symbols “ONB” and “CSTR,” respectively.
Based on the number of shares of CapStar common stock outstanding as of the date of the merger agreement, Old National expects to issue approximately 23.9 million shares of Old National common stock to CapStar shareholders upon completion of the merger, which will result in current CapStar shareholders owning approximately 7.6% of outstanding Old National common stock.
The merger cannot be completed unless the merger agreement is adopted and approved by the affirmative vote of a majority of all issued and outstanding shares of CapStar entitled to vote thereon. The closing of the merger is also subject to the receipt of approvals of the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System and the satisfaction of the other conditions specified in the merger agreement.
The merger agreement will be voted on at a special meeting of CapStar shareholders, which will be held on Thursday, February 29, 2024 at 10 a.m., Central Time, at the Tennessee Bankers Association, located at 211 Athens Way #100, Nashville, Tennessee 37228. Holders of CapStar common stock as of the close of business on January 22, 2024, the record date for the meeting, are entitled to notice of, and to vote at, the special meeting to adopt and approve the merger agreement as described in this proxy statement/prospectus. CapStar shareholders as of the record date will also be asked to approve a compensation proposal on a non-binding, advisory basis and a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement, as described in this proxy statement/prospectus. An executive officer and each of the directors of CapStar, who are also CapStar shareholders, have entered into shareholder voting agreements with Old National pursuant to which they have agreed to vote “FOR” the adoption and approval of the merger agreement, subject to the terms of the shareholder voting agreement. Additional information regarding the voting process for the CapStar special meeting is included in this proxy statement/prospectus.

CapStar’s board of directors has determined and declared that the merger agreement, the merger, and the transactions contemplated by the merger agreement are advisable and in the best interests of CapStar and its shareholders, has unanimously adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement, and unanimously recommends that CapStar shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the compensation proposal, and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement.
This document, which serves as a proxy statement for the special meeting of CapStar shareholders and as a prospectus for the shares of Old National common stock to be issued in the merger to CapStar shareholders, describes the special meeting of CapStar shareholders, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including the “Risk Factors” section, beginning on page 18, for a discussion of the risks relating to the proposed merger. You can also obtain information about Old National from documents that it has filed with the U.S. Securities and Exchange Commission. Contact information for Old National is contained in the attached proxy statement/prospectus.
If you have any questions concerning the merger, you should contact our Investor Relations department via (i) mail at CapStar Financial Holdings, Inc., 1201 Demonbreun Street, Suite 700, Nashville, Tennessee 37203, Attention: Investor Relations, (ii) email at ir@capstarbank.com or (iii) telephone at (615) 732-6455.

Timothy K. Schools
President and Chief Executive Officer
CapStar Financial Holdings, Inc.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
THE SECURITIES TO BE ISSUED IN THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF EITHER OLD NATIONAL OR CAPSTAR, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
This proxy statement/prospectus is dated [      ], 2024, and
is first being mailed or otherwise delivered to CapStar shareholders on or about [      ], 2024.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 29, 2024
To the Shareholders of CapStar Financial Holdings, Inc.:
On October 26, 2023, Old National Bancorp, which we refer to as “Old National” and CapStar Financial Holdings, Inc., which we refer to as “CapStar”, entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement”, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus, pursuant to which CapStar will merge with and into Old National, with Old National continuing as the surviving corporation, in a transaction we refer to as the “merger”.
Notice is hereby given that CapStar will hold a special meeting of its shareholders at 10 a.m., Central Time, on Thursday, February 29, 2024, at the Tennessee Bankers Association, located at 211 Athens Way #100, Nashville, Tennessee 37228, for the following purposes:
1.
to consider and vote upon a proposal, which we refer to as the “merger proposal”, to adopt and approve the merger agreement;

2.
to consider and vote upon a proposal, which we refer to as the “compensation proposal”, to approve, on a non-binding, advisory basis, the merger-related named executive officer compensation that will or may be paid to CapStar’s named executive officers in connection with the merger; and

3.
to consider and vote upon a proposal, which we refer to as the “adjournment proposal”, to adjourn the CapStar special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal.

No other business will be conducted at the special meeting.
Our board of directors has fixed the close of business on January 22, 2024 as the record date for the CapStar special meeting. Only holders of record of CapStar common stock as of the close of business on the record date are entitled to notice of, and to vote at, the CapStar special meeting, or any adjournment or postponement thereof. Approval of the merger proposal requires the affirmative vote of a majority of all issued and outstanding shares of CapStar entitled to vote thereon. An executive officer and each of the directors of CapStar, who are also shareholders of CapStar, have entered into shareholder voting agreements with Old National pursuant to which they have agreed to vote “FOR” the merger proposal, subject to the terms of the shareholder voting agreements.
Your vote is very important. We cannot complete the merger unless CapStar shareholders approve the merger proposal.
Whether or not you plan to attend the special meeting in person or by proxy, we urge you to vote now to make sure there will be a quorum for the special meeting. Please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope as described on the proxy card. The giving of an appointment of proxy will not affect your right to revoke it or attend the special meeting and vote in person. If you hold your stock in “street name” through a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.
The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger (including the merger agreement) and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its annexes and exhibits carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, or need help voting your shares of CapStar common stock, you should contact our Investor Relations department via (i) mail at CapStar Financial Holdings, Inc., 1201 Demonbreun Street, Suite 700, Nashville, Tennessee 37203, Attention: Investor Relations, (ii) email at ir@capstarbank.com or (iii) telephone at (615) 732-6455.

CapStar’s board of directors has determined and declared that the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable and in the best interests of CapStar and its shareholders, has unanimously adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement, and unanimously recommends that CapStar shareholders vote “FOR” the proposal to adopt and approve the merger agreement, “FOR” the compensation proposal, and “FOR” the proposal to adjourn the CapStar special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal.
[     ], 2024
By Order of the Board of Directors

James S. Turner, Jr.
Chairman
CapStar Financial Holdings, Inc.

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Old National and CapStar from documents filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC”, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Old National or by CapStar at no cost from the SEC’s website at www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by requesting them in writing or by telephone at the appropriate address below:
For Old National documents incorporated by reference:
Old National Bancorp
One Main Street
Evansville, Indiana 47708
(773) 765-7675
Attention: Corporate Secretary
For CapStar documents incorporated by reference:
CapStar Financial Holdings, Inc.
1201 Demonbreun Street, Suite 700
Nashville, Tennessee 37203
Attn: Investor Relations
Telephone: (615) 732-6455
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, CapStar shareholders must request them no later than five business days before the date of the CapStar special meeting. This means that CapStar shareholders requesting documents must do so by Thursday, February 22, 2024.
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. You should assume that the information in this proxy statement/prospectus is accurate only as of the date of this proxy statement/prospectus. You should assume that the information incorporated by reference to another document into this proxy statement/prospectus is accurate as of the date of such document. Neither the mailing of this proxy statement/prospectus to CapStar shareholders, nor the issuance by Old National of shares of its common stock in connection with the merger, will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding Old National has been provided by Old National and information contained in this proxy statement/prospectus regarding CapStar has been provided by CapStar.
See the section entitled “Where You Can Find More Information” for more details.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
The following are some questions that you may have about the merger and the CapStar special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger or the CapStar special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
Q:
What is the merger?

A:
Old National and CapStar have entered into an Agreement and Plan of Merger, dated as of October 26, 2023, which we refer to as the “merger agreement”. Under the merger agreement, CapStar will merge with and into Old National in a transaction we refer to as the “merger”, with Old National as the surviving corporation in the merger. Immediately following the merger, or at a later time as determined by Old National, CapStar’s wholly owned subsidiary, CapStar Bank, a state bank chartered under the laws of the State of Tennessee, will merge with and into Old National’s wholly owned subsidiary, Old National Bank, a national banking association, in a transaction we refer to as the “bank merger”, with Old National Bank as the surviving bank.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, CapStar shareholders will receive Old National common stock for their shares of CapStar common stock (plus cash in lieu of fractional shares). At the effective time of the merger, each outstanding share of CapStar common stock (except for treasury stock or shares owned by CapStar or Old National, in each case other than shares (x) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (y) held, directly or indirectly, as a result of debts previously contracted) will be converted into the right to receive 1.155 shares, which we refer to as the exchange ratio, of Old National common stock. No fractional shares of Old National shares will be issued in the merger and holders of CapStar common stock will be entitled to receive cash in lieu of fractional shares. Although the number of shares of Old National common stock that each CapStar shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Old National common stock and will not be known at the time CapStar shareholders vote on the merger agreement. Based on the exchange ratio, and on the closing stock price of Old National common stock of $[•] as of [                 ], 2024, on the NASDAQ Stock Exchange (“NASDAQ”), as reported by the Wall Street Journal, the latest practicable trading day before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of CapStar common stock was approximately $[•] as of such date.
As a result of the foregoing, based on the number of shares of Old National common stock and CapStar common stock outstanding as of October 26, 2023, the date of the merger agreement, it is expected that Old National shareholders will hold approximately 92.4%, and CapStar shareholders will hold approximately 7.6%, of the shares of the combined company outstanding immediately after the effective time of the merger, which we refer to as the effective time.
The merger cannot be completed unless the merger agreement is adopted and approved by the affirmative vote of a majority of all issued and outstanding shares of CapStar entitled to vote thereon. The closing of the merger is also subject to the receipt of approvals of the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System and the satisfaction of the other conditions specified in the merger agreement.
Q:
Why am I receiving this proxy statement/prospectus?

A:
We are delivering this document to you because it is a proxy statement being used by the CapStar board of directors to solicit proxies of CapStar shareholders in connection with approval and adoption of the merger agreement and related matters. It describes the proposals to be presented at the special meeting.

This document is also a prospectus that is being delivered to CapStar shareholders because, in connection with the merger, Old National will be issuing to CapStar shareholders shares of Old National common stock as merger consideration.

This proxy statement/prospectus contains important information about the merger agreement, the merger and other related matters, the proposals being voted on at the CapStar special meeting, and important information to consider in connection with an investment in Old National common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of CapStar common stock voted by proxy without attending the CapStar special meeting. Your vote is important, and we encourage you to submit your proxy as soon as possible, whether or not you intend to attend the CapStar special meeting.
Q:
What are CapStar shareholders being asked to vote on at the CapStar special meeting?

A:
CapStar is soliciting proxies from its shareholders with respect to the following proposals:

•
a proposal to adopt and approve the merger agreement, which we refer to as the “merger proposal”;

•
a proposal to approve, on a non-binding, advisory basis, the merger-related named executive officer compensation that will or may be paid to CapStar’s named executive officers in connection with the merger, which we refer to as the “compensation proposal”; and

•
a proposal to adjourn the CapStar special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal, which we refer to as the “adjournment proposal”.

Q:
What will CapStar shareholders receive in the merger?

A:
Pursuant to the terms and subject to the conditions set forth in the merger agreement, CapStar shareholders will receive Old National common stock for their shares of CapStar common stock (plus cash in lieu of fractional shares). Upon completion of the merger, CapStar shareholders will receive 1.155 shares of Old National common stock, which we refer to as the “exchange ratio”, for each share of CapStar common stock held immediately prior to the merger. Based on the exchange ratio, and on the closing stock price of Old National common stock of $[•] as of [           ], 2024, on NASDAQ, as reported by the Wall Street Journal, the latest practicable trading day before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of CapStar common stock was approximately $[•] as of such date.

Old National will not issue any fractional shares of Old National common stock in the merger. CapStar shareholders who would otherwise be entitled to a fraction of a share of Old National common stock upon the completion of the merger will instead receive, for such fraction of a share, an amount in cash (rounded to the nearest cent) equal to the product of (i) the average closing sale price of Old National common stock on the five full trading days ending on the trading day immediately preceding the closing date of the merger on NASDAQ, as reported by the Wall Street Journal, multiplied by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of Old National common stock which such CapStar shareholder would otherwise be entitled to receive pursuant to the merger agreement.
The trading price of Old National common stock will continue to fluctuate until the date the merger is consummated. For further information, see “The Merger — Terms of the Merger.”
Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes. Although the merger consideration exchange ratio is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Old National common stock. Any fluctuation in the market price of Old National common stock after the date of this proxy statement/prospectus will change the value of the shares of Old National common stock that CapStar shareholders will receive.

Based on the closing price per share of Old National common stock on NASDAQ as of October 25, 2023, the last trading day before the date of public announcement of the merger, and the exchange ratio of 1.155, the value of the per share merger consideration payable to holders of CapStar common stock was approximately $15.41 per share as of such date. Based on the exchange ratio of 1.155, and on the closing stock price of Old National common stock of $[•] as of [     ], 2024, on NASDAQ, as reported by the Wall Street Journal, the latest practicable trading day before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of CapStar common stock was approximately $[•] as of such date. We urge you to obtain current market quotations for Old National and CapStar, each currently traded on NASDAQ under the trading symbols “ONB” and “CSTR,” respectively.
Q:
How will the merger affect CapStar equity awards?

A:
At the effective time of the merger:

•
each option to purchase shares of CapStar common stock that is outstanding immediately prior to the effective time, whether vested or unvested, will, automatically, and without any required action on the part of the holder thereof, be cancelled, with the holder of such option becoming entitled to receive, in full satisfaction of the rights of the holder with respect thereto, the merger consideration in respect of each share of CapStar common stock subject to such option, less the applicable exercise price and tax withholding;

•
each award of a share of CapStar common stock subject to vesting, repurchase or other lapse restriction, whether vested or unvested, that is outstanding as of immediately prior to the effective time will be assumed by Old National and converted into a restricted stock award with respect to the number of shares of Old National common stock determined based on the exchange ratio and with the same remaining vesting period applicable to the new restricted stock award, other than any such award held by a non-employee director, which will fully vest and be cancelled and converted into the right to receive the merger consideration in respect of each share of CapStar common stock underlying such award;

•
each restricted stock unit award in respect of shares of CapStar common stock (other than any such award subject to performance-based vesting conditions) that is outstanding as of immediately prior to the effective time will be assumed by Old National and converted into a restricted stock unit award with respect to the number of shares of Old National common stock determined based on the exchange ratio and with the same remaining vesting period applicable to the new restricted stock award; and

•
each performance-based restricted stock unit award in respect of shares of CapStar common stock that is outstanding as of immediately prior to the effective time, pursuant to its terms, will fully vest (with performance goals deemed achieved based on the greater of the target performance level and actual performance as determined by the board of directors of CapStar or its compensation committee) and will be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive the merger consideration in respect of each share of CapStar common stock underlying such award, less applicable tax withholding.

Q:
Does Old National pay regular dividends on its shares of common stock?

A:
Yes, Old National has traditionally paid a quarterly dividend on its shares of common stock. The payment of dividends is subject to approval by Old National’s board of directors as well as legal and regulatory restrictions and safety and soundness considerations. Any payment of dividends in the future will depend, in large part, on Old National’s earnings, capital requirements, financial condition, and other factors considered relevant by its board of directors.

Old National declared quarterly cash dividends of $0.14 per share on its common stock in each of 2023, 2022, and 2021. The amount of quarterly cash dividends paid on shares of Old National common stock is subject to change based on the quarterly dividend amounts approved by the Old National board of directors.
Q:
What are the U.S. federal income tax consequences of the merger to CapStar shareholders?

A:
It is intended that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the merger agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code. It is a condition to the completion of the merger that each party receives a written opinion from its counsel to the effect that the merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger so qualifies, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Merger”) of CapStar common stock generally will not recognize any gain or loss upon the exchange of CapStar common stock for Old National common stock, except with respect to cash received in lieu of fractional shares of Old National common stock. For further information, see “Material U.S. Federal Income Tax Consequences of the Merger.”
CapStar shareholders should consult their own tax advisors for a full understanding of the particular tax consequences of the merger to them.
Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the merger proposal, or the other proposals to be considered at the special meeting?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors”. You also should read and carefully consider the risk factors of CapStar and Old National contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:
If I am a CapStar shareholder, should I send in my CapStar stock certificate(s) now?

A:
No. Please do not send in your CapStar stock certificate(s) with your proxy. After the merger, an exchange agent will send you instructions for exchanging CapStar stock certificates for the merger consideration. See “The Merger Agreement — Exchange of Shares.”

Q:
What should I do if I hold my shares of CapStar common stock in book-entry form?

A:
If your shares of CapStar common stock are held in book-entry form, you are not required to take any additional actions in connection with the conversion of your shares of CapStar common stock into shares of Old National common stock at the effective time. After the completion of the merger, shares of CapStar common stock held in book-entry form will automatically be exchanged for book-entry shares of Old National common stock.

Q:
How does the CapStar board of directors recommend that I vote at the CapStar special meeting?

A:
The CapStar board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal, and “FOR” the adjournment proposal.

Q:
When and where is the CapStar special meeting?

A:
The CapStar special meeting will be held on Thursday, February 29, 2024 at 10 a.m., Central Time, at the Tennessee Bankers Association, located at 211 Athens Way #100, Nashville, Tennessee 37228.

Even if you plan to attend the CapStar special meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the special meeting.
Q:
What constitutes a quorum for the CapStar special meeting?

A:
A majority of the voting power of the outstanding shares entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What is the vote required to approve each proposal at the CapStar special meeting?

A:	A:	Merger proposal
•
Standard:   Approval of the merger proposal requires the affirmative vote of a majority of all issued and outstanding shares of CapStar entitled to vote thereon.

•
Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

B:
Compensation proposal

•
Standard:   Approval of the compensation proposal requires the votes cast at the special meeting favoring the proposal to exceed the votes cast opposing the proposal.

•
Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the merger proposal, it will have no effect on the outcome of the proposal.

C:
Adjournment proposal

•
Standard:   Approval of the adjournment proposal requires the votes cast at the special meeting favoring the proposal to exceed the votes cast opposing the proposal.

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Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, it will have no effect on the outcome of the proposal.

Q:
Are there any CapStar shareholders already committed to voting in favor of the merger proposal?

A:
An executive officer and each of the directors of CapStar, who are also shareholders of CapStar, have entered into shareholder voting agreements pursuant to which they have agreed to vote in favor of the approval and adoption of the merger agreement, subject to the terms of the shareholder voting agreement. As of the record date for the CapStar special meeting, the executive officer and directors collectively and beneficially owned approximately [      ]% of the outstanding shares of CapStar common stock. For information regarding the shareholder voting agreements and certain holders of shares of CapStar common stock, see “Shareholder Voting Agreements.”

Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult for CapStar to obtain the necessary quorum to hold the CapStar special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank, broker or other nominee how to vote, or abstention, will have the same effect as a vote “AGAINST” the merger proposal.

Q:
Why am I being asked to consider and vote on the compensation proposal?

A:
Under SEC rules, CapStar is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to its named executive officers that is based on or otherwise relates to the merger.

Q:
What happens if holders of CapStar common stock do not approve, by non-binding, advisory vote, the compensation proposal?

A:
The vote on the compensation proposal is separate and apart from the votes to approve the other proposals being presented at the CapStar special meeting. Because the vote on the compensation proposal is advisory in nature only, it will not be binding upon CapStar, Old National, or the combined company in the merger. Accordingly, the merger-related compensation will be paid to CapStar’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if the holders of CapStar common stock do not approve the compensation proposal.

Q:
Who is entitled to vote at the CapStar special meeting?

A:
The record date for the CapStar special meeting is January 22, 2024. All holders of CapStar common stock who held shares at the close of business on the record date for the special meeting are entitled to receive notice of, and to vote at, the CapStar special meeting.

Each holder of CapStar common stock is entitled to cast one (1) vote on each matter voted on at the special meeting for each share of CapStar common stock that such holder owned of record as of the record date. As of the close of business on the record date for the CapStar special meeting, there were [      ] outstanding shares of CapStar common stock. Physical attendance at the special meeting is not required to vote.
Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares of CapStar common stock, please vote your shares promptly so that your shares are represented and voted at the CapStar special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the voting instruction card.

Q:
How can I vote my shares of CapStar common stock?

A:
A holder of CapStar common stock may vote by proxy or in person at the CapStar special meeting. If you hold your shares of CapStar common stock in your name as a holder of record, to submit a proxy, you, as a holder of CapStar common stock, may use one of the following methods:

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By telephone:   by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

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Through the Internet:   by visiting the website indicated on the accompanying proxy card and following the instructions.

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By mail:   by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

If you intend to submit your proxy by mail, your completed proxy card must be received prior to the special meeting.
If a holder’s shares are held in “street name” by a bank, broker, or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.
Even if you plan to attend the CapStar special meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the special meeting.
Q:
If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank or broker cannot vote your shares without instructions from you. If your shares are held in “street name” through a bank, broker or other nominee, you must provide the record holder of your shares of CapStar common stock with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to CapStar, or by voting in person at the CapStar special meeting, unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee. Further, brokers, banks, or other nominees who hold shares of CapStar common stock on behalf of their customers may not give a proxy to CapStar to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, and other nominees do not have discretionary voting power on these matters. Failure to instruct your bank or broker how to vote will have the same effect as a vote “AGAINST” the merger proposal.
Q:
Can I change my vote after I have delivered my proxy or voting instruction card?

A:
Yes. If you are the record holder of your shares, you may revoke your proxy in any of the following ways:

•
Re-submitting your vote via the Internet or by telephone;

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Submitting another properly completed proxy card bearing a later date which is received prior to the meeting date;

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Attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting; or

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Submitting a written notice that you are revoking your proxy. The notice must be sent to 1201 Demonbreun Street, Suite 700, Nashville, Tennessee 37203, Attention: Corporate Secretary, and must be received by 11:59 p.m., Central Time on February 26, 2024.

If your shares are held by a broker, bank, or other nominee, you should contact your broker, bank, or other nominee to change your vote.
Q:
What should I do if I receive more than one set of voting materials?

A:
CapStar shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of CapStar common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of CapStar common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of CapStar common stock that you own.

Q:
Will CapStar be required to submit the merger proposal to its shareholders even if the CapStar board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the CapStar special meeting, CapStar is required to submit the merger proposal to its shareholders even if the CapStar board of directors has withdrawn, modified or qualified its recommendation that CapStar shareholders adopt and approve the merger agreement.

Q:
Are CapStar shareholders entitled to appraisal rights?

A:
No, under Tennessee law, CapStar shareholders are not entitled to appraisal rights.

Q:
When do you expect to complete the Merger?

A:
Old National and CapStar expect to complete the merger in the second quarter of 2024. However, neither Old National nor CapStar can assure you of when or if the merger will be completed. CapStar must obtain the approval of the merger proposal by the CapStar shareholders at the CapStar special meeting, and Old National must obtain necessary regulatory approvals. In addition, each party is required to satisfy certain other closing conditions.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, CapStar shareholders will not receive any consideration for their shares of CapStar common stock in connection with the merger. Instead, CapStar will remain an independent company and your shares of CapStar common stock will remain outstanding. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by

CapStar to Old National. See “The Merger Agreement — Termination Fee” for a complete discussion of the circumstances under which any such termination fee would be required to be paid.
Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need help voting your shares of CapStar common stock, please contact Mediant Communications, Inc. — a BetaNXT Company at 888-879-6695.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/ prospectus, including the annexes and exhibits, and the other documents to which we refer in order to fully understand the merger. In addition, we incorporate by reference important business and financial information about CapStar and Old National into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which the subject is discussed in more detail.
The Merger (page 31)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified in their entirety by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.
Under the merger agreement, CapStar will merge with and into Old National in a transaction we refer to as the “merger”, with Old National as the surviving corporation in the merger. Immediately following the merger, or at a later time as determined by Old National, CapStar’s wholly owned subsidiary, CapStar Bank, a state bank chartered under the laws of the State of Tennessee, will merge with and into Old National’s wholly owned subsidiary, Old National Bank, a national banking association, in a transaction we refer to as the bank merger, with Old National Bank as the surviving bank.
Pursuant to the terms and subject to the conditions set forth in the merger agreement, CapStar shareholders will receive Old National common stock for their shares of CapStar common stock (plus cash in lieu of fractional shares). At the effective time of the merger, each outstanding share of CapStar common stock (except for treasury stock or shares owned by CapStar or Old National, in each case other than shares (x) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (y) held, directly or indirectly, as a result of debts previously contracted) will be converted into the right to receive 1.155 shares, which we refer to as the “exchange ratio”, of Old National common stock. No fractional shares of Old National shares will be issued in the merger and holders of CapStar common stock will be entitled to receive cash in lieu of fractional shares. Although the number of shares of Old National common stock that each CapStar shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Old National common stock and will not be known at the time CapStar shareholders vote on the merger agreement. Based on the exchange ratio, and on the closing stock price of Old National common stock of $[•] as of [     ], 2024, the value of the per share merger consideration payable to holders of CapStar common stock was approximately $[•] as of such date.
Old National will not issue any fractional shares of Old National common stock in the merger. CapStar shareholders who would otherwise be entitled to a fraction of a share of Old National common stock upon the completion of the merger will instead receive, for such fraction of a share, an amount in cash (rounded to the nearest cent) equal to the product of (i) the average closing sale price of Old National common stock on NASDAQ, as reported by the Wall Street Journal, on the five full trading days ending on the trading day immediately preceding the closing date of the merger, multiplied by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of Old National common stock which such CapStar shareholder would otherwise be entitled to receive pursuant to the merger agreement.
The trading price of Old National common stock will continue to fluctuate until the date the merger is consummated. Although the merger consideration exchange ratio is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Old National common stock. Any fluctuation in the market price of Old National common stock after the date of this proxy statement/prospectus will change the value of the shares of Old National common stock that CapStar shareholders will receive.

Based on the closing price per share of Old National common stock on NASDAQ as of October 25, 2023, the last trading day before the date of public announcement of the merger, and the exchange ratio of 1.155, the value of the per share merger consideration payable to holders of CapStar common stock was approximately $15.41 per share as of such date. Based on the exchange ratio of 1.155, and on the closing stock price of Old National common stock of $[•] as of [     ], 2024, the latest practicable trading day before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of CapStar common stock was approximately $[      ] as of such date. We urge you to obtain current market quotations for Old National and CapStar, each currently traded on NASDAQ under the trading symbols “ONB” and “CSTR,” respectively.
CapStar’s Reasons for the Merger; Recommendation of the CapStar Board of Directors (page 34)
The CapStar board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of CapStar and the CapStar shareholders and (ii) adopted and approved the merger agreement and the transactions contemplated thereby, including the merger. The CapStar board of directors unanimously recommends that CapStar shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal, and “FOR” the adjournment proposal. For the factors considered by the CapStar board of directors in reaching its decision to adopt the merger agreement, see “The Merger — CapStar’s Reasons for the Merger; Recommendation of CapStar’s Board of Directors.”
Opinion of CapStar’s Financial Advisor (page 36)
CapStar retained Morgan Stanley & Co. LLC (“Morgan Stanley”) to provide it with financial advisory services in connection with a possible merger with Old National, and, if requested by CapStar, a financial opinion with respect thereto. CapStar selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of CapStar. Morgan Stanley rendered to the CapStar board of directors at its special meeting on October 25, 2023, its oral opinion, subsequently confirmed by delivery of a written opinion dated October 26, 2023, that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of CapStar common stock, other than shares owned by CapStar as treasury stock or owned by CapStar or Old National (in each case other than shares (x) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (y) held, directly or indirectly, as a result of debts previously contracted) (such treasury stock or owned shares, the “Excluded Shares”).
The full text of the written opinion of Morgan Stanley, dated October 26, 2023, is attached as Annex C and incorporated by reference into this proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Shareholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the CapStar board of directors and addresses only the fairness from a financial point of view to holders of shares of CapStar common stock (other than the Excluded Shares) of the exchange ratio pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation to shareholders of CapStar as to how to vote at any shareholders meeting held with respect to the merger or any other matter, or whether to take any other action with respect to the merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. In addition, the opinion does not in any manner address the price at which Old National common stock will trade following the consummation of the merger or at any time.
For a description of the opinion of Morgan Stanley, see “The Merger — Opinion of CapStar’s Financial Advisor”.

CapStar Will Hold Its Special Meeting on February 29, 2024 (page 23)
The special meeting will be held on Thursday, February 29, 2024 at 10 a.m., Central Time, at the Tennessee Bankers Association, located at 211 Athens Way #100, Nashville, Tennessee 37228. At the special meeting, CapStar shareholders will be asked to consider and vote upon the following matters:
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a proposal to adopt and approve the merger agreement, which we refer to as the “merger proposal”;

•
a proposal to approve, on a non-binding, advisory basis, the merger-related named executive officer compensation that will or may be paid to CapStar’s named executive officers in connection with the merger, which we refer to as the “compensation proposal”; and

•
a proposal to approve one or more adjournments of the CapStar special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which we refer to as the “adjournment proposal”.

CapStar’s board of directors has fixed the close of business on January 22, 2024 as the record date for determining the holders of CapStar common stock entitled to receive notice of and to vote at the special meeting.
As of the record date, there were [     ] shares of CapStar common stock outstanding and entitled to vote at the CapStar special meeting, held by approximately [      ] holders of record. Each share of CapStar common stock entitles the holder to one vote at the CapStar special meeting on each proposal to be considered at the special meeting. An executive officer and the directors of CapStar, who are also shareholders of CapStar, have entered into shareholder voting agreements pursuant to which they have agreed to vote in favor of the merger proposal, subject to the terms of the shareholder voting agreements. As of the record date, the executive officer and the directors collectively and beneficially owned approximately [      ]% of the outstanding shares of CapStar common stock. For information regarding the shareholder voting agreement and certain holders of shares of CapStar common stock, see “Shareholder Voting Agreements.”
Approval of the merger proposal requires the affirmative vote of a majority of all issued and outstanding shares of CapStar entitled to vote thereon. If you mark “ABSTAIN” on your proxy, or fail to instruct your bank, broker or other nominee with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.
Approval of the compensation proposal and the adjournment proposal each require that the votes cast favoring the proposal exceed the votes cast opposing the proposal. If you mark “ABSTAIN” on your proxy, or fail to instruct your bank, broker or other nominee with respect to the proposal, it will have no effect on the outcome of the proposal.
For further information, see “Information About The CapStar Special Meeting.”
Shareholder Voting Agreements (page 67)
An executive officer and the directors of CapStar, who are also shareholders of CapStar, have entered into shareholder voting agreements pursuant to which they have agreed to vote in favor of the merger proposal, subject to the terms of the shareholder voting agreements. As of the record date, the executive officer and the directors collectively and beneficially owned approximately [      ]% of the outstanding shares of CapStar common stock. For information regarding the shareholder voting agreement and certain holders of shares of CapStar common stock, see “Shareholder Voting Agreements.”
Material U.S. Federal Income Tax Consequences of the Merger (page 69)
It is intended that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the merger agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code. It is a condition to the completion of the merger that each party receives a written opinion from its counsel to the effect that the merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger so qualifies, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Merger”) of CapStar common stock generally will not recognize any gain or loss upon the exchange of

CapStar common stock for Old National common stock, except with respect to cash received in lieu of fractional shares of Old National common stock. For further information, see “Material U.S. Federal Income Tax Consequences of the Merger.”
All CapStar shareholders should consult their own tax advisors for a full understanding of the particular tax consequences of the merger to them.
Interests of CapStar’s Directors and Executive Officers in the Merger (page 46)
In considering the recommendation of the CapStar board of directors with respect to the merger, CapStar shareholders should be aware that CapStar’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the other CapStar shareholders. The CapStar board of directors was aware of and considered these interests during its deliberations of the merits of the merger and in determining to recommend to CapStar shareholders that they vote for the merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger. Those interests include:
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the treatment of equity awards at the effective time of the merger;

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under change in control continuity agreements, severance benefits in the event of a qualifying termination of employment following the merger; and

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Old National has agreed to provide certain ongoing indemnification and insurance coverage to the directors and executive officers of CapStar following the merger for acts or omissions occurring prior to the merger.

For a more complete description of these interests, see the section entitled “The Merger — Interests of CapStar’s Directors and Executive Officers in the Merger.”
Regulatory Approvals Required for the Merger (page 50)
Subject to the terms of the merger agreement, both Old National and CapStar have agreed to use their reasonable best efforts and cooperate to promptly prepare and file, or cause to be prepared and filed, all necessary applications, notices and other documentation to obtain as soon as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These include approvals from, among others, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) for the merger and the Office of the Comptroller of the Currency (the “OCC”) for the bank merger. The initial filing of regulatory applications to the Federal Reserve Board and the OCC occurred on December 22, 2023. Notice of the applications has been provided to the Tennessee Department of Financial Institutions and the North Carolina Office of the Commissioner of Banks.
Although neither Old National nor CapStar knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Old National and CapStar cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or the bank merger. For more information, see “The Merger — Regulatory Approvals Required for the Merger.”
Conditions to Complete the Merger (page 63)
Each party’s obligation to complete the merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain conditions, including: (1) the adoption and approval of the merger agreement by the requisite vote of the CapStar shareholders; (2) the receipt of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, each as described above, and no such regulatory approval shall have resulted in the imposition of a “materially burdensome regulatory condition”, as defined in the merger agreement; (3) authorization for listing on NASDAQ of the shares of Old National common stock to be issued in the merger; (4) effectiveness of the registration statement on Form S-4 with respect to the shares of the Old National common stock to be issued in the merger; (5) the absence of any order, injunction, decree or other legal restraint preventing the completion of the merger or the transactions contemplated by the merger agreement or making the completion of the merger or the transactions contemplated by the merger agreement illegal; (6) the accuracy of the representations and warranties of the other party, subject to specified materiality standards; (7) performance in all material respects by the other party of its obligations under the merger agreement; (8) receipt by each party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (9) with respect to Old National, CapStar’s adjusted tangible shareholder’s equity as of the month-end prior to five business days before the closing date exceeding a specified minimum value; and (10) the absence of a material adverse effect on the other party.
Neither Old National nor CapStar can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For more information, see “The Merger Agreement — Conditions to Complete the Merger.”
Termination of the Merger Agreement (page 64)
The merger agreement may be terminated prior to the effective time under the following circumstances:
•
by mutual written consent of Old National and CapStar;

•
by either Old National or CapStar if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•
by either Old National or CapStar if the merger has not been completed on or before the twelve (12) month anniversary of the date of the merger agreement, which we refer to as the “termination date”, unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•
by either Old National or CapStar if requisite approval of CapStar’s shareholders is not obtained at the special meeting of shareholders convened therefor, or any adjournment or postponement thereof;

•
by either Old National or CapStar (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of CapStar, in the case of a termination by Old National, or Old National, in the case of a termination by CapStar, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date); or

•
by Old National prior to such time as the requisite CapStar vote is obtained, if (i) the CapStar board of directors shall have (A) failed to recommend in the this proxy statement/prospectus that the shareholders of CapStar approve the merger agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Old National, or publicly disclosed that it intends to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an alternative acquisition proposal that has been publicly disclosed within ten (10) business days after the commencement of such tender or exchange offer or (B) recommended or endorsed an alternative acquisition proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to such alternative acquisition proposal within ten (10) business days after an alternative acquisition proposal is publicly announced, or (ii) CapStar or the CapStar board of directors has willfully and materially breached its obligations relating to shareholder approval or the non-solicitation of acquisition proposals.

For more information, see “The Merger Agreement — Termination of the Merger Agreement.”
Termination Fee (page 65)
If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of the CapStar board of directors, CapStar will be required to pay to Old National a termination fee equal to $11,250,000.
For more information, see “The Merger Agreement — Termination Fee.”
The Rights of CapStar Shareholders Will Change as a Result of the Merger (page 75)
The rights of CapStar shareholders will change as a result of the merger due to differences in Old National’s and CapStar’s governing documents. The rights of CapStar shareholders are governed by Tennessee law and by the CapStar’s charter and amended and restated bylaws. Upon the completion of the merger, CapStar shareholders immediately prior to the effective time will become Old National shareholders, as the continuing legal entity after the merger, and their rights as Old National shareholders will therefore be governed by Indiana law and the Old National amended and restated articles of incorporation and amended and restated bylaws.
See “Comparison of Shareholders’ Rights” for a description of the material differences in shareholders’ rights under each of the Old National and CapStar governing documents.
Accounting Treatment (page 68)
The merger will be accounted for as an acquisition of CapStar by Old National under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (“GAAP’’) for financial reporting and accounting purposes.
Public Trading Markets (page 51)
Old National common stock is listed for trading on NASDAQ under the symbol “ONB”. Following the merger, shares of Old National common stock will continue to be traded on NASDAQ.
CapStar common stock is listed for trading on NASDAQ under the symbol “CSTR”. Following the merger, CapStar common stock will be delisted from the NASDAQ and deregistered under the Exchange Act.
Information About the Companies (page 29)
Old National
Old National Bancorp is the financial holding company of Old National Bank, which is the sixth largest commercial bank headquartered in the Midwest. With approximately $49 billion of assets and $28 billion of assets under management, Old National ranks among the top 30 banking companies headquartered in the U.S. Tracing its roots to 1834, Old National Bank has focused on community banking by building long-term, highly valued partnerships with clients and in the communities it serves. In addition to providing extensive services in retail and commercial banking, Old National offers comprehensive wealth management, investment, and capital market services. Old National’s corporate headquarters and principal executive offices are located in Evansville, Indiana with commercial and consumer banking operations headquartered in Chicago, Illinois.
Old National Bank operates approximately 250 banking centers located primarily throughout the Midwestern United States, including Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota, and Wisconsin. It earns interest income on loans as well as fee income from the origination of loans, wealth management and investment services, treasury management and other fee-based services. Lending activities include loans to individuals, which primarily consist of home equity lines of credit, residential real estate loans, and consumer loans, and loans to commercial clients, which include commercial loans, commercial real estate loans, agricultural loans, letters of credit, and lease financing. Residential real estate loans are either kept in its loan portfolio or sold to secondary investors, with gains or losses from the sales being recognized. In addition to providing lending and deposit services, Old National offers comprehensive wealth management, investment, and foreign currency services. For businesses, it provides treasury management, merchant, and capital markets services as well as community development lending and equity investment solutions intended to produce jobs and revitalize communities in which it operates.
Old National’s common stock is traded on NASDAQ under the symbol “ONB.” The principal executive offices of Old National are located at One Main Street, Evansville, Indiana 47708, and its telephone number is (800) 731-2265.
CapStar
CapStar is a bank holding company that is headquartered in Nashville, Tennessee. CapStar operates primarily through its wholly owned subsidiary, CapStar Bank. CapStar provides traditional banking and other financial services through its 22 banking centers and 365 full time employees (as of November 30, 2023). As of September 30, 2023, CapStar had total assets of approximately $3.26 billion, total deposits of approximately $2.8 billion, and total net loans of approximately $2.3 billion.
CapStar’s common stock is traded on NASDAQ under the symbol “CSTR.” The principal executive offices of CapStar are located at 1201 Demonbreun Street, Suite 700, Nashville, TN 37203, and its telephone number is (615) 732-6400.
Litigation Relating to the Merger (page 52)
Following the announcement of the merger agreement, as of January 22, 2024, one lawsuit challenging the merger has been filed. The lawsuit is captioned Stephen Bushansky v. CapStar Financial Holdings, Inc. et al. (Case No. 24-0025-I) and was filed in the Chancery Court for the State of Tennessee in the 20th Judicial District at Nashville. The lawsuit alleges, among other things, that CapStar and its directors failed to disclose material facts in relation to the merger in violation of Tennessee law, CapStar’s directors breached their fiduciary duties under Tennessee law and Old National aided and abetted in the breach of those duties. The lawsuit seeks, among other things, an injunction preventing the consummation of the merger.
CapStar and Old National believe that the claims asserted in the lawsuit are without merit and intend to vigorously defend this action and any other action relating to the merger that may arise in the future.
For more information, see “The Merger — Litigation Relating to the Merger.”
Risk Factors (page 18)
You should carefully read and consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 18 and in CapStar’s and Old National’s respective Annual Reports on Form 10-K for the year ended December 31, 2022 and in other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in this proxy statement/prospectus that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in Old National’s or CapStar’s future filings with the SEC, in press releases, and in oral and written statements made by Old National or CapStar or with their respective approval that are not statements of historical fact and constitute forward‑looking statements within the meaning of the Act. These statements include, but are not limited to, descriptions of the merger, Old National’s and CapStar’s respective financial condition, results of operations, asset and credit quality trends, profitability and business plans or opportunities. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “should,” and “will,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer than anticipated to be realized; disruption to the parties’ businesses as a result of the announcement and pendency of the merger; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate each party’s businesses into the other’s businesses; the failure to obtain the necessary approvals by the shareholders of CapStar; the amount of the costs, fees, expenses and charges related to the merger; the ability of Old National to obtain required governmental approvals of the merger (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction); reputational risk and the reaction of each company’s customers, suppliers, employees or other business partners to the merger; the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the merger; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the dilution caused by Old National’s issuance of additional shares of its common stock in the merger; a material adverse change in the financial condition of CapStar or Old National; competition; government legislation, regulations and policies; the ability of Old National or CapStar to execute its business plan; unanticipated changes in Old National’s or CapStar’s liquidity position, including but not limited to changes in Old National’s or CapStar’s access to sources of liquidity and capital to address its liquidity needs; changes in economic conditions and economic and business uncertainty which could materially impact credit quality trends and the ability to generate loans and gather deposits; inflation and governmental responses to inflation, including increasing interest rates; market, economic, operational, liquidity, credit, and interest rate risks associated with Old National’s or CapStar’s business; Old National’s or CapStar’s ability to successfully manage its credit risk and the sufficiency of its allowance for credit losses; uncertainty about the discontinued use of LIBOR and the transition to an alternative rate; the potential impact of current and future business combinations on Old National’s or CapStar’s performance and financial condition, including such company’s ability to successfully integrate businesses and the success of revenue-generating and cost-reduction initiatives; failure or circumvention of Old National’s or CapStar’s internal controls; operational risks or risk management failures Old National or CapStar or critical third parties, including without limitation with respect to data processing, information systems, cybersecurity, technological changes, vendor issues, business interruption, and fraud risks; significant changes in accounting, tax or regulatory practices or requirements; new legal obligations or liabilities or unfavorable resolutions of litigation; disruptive technologies in payment systems and other services traditionally provided by banks; failure or disruption of our information systems; computer hacking and other cybersecurity threats; the effects of climate change on Old National or CapStar and their respective customers, borrowers, or service providers; political and economic uncertainty and instability; the impacts of pandemics, epidemics and other infectious disease outbreaks; other matters discussed in this prospectus; and other factors identified in filings with the SEC by Old National or CapStar. These forward-looking statements are made only as of the date of this prospectus and are not guarantees of future results, performance or outcomes.
Such forward-looking statements are based on assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect. Therefore, undue reliance should not be placed upon these estimates and statements. Neither Old National nor CapStar can assure that any of these statements, estimates, or beliefs will be realized and actual results or outcomes may differ from those contemplated in these forward-looking statements. Neither Old National nor CapStar undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this proxy statement/prospectus. You are advised to consult further disclosures Old National and CapStar may make on related subjects in their respective filings with the SEC.
Investors should consider these risks, uncertainties, and other factors in addition to risk factors included in Old National’s and CapStar’s respective Annual Reports on Form 10-K for the year ended December 31, 2022, and other filings with the SEC.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors relating to the consummation of the merger and to Old National following the merger in deciding how to vote for the proposals presented in this proxy statement/prospectus.
Because the market price of Old National common stock will fluctuate, CapStar shareholders cannot be certain of the market value of the merger consideration they will receive.
In the merger, each share of CapStar common stock issued and outstanding immediately prior to the effective time (except for treasury stock or shares owned by CapStar or Old National, in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) will receive the right to receive 1.155 shares of Old National common stock. No fractional shares of Old National shares will be issued in the merger and holders of CapStar common stock will be entitled to receive cash in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted for changes in the market price of Old National common stock or CapStar common stock. Changes in the price of Old National common stock or CapStar common stock between now and the time of the merger will affect the value that CapStar shareholders will receive in the merger. Neither Old National nor CapStar is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Old National common stock.
Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Old National’s or CapStar’s respective businesses, operations and prospects, the recent volatility in the prices of securities in global financial markets, including market prices of Old National, CapStar and other banking companies, regulatory considerations and tax laws, many of which are beyond Old National’s and CapStar’s control. Therefore, at the time of the CapStar special meeting, CapStar shareholders will not know the market value of the consideration that CapStar shareholders will receive at the effective time. You should obtain current market quotations for shares of Old National (NASDAQ: ONB) and CapStar (NASDAQ: CSTR).
The market price of Old National common stock after the merger may be affected by factors different from those currently affecting the shares of Old National common stock.
In the merger, CapStar shareholders will become Old National shareholders. Old National’s business differs from that of CapStar and certain adjustments may be made to Old National’s business as a result of the merger. Accordingly, the results of operations of the combined company and the market price of Old National common stock after the completion of the merger may be affected by factors different from those currently affecting the results of operations of Old National. For a discussion of the business of Old National and of certain factors to consider in connection with that business, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 84.
Combining Old National and CapStar may be more difficult, costly or time-consuming than expected, and the anticipated benefits and cost savings of the merger may not be realized.
Old National and CapStar have operated and, until the completion of the merger will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Old National’s and CapStar’s ability to successfully combine and integrate the businesses of Old National and CapStar in a manner that permits growth opportunities and does not materially disrupt existing customer relations or result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect Old National’s ability to successfully conduct its business, which could have an adverse effect on Old National’s financial results and the value of Old National’s common stock after the merger. If Old National and CapStar experience difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Old National and/or CapStar to lose customers or cause customers to remove their accounts from Old National and/or CapStar and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Old National and CapStar during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.
Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the merger may be completed, Old National and CapStar must obtain all necessary approvals or waivers from the OCC and the Federal Reserve Board. Other approvals, waivers or consents from regulators could also be required. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger — Regulatory Approvals Required for the Merger.” An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger.
Additionally, under the terms of the merger agreement, Old National and CapStar are not required to take actions or agree to conditions in connection with obtaining consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on Old National and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to CapStar and its subsidiaries, taken as a whole) (a “materially burdensome regulatory condition”). See “The Merger — Regulatory Approvals Required for the Merger.”
The combined company may be unable to retain CapStar personnel successfully after the merger is completed.
The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by CapStar. It is possible that these employees may decide not to remain with CapStar while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating CapStar to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Old National may not be able to locate suitable replacements for any key CapStar employees who leave the combined company or to offer employment to potential replacements on reasonable terms.
Certain of CapStar’s directors and executive officers have interests in the merger that may differ from the interests of CapStar shareholders.
CapStar shareholders should be aware that some of CapStar’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the other CapStar shareholders generally. These interests and arrangements may create potential conflicts of interest. The CapStar board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and in recommending that CapStar shareholders vote in favor of adopting and approving the merger agreement.
For a more complete description of these interests, see “The Merger — Interests of CapStar’s Directors and Executive Officers in the Merger.”
Termination of the merger agreement could negatively impact Old National or CapStar.
If the merger agreement is terminated, there may be various adverse consequences and CapStar and/or Old National may experience negative reactions from the financial markets and from their respective customers and employees. For example, Old National’s or CapStar’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Old National common stock or CapStar common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, CapStar may be required to pay Old National a termination fee of $11,250,000.
Old National and CapStar will be subject to business uncertainties and contractual restrictions while the merger is pending, which could disrupt Old National’s and CapStar’s relationships with their customers, suppliers, business partners and others, as well as their operating results and business generally.
Whether or not the merger is ultimately consummated, uncertainty about the effect of the merger on employees and customers may have an adverse effect on Old National and CapStar and, consequently, the combined company. These uncertainties may impair Old National’s and CapStar’s ability to attract, retain, and motivate key personnel until the merger is completed, and could cause customers and others that deal with Old National or CapStar to seek to change existing business relationships with Old National or CapStar, respectively. Retention of certain employees by CapStar and Old National may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration, or a desire not to remain with CapStar or Old National and, ultimately, the combined company, the combined company’s business could be harmed. In addition, subject to certain exceptions, CapStar and Old National has each agreed to operate its business in the ordinary course and use commercially reasonable efforts to preserve its business organization, employees and business relationships prior to closing. See “The Merger Agreement — Covenants and Agreements” for a description of the restrictive covenants applicable to CapStar and Old National.
The shares of Old National common stock to be received by CapStar shareholders as a result of the merger will have different rights from the shares of CapStar common stock.
In the merger, CapStar shareholders will become Old National shareholders and their rights as Old National shareholders will be governed by Indiana law and the governing documents of Old National following the merger. The rights associated with Old National common stock are different from the rights associated with CapStar common stock. See “Comparison of Shareholders’ Rights” beginning on page 75 for a discussion of the different rights associated with Old National common stock.
CapStar and Old National are expected to incur significant costs related to the merger and integration. If the merger is not completed, Old National and CapStar will have incurred substantial expenses without realizing the expected benefits of the merger.
Each of Old National and CapStar has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, filing fees and other regulatory fees, printing costs and other related costs. Some of these costs are payable by either CapStar or Old National regardless of whether or not the merger is completed. If the merger is not completed, Old National and CapStar would have to recognize these expenses without realizing the expected benefits of the merger.
The merger agreement limits CapStar’s ability to pursue alternative acquisition proposals, requires CapStar to pay a termination fee of $11,250,000 under limited circumstances, including circumstances relating to acquisition proposals, and may discourage other companies from trying to acquire CapStar.
The merger agreement prohibits CapStar from initiating, soliciting, knowingly encouraging or knowingly facilitating certain alternative third-party acquisition proposals. See “The Merger Agreement — Agreement Not to Solicit Other Offers.” The merger agreement also provides that CapStar will be required to pay a termination fee to Old National in the amount of $11,250,000 in the event that the merger agreement is terminated under certain circumstances, including an adverse recommendation change by the CapStar board of directors. See “The Merger Agreement — Termination Fee.” These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of CapStar from considering or proposing such an acquisition.
The future results of the combined company following the merger may suffer if the combined company does not effectively manage its expanded operations.
Following the merger, the size of the business of the combined company will increase beyond the current size of either Old National’s or CapStar’s businesses. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental authorities as a result of the increased size of its business and the merger. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, revenue enhancement or other benefits currently anticipated from the merger.
CapStar shareholders will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management, as compared to their ownership and voting interests in CapStar.
CapStar shareholders currently have the right to vote in the election of the board of directors and on other matters affecting CapStar. Upon completion of the merger, each CapStar shareholder who receives shares of Old National common stock will become an Old National shareholder, with a percentage ownership of Old National that is smaller than such shareholder’s current percentage ownership of CapStar. Based on the number of shares of CapStar common stock outstanding on October 26, 2023, the date of the merger agreement, and the shares of Old National common stock expected to be issued in the merger, the CapStar shareholders as a group will receive shares in the merger constituting approximately 7.6% of the outstanding shares of Old National common stock immediately after the merger. As a result, current Old National shareholders as a group will own approximately 92.4% of the outstanding shares of Old National common stock immediately after the merger. Because of this, CapStar shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of CapStar.
The fairness opinion received by the CapStar board of directors from Morgan Stanley has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of such opinion.
The fairness opinion of Morgan Stanley was rendered to the CapStar board of directors on October 26, 2023. Changes in the operations and prospects of CapStar, general market and economic conditions and other factors which may be beyond the control of CapStar may have altered the value of CapStar or the sale prices of shares of CapStar common stock as of the date of this proxy statement/prospectus, or may alter such value and sale prices by the time the merger is completed. The opinion from Morgan Stanley, dated October 26, 2023 and attached to this proxy statement/prospectus as Annex C, does not speak as of any date other than the date of such opinion.
Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of Old National and CapStar.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Shareholders of CapStar may file lawsuits against Old National, CapStar and/or the directors and officers of either company in connection with the merger. As of January 22, 2024, one putative shareholder lawsuit related to the merger has been filed. For additional information, see the section entitled “The Merger — Litigation Relating to the Merger.” One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting Old National or CapStar defendants from completing the merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to Old National and/or CapStar, including any cost associated with the indemnification of directors and officers of each company. Old National and CapStar may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of Old National and CapStar and could prevent or delay the completion of the merger.
CapStar shareholders will not have appraisal or dissenters’ rights in the merger.
Appraisal or dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Pursuant to Tennessee law, holders of CapStar common stock will not be entitled to dissenters’ or appraisal rights in the merger with respect to their shares of CapStar common stock.
Risks Relating to CapStar’s Business
You should read and consider risk factors specific to CapStar’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in CapStar’s Annual Report on Form 10-K for the year ended December 31, 2022 and in other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus.
Risks Relating to Old National’s Business
You should read and consider risk factors specific to Old National’s business that will also affect the combined company after the merger and ownership of Old National common stock. These risks are described in the sections entitled “Risk Factors” in Old National’s Annual Report on Form 10-K for the year ended December 31, 2022 and in other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus.

INFORMATION ABOUT THE CAPSTAR SPECIAL MEETING
This section contains information for holders of CapStar common stock about the special meeting that CapStar has called to allow holders of CapStar common stock to consider and vote on the merger agreement and other related matters. This proxy statement/prospectus is accompanied by a notice of the special meeting of holders of CapStar common stock and a form of proxy card that the CapStar board of directors is soliciting for use by the holders of CapStar common stock at the special meeting and at any adjournments or postponements of the special meeting.
Time, Date, and Place
The CapStar special meeting will be held on Thursday, February 29, 2024 at 10 a.m., Central Time, at the Tennessee Bankers Association, located at 211 Athens Way #100, Nashville, Tennessee 37228. Even if you plan to attend the CapStar special meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the special meeting.
Matters to Be Considered
At the CapStar special meeting, holders of CapStar common stock will be asked to consider and vote on the following proposals:
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the merger proposal;

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the compensation proposal; and

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the adjournment proposal.

Recommendation of CapStar’s Board of Directors
The CapStar board of directors unanimously recommends that CapStar shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal, and “FOR” the adjournment proposal. For the factors considered by the CapStar board of directors in reaching its decision to adopt and approve the merger agreement, see “The Merger —  CapStar’s Reasons for the Merger; Recommendation of CapStar’s Board of Directors.”
Record Date and Quorum
The CapStar board of directors has fixed the close of business on January 22, 2024 as the record date for the CapStar special meeting. Only holders of record of CapStar common stock as of the close of business on the record date are entitled to notice of, and to vote at, the CapStar special meeting, or any adjournment or postponement thereof.
A majority of the voting power of the outstanding shares entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.
Each holder of CapStar common stock is entitled to cast one (1) vote on each matter voted on at the special meeting for each share of CapStar common stock that such holder owned of record as of the record date. As of the close of business on the record date for the CapStar special meeting, there were [      ] outstanding shares of CapStar common stock.
An executive officer and each of the directors of CapStar, who are also shareholders of CapStar, have entered into shareholder voting agreements pursuant to which they have agreed to vote in favor of the approval and adoption of the merger agreement, subject to the terms of the shareholder voting agreement. As of the record date for the CapStar special meeting, the executive officer and directors collectively and beneficially owned approximately [      ]% of the outstanding shares of CapStar common stock.

We currently expect that the other CapStar executive officers will vote their shares in favor of the merger agreement and the other proposals to be considered at the special meeting, although none of them has entered into any agreements obligating them to do so.
Required Vote
Merger proposal
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Vote required:   Approval of the merger proposal requires the affirmative vote of a majority of all issued and outstanding shares of CapStar entitled to vote thereon.

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Effect of abstentions and broker non-votes:   If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Compensation proposal
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Vote required:   Approval of the compensation proposal requires the votes cast at the special meeting favoring the proposal to exceed the votes cast opposing the proposal.

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Effect of abstentions and broker non-votes:   If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the merger proposal, it will have no effect on the outcome of the proposal.

Adjournment proposal
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Vote required:   Approval of the adjournment proposal requires the votes cast at the special meeting favoring the proposal to exceed the votes cast opposing the proposal.

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Effect of abstentions and broker non-votes:   If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, it will have no effect on the outcome of the proposal.

How to Attend and Vote
Your proxy card is your admission ticket. When you arrive at the CapStar special meeting, you will be asked to present photo identification, such as a driver’s license. If you are a beneficial owner of CapStar common stock held by a bank, broker, or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your CapStar common stock held in nominee name in person, you must get a “legal proxy” in your name from the bank, broker, or other nominee that holds your shares. CapStar reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the CapStar special meeting is prohibited without CapStar’s express written consent.
Proxies
A holder of CapStar common stock may vote by proxy or in person at the CapStar special meeting. If you hold your shares of CapStar common stock in your name as a holder of record, to submit a proxy, you, as a holder of CapStar common stock, may use one of the following methods:
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By telephone:   by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

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Through the Internet:   by visiting the website indicated on the accompanying proxy card and following the instructions.

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By mail:   by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

If you intend to submit your proxy by mail, your completed proxy card must be received prior to the special meeting.
CapStar requests that holders of CapStar common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to CapStar as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of CapStar common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.
If a holder’s shares are held in “street name” by a bank, broker, or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the special meeting in person. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may subsequently revoke your proxy.
Revocation of Proxies
If you are the record holder of CapStar common shares, you may revoke your proxy in any of the following ways:

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Re-submitting your vote via the Internet or by telephone;

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Submitting another properly completed proxy card bearing a later date which is received prior to the meeting date;

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Attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting; or

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Submitting a written notice that you are revoking your proxy. The notice must be sent to 1201 Demonbreun Street, Suite 700, Nashville, Tennessee 37203, Attention: Corporate Secretary, and must be received by 11:59 p.m., Central Time on February 26, 2024.

If your shares are held by a broker, bank, or other nominee, you should contact your broker, bank, or other nominee to change your vote.
Attendance at the special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by CapStar after the vote will not affect the vote. If the special meeting is postponed or adjourned, it will not affect the ability of holders of CapStar common stock of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Solicitation of Proxies
CapStar will be responsible for all of the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. To assist in the solicitation of proxies, CapStar has retained Mediant Communications, Inc. — a BetaNXT Company, for a fee of approximately $10,000 plus approximately $2,000 for certain intermediary fees. CapStar may also request banks, brokers, and other intermediaries holding shares of CapStar common stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of CapStar. No additional compensation will be paid to CapStar’s directors, officers or employees for solicitation.

Other Matters to Come Before the Special Meeting
CapStar management knows of no other business to be presented at the special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the board of directors’ recommendations.
Questions and Additional Information
If you have any questions about the special meeting, this proxy statement/prospectus, or your ownership of CapStar common stock, please contact (i) CapStar Financial Holdings, Inc., by mail at 1201 Demonbreun Street, Suite 700, Nashville, Tennessee 37203, Attention: Investor Relations, by email at ir@capstarbank.com or by telephone at (615) 732-6455 or (ii) CapStar’s proxy solicitor, Mediant Communications, Inc. — a BetaNXT Company, by calling toll free at 888-879-6695.

CAPSTAR PROPOSALS
Proposal No. 1 — Merger Proposal
CapStar is asking holders of CapStar common stock to adopt and approve the merger agreement. Holders of CapStar common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, CapStar’s board of directors has determined and declared that the merger agreement, the merger, and the transactions contemplated by the merger agreement are advisable and in the best interests of CapStar and its shareholders, has unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See “The Merger —  CapStar’s Reasons for the Merger; Recommendation of CapStar’s Board of Directors.”
The CapStar board of directors unanimously recommends that CapStar shareholders vote “FOR” the merger proposal.
Proposal No. 2 — Compensation Proposal
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, CapStar is seeking a non-binding, advisory shareholder approval of the compensation of its named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger — Interests of CapStar’s Directors and Executive Officers in the Merger — Quantification of Payments and Benefits to CapStar’s Named Executive Officers.” The proposal gives holders of CapStar common stock the opportunity to vote, on a non-binding, advisory basis, on the merger-related compensation that may be paid or become payable to CapStar’s named executive officers.
The CapStar board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement/prospectus, and is asking holders of CapStar common stock to vote “FOR” the adoption of the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to the CapStar named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger — Interests of CapStar’s Directors and Executive Officers in the Merger — Quantification of Payments and Benefits to CapStar’s Named Executive Officers” are hereby APPROVED.”
The vote on the compensation proposal is a vote separate and apart from the votes on the merger proposal and the adjournment proposal. Accordingly, if you are a holder of CapStar common stock, you may vote to approve the merger proposal and/or the adjournment proposal and vote not to approve the compensation proposal, and vice versa. The approval of the compensation proposal by holders of CapStar common stock is not a condition to the completion of the merger. Because the vote on the compensation proposal is advisory only, it will not be binding on CapStar or Old National. Accordingly, because CapStar is contractually obligated to make these payments if the merger is completed, the merger-related compensation will be paid to CapStar’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements.
The CapStar board of directors unanimously recommends that CapStar shareholders vote “FOR” the compensation proposal.
Proposal No. 3 — Adjournment Proposal
The CapStar special meeting may be adjourned to another time, if necessary or appropriate and in accordance with the merger agreement, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.

If, at the CapStar special meeting, the number of shares of CapStar common stock present or represented and voting in favor of the merger proposal is insufficient to approve such proposal, CapStar intends to move to adjourn the CapStar special meeting in order to solicit additional proxies for the approval of the merger proposal to the extent permitted under the merger agreement. Approval of the adjournment proposal requires the affirmative vote of the majority of the votes cast with respect to the proposal.
The CapStar board of directors unanimously recommends that CapStar shareholders vote “FOR” the adjournment proposal.

INFORMATION ABOUT OLD NATIONAL BANCORP
Old National Bancorp is the financial holding company of Old National Bank, which is the sixth largest commercial bank headquartered in the Midwest. With approximately $49 billion of assets and $28 billion of assets under management, Old National ranks among the top 30 banking companies headquartered in the U.S. Tracing its roots to 1834, Old National Bank has focused on community banking by building long-term, highly valued partnerships with clients and in the communities it serves. In addition to providing extensive services in retail and commercial banking, Old National offers comprehensive wealth management, investment, and capital market services. Old National’s corporate headquarters and principal executive office are located in Evansville, Indiana with commercial and consumer banking operations headquartered in Chicago, Illinois.
Old National Bank operates approximately 250 banking centers located primarily throughout the Midwestern United States, including Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota, and Wisconsin. It earns interest income on loans as well as fee income from the origination of loans, wealth management and investment services, treasury management and other fee-based services. Lending activities include loans to individuals, which primarily consist of home equity lines of credit, residential real estate loans, and consumer loans, and loans to commercial clients, which include commercial loans, commercial real estate loans, agricultural loans, letters of credit, and lease financing. Residential real estate loans are either kept in its loan portfolio or sold to secondary investors, with gains or losses from the sales being recognized. In addition to providing lending and deposit services, Old National offers comprehensive wealth management, investment, and foreign currency services. For businesses, it provides treasury management, merchant, and capital markets services as well as community development lending and equity investment solutions intended to produce jobs and revitalize communities in which it operates.
Old National’s common stock is traded on NASDAQ under the symbol “ONB.” The principal executive offices of Old National are located at One Main Street, Evansville, Indiana 47708, and its telephone number is (800) 731-2265.

INFORMATION ABOUT CAPSTAR FINANCIAL HOLDINGS, INC.
CapStar is a bank holding company that is headquartered in Nashville, Tennessee. CapStar operates primarily through its wholly owned subsidiary, CapStar Bank, a Tennessee-chartered state bank. CapStar Bank was incorporated in the State of Tennessee in 2007 and acquired a state charter in 2008 which was accomplished through a de novo application with the TDFI and the Federal Reserve Bank of Atlanta. Upon approval of its charter, CapStar Bank opened for business to the public on July 14, 2008. CapStar was incorporated in 2015 and, on February 5, 2016, completed a share exchange with CapStar Bank’s shareholders that resulted in CapStar Bank becoming a wholly owned subsidiary of CapStar.
CapStar Bank provides traditional banking and other financial services through its 22 banking centers and 365 full time employees (as of November 30, 2023). As of September 30, 2023, CapStar had total assets of approximately $3.26 billion, total deposits of approximately $2.8 billion, and total net loans of approximately $2.3 billion.
The primary products and services provided by CapStar Bank are:
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Commercial Banking — CapStar Bank offers a full range of banking services to businesses and professionals, including deposit and savings accounts, treasury management services, as well as financing for commercial and industrial needs, owner-occupied real estate, construction and land development, and non-owner-occupied income producing real estate some of which are sold in the secondary market.

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Consumer Banking — CapStar Bank offers a full range of banking services to individuals, including deposit and savings accounts as well as residential real estate loans, home equity loans, and other consumer loans some of which are sold in the secondary market.

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Wealth Management — CapStar Bank specializes in helping individuals develop sound retirement strategies.

CapStar’s executive offices are located at 1201 Demonbreun Street, Suite 700, Nashville, Tennessee 37203. CapStar’s telephone number is (615) 732-6400 and its website is http://www.capstarbank.com.

THE MERGER
Terms of the Merger
Each of the Old National board of directors and the CapStar board of directors has unanimously approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, CapStar will merge with and into Old National, with Old National as the surviving corporation, which is referred to as the merger. Following the merger, CapStar Bank will merge with and into Old National Bank, with Old National Bank as the surviving bank, which is referred to as the bank merger.
Each share of CapStar common stock issued and outstanding immediately prior to the effective time, except for treasury stock or certain shares owned by Old National or CapStar, will be converted into the right to receive 1.155 shares of Old National common stock. CapStar stockholders who would otherwise be entitled to a fraction of a share of Old National common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the Old National closing share value.
As a result of the foregoing, based on the number of shares of Old National common stock and CapStar common stock outstanding as of October 26, 2023, the date of the merger agreement, it is expected that Old National shareholders will hold approximately 92.4%, and CapStar shareholders will hold approximately 7.6%, of the shares of the combined company outstanding immediately after the effective time of the merger, which we refer to as the effective time.
CapStar’s shareholders are being asked to approve and adopt the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about conditions to the completion of the merger and provisions for terminating or amending the merger agreement. Old National shareholders are not entitled to voting rights in connection with the merger.
Background of the Merger
In connection with CapStar’s ongoing evaluation of its long-term prospects, CapStar’s senior management and board of directors regularly assess CapStar’s business objectives and strategies, in light of several factors, including the macroeconomic and banking industry climate and expectations, all with the goal of enhancing long-term value for CapStar’s shareholders. As a part of this review, CapStar’s senior management and board of directors consider and evaluate various strategic alternatives, including performance improvement, organic growth, capital allocation, acquisitions and business combination transactions.
Over the years, CapStar’s senior management and board of directors have had discussions with investment bankers and financial institutions in an effort to maintain knowledge of the relevant market for business combinations and to gauge the potential interest level and suitability of various financial institutions with respect to exploring a business combination with CapStar. These contacts have occurred through formal and informal meetings and telephone calls and impromptu meetings at investor conferences, banking industry conferences and social settings, and have been preliminary and exploratory in nature.
On September 7, 2022, CapStar’s board of directors held its annual strategic planning session, in which it reviewed CapStar’s financial performance and discussed various strategic alternatives available to CapStar with CapStar’s senior management. CapStar’s board of directors authorized CapStar’s senior management to continue pursuing CapStar’s organic growth strategy, while also exploring the potential for a strategic transaction with a similarly-sized bank, with the goal of increasing scale and shareholder liquidity, diversifying operating risks, and improving CapStar’s funding profile.
Subsequently, Timothy K. Schools, CapStar’s Chief Executive Officer, held preliminary discussions with financial advisors regarding potential parties who would be interested and suitable for a strategic transaction with CapStar. However, during the first half of 2023, with the rapid increase in interest rates, bank failures and their associated impact on the community bank industry, CapStar’s and other parties’ senior management teams were focused primarily on weathering through the challenging economic environment.
The CapStar board of directors held a regularly scheduled meeting on July 19, 2023, in which Mr. Schools reviewed with CapStar’s board of directors the merits and considerations with respect to various strategic alternatives in light of the macroeconomic environment. The CapStar board of directors authorized CapStar management to solicit and engage in discussions with counterparties regarding a potential strategic transaction and determined to form an ad hoc committee (the “Strategic Alternatives Committee”) to provide oversight and guidance as to CapStar’s evaluation of strategic alternatives and to provide the CapStar board of directors with its recommendation regarding any potential strategic transaction. The Strategic Alternatives Committee was subsequently comprised of the following directors: Jay Turner (Chair), Earl Bentz, Pete Delay, Tom Flynn, Harrison Frist, L.A. Green, Mr. Schools and Steve Smith. The CapStar board of directors also authorized CapStar’s senior management to engage Morgan Stanley & Co. LLC (“Morgan Stanley”) as CapStar’s financial advisor and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) as CapStar’s legal advisor, in each case in connection with any potential strategic transaction.
Following the formation of the Strategic Alternatives Committee, senior management, the Strategic Alternatives Committee and CapStar’s financial and legal advisors regularly met and engaged in discussions regarding the process of considering a potential strategic alternative, and also reported to and discussed with the full board of directors at each board meeting.
Throughout August 2023, CapStar’s financial advisor and senior management engaged in exploratory conversations with several potentially interested parties, including two financial institutions that we refer to as “Financial Institution A” and “Financial Institution B”, regarding a potential strategic transaction involving CapStar. Other than as noted below, these discussions did not advance beyond the preliminary stage or result in any specific proposals or provision of diligence materials.
In late August, Financial Institution A submitted to CapStar a nonbinding written indication of interest, in which Financial Institution A proposed to acquire CapStar in an all-stock transaction. Also during this time, Financial Institution B provided a verbal indication of interest to CapStar’s Chief Executive Officer and Morgan Stanley, regarding a transaction in which Financial Institution B would acquire CapStar in an all-stock transaction.
On August 30, 2023, the Strategic Alternatives Committee held a meeting, which was attended by members of CapStar’s senior management and representatives of Morgan Stanley and Wachtell Lipton. At this meeting, members of CapStar’s senior management and representatives from Morgan Stanley provided the Strategic Alternatives Committee with their views regarding a potential transaction with Financial Institution A and Financial Institution B and the level of interest shown by other potentially interested counterparties, including the likelihood of such parties being in a position to provide an indication of interest for an acquisition of CapStar in the near term. Following discussions with CapStar’s senior management and representatives of Morgan Stanley, the Strategic Alternatives Committee determined that the indication of interest from Financial Institution A provided an adequate basis to have further discussions with Financial Institution A and authorized CapStar senior management and representatives of Morgan Stanley to do so while also continuing to explore other potentially interested parties. The Strategic Alternatives Committee also authorized Morgan Stanley to initiate discussions with Old National and a financial institution, which we refer to as “Financial Institution C”, regarding a potential strategic transaction.
Thereafter, over the following weeks, Morgan Stanley, at the direction of the Strategic Alternatives Committee, made contact with several other potentially interested parties. In addition, the Strategic Alternatives Committee met regularly together with CapStar’s senior management and CapStar’s financial and legal advisors. Following these discussions, the Strategic Alternatives Committee authorized management and CapStar’s advisors to proceed with discussions with Financial Institution A, Financial Institution C and Old National, in an effort to determine their level of interest in pursuing a strategic transaction with CapStar.
On September 19, September 20 and September 22, CapStar and each of Financial Institution A, Financial Institution C and Old National, respectively, entered into a customary mutual confidentiality agreement. The mutual confidentiality agreements did not contain any standstill provisions. CapStar did not enter into any exclusivity arrangements with any financial institution throughout this strategic review process. Upon execution of each of the confidentiality agreements, CapStar granted the three financial institutions access to the electronic data room containing preliminary information on CapStar and its subsidiaries. The electronic data room was iteratively updated with additional due diligence information throughout the ensuing transaction process.
At the direction of the Strategic Alternatives Committee, Morgan Stanley also provided the three financial institutions with a process letter which, among other things, requested that the parties submit their written nonbinding proposal for a potential transaction with CapStar by October 9, 2023.
Between September 22 and October 9, 2023, members of CapStar’s senior management held in-person meetings with members of Old National management and provided responsive materials in the electronic data room in connection with Old National’s due diligence review of CapStar. The additional materials uploaded to the electronic data room in response to Old National’s diligence requests were viewable by Financial Institution A and Financial Institution C. Financial Institution A and Financial Institutional C did not request diligence meetings with CapStar’s senior management or additional diligence materials beyond what was made available to them in the electronic data room.
On October 9, 2023, each of Financial Institution A and Old National submitted to CapStar a nonbinding indication of interest for a proposed acquisition of CapStar. Financial Institution C did not submit a proposal. Old National’s indication of interest proposed to acquire CapStar in an all-stock transaction at a fixed exchange ratio of 1.1240 Old National common shares for each CapStar common share, representing an implied premium of approximately 10% based on the closing price of Old National’s and CapStar’s common shares on October 9, 2023. Financial Institution A’s indication of interest proposed to acquire CapStar in an all-stock transaction at the same proposed exchange ratio as its August 29 non-binding indication of interest. Based on the closing prices of CapStar’s and Financial Institution A’s common shares on October 9, 2023, Financial Institution A’s proposal represented an implied premium of approximately 2%.
On October 11, 2023, the Strategic Alternatives Committee held a meeting, with members of CapStar senior management and representatives of Morgan Stanley and Wachtell Lipton in attendance, to review the proposals received by CapStar. Members of CapStar’s senior management and representatives of Morgan Stanley compared and offered their perspectives on the proposals received from Financial Institution A and Old National, including, among other things, with respect to the implied valuation for CapStar, the consideration proposed, dividend impact, rationale and strategy, impact on employees, anticipated branch closures, likelihood of shareholder and regulatory approvals, timing for closing and material conditions. Taking into account various considerations, including the fact that Old National had provided an offer with a substantially higher implied price for CapStar, Old National had historically paid higher dividends than Financial Institution A and the level of interest and commitment demonstrated by Old National and progress made by Old National in its due diligence review of CapStar, the Strategic Alternatives Committee determined that it was in the best interest of CapStar shareholders to focus on negotiations with Old National and that further negotiations with Financial Institution A and Financial Institution C were unlikely to lead to a better offer for CapStar than the transaction with Old National. Accordingly, the Strategic Alternatives Committee authorized CapStar’s senior management to advance negotiations with Old National with a view towards finalizing definitive transaction documentation and mutual due diligence prior to CapStar’s earnings call for the third quarter, which was scheduled for October 27, 2023, and seek an improved valuation for CapStar from Old National, if possible. The Strategic Alternatives Committee also authorized CapStar’s senior management and Morgan Stanley to discontinue any further discussion with Financial Institution A and Financial Institution C.
On October 11, 2023, at the direction of the Strategic Alternatives Committee, Morgan Stanley provided to Old National an initial draft of the merger agreement prepared by Wachtell Lipton.
Shortly thereafter, Mr. Schools had a call with Mr. Jim Ryan, the Chief Executive Officer of Old National, regarding the potential transaction, in which, among other things, Mr. Schools requested Mr. Ryan to consider increasing the exchange ratio from 1.124 Old National shares for each outstanding CapStar share to 1.155 Old National shares for each outstanding CapStar share.

During October 2023, CapStar and Old National engaged in meetings and exchanged information regarding mutual due diligence.
During the week of October 16, 2023, CapStar and Old National reached alignment on the timeline for completing mutual due diligence and finalizing definitive transaction documents and agreed to work towards announcing a transaction on October 26, 2023.
During this time, there were several discussions among representatives of CapStar and Old National, along with their respective financial and legal advisors regarding the exchange ratio, merger agreement terms, due diligence and other matters related to the potential transaction.
On October 23, 2023, the Strategic Alternatives Committee held a meeting, with members of CapStar’s senior management and representatives of Morgan Stanley and Wachtell Lipton in attendance, to review the ongoing negotiations with Old National and CapStar’s reverse due diligence of Old National.
During the period from October 23, 2023 to October 26, 2023, representatives of Old National and CapStar continued to negotiate the merger agreement.
On October 25, 2023, the CapStar board of directors and the CapStar Bank board of directors held a regularly scheduled meeting, which was also attended by members of CapStar management and representatives of Morgan Stanley and Wachtell Lipton. At this meeting, representatives of Morgan Stanley reviewed the financial aspects of the transaction with Old National at the proposed exchange ratio of 1.155 shares of Old National for each outstanding share of CapStar. Representatives of Wachtell Lipton also reviewed the fiduciary duties of the directors in the context of this strategic transaction and summarized the terms and conditions of the transaction agreements. Following extensive discussion and questions and answers, Morgan Stanley rendered its oral opinion to the CapStar board of directors, which was subsequently confirmed by delivery of a written opinion, dated October 26, 2023, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on review undertaken by Morgan Stanley as set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of CapStar common stock. See the section entitled “— Opinion of CapStar’s Financial Advisor” for more information. After considering the proposed terms of the merger agreement and the merger and the various presentations made to the CapStar board of directors by its financial and legal advisors, and taking into consideration the matters discussed during the meeting and prior meetings of the CapStar board of directors, including consideration of the factors described under “— Recommendation of the CapStar Board of Directors and CapStar’s Reasons for the Merger,” the CapStar board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of CapStar and its shareholders, resolved to adopt and approve the merger agreement and the merger (subject to finalization of the merger agreement on the terms described at the meeting), to authorize management to execute the merger agreement, to submit the merger to a vote of CapStar shareholders, and to recommend to CapStar’s shareholders that they approve the merger agreement.
On October 26, 2023, CapStar and Old National executed the merger agreement and Old National entered into voting agreements with all directors and an officer of CapStar requiring the directors and officer to vote their respective shares of CapStar common stock in favor of the merger agreement.
After the close of trading on October 26, 2023, Old National and CapStar issued a joint press release to publicly announce the execution of the merger agreement and Old National held an investor call relating to the announced transaction with CapStar.
CapStar’s Reasons for the Merger; Recommendation of CapStar’s Board of Directors
The CapStar board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of CapStar and its shareholders. In reaching its determination, the CapStar board of directors consulted with CapStar’s senior management, as well as with CapStar’s financial and legal advisors, and considered numerous factors, including the following material factors:

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the extensive and lengthy review undertaken by the CapStar board and management, with the assistance of financial and legal advisors, with respect to the strategic alternatives available to CapStar for enhancing value over the long term and the potential risks, rewards and uncertainties associated with such alternatives, and the CapStar board of directors’ firm belief that the merger with Old National was the best option available to CapStar and its shareholders;

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the CapStar board of directors’ views with respect to the value of the merger consideration to CapStar shareholders, including that Old National had the highest actionable proposal which was the result of a robust competitive process;

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a review of the prospects and risks of CapStar remaining independent, including the challenges of the current and anticipated financial, operating, and regulatory environment;

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the fact that 100% of the merger consideration will be in Old National common stock, which has higher average daily trading volume than CapStar common stock and offers CapStar shareholders the opportunity to participate as shareholders of Old National in the future earnings and performance of the combined company, which will be a larger, more diversified banking franchise;

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the anticipated pro forma financial impact of the merger on the combined company, including future profitability, balance sheet and liquidity profile of the combined company;

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the anticipated earnings per share accretion for CapStar shareholders as a result of the merger;

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the anticipated dividend per share accretion for CapStar shareholders as a result of the merger;

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the business, earnings, financial condition, credit quality, capital levels, management, culture, stock performance, and prospects of Old National, taking into account the favorable results of CapStar’s due diligence of Old National;

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the views of the CapStar board of directors with respect to the complementary aspects of the businesses and cultures of CapStar and Old National, geographic dispersion of CapStar’s and Old National’s branch offices compared to CapStar’s current branch network, business lines and compatibility of management philosophies with respect to credit quality;

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the views of the CapStar board of directors that both parties have comparable reputations in their respective markets for a strong corporate and customer service culture;

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the views of the CapStar board of directors as to the likelihood that the regulatory approvals necessary to complete the merger would be obtained;

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the fact that Old National is an experienced acquiror with strong relationships with regulators;

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the ability of the CapStar board of directors to change its recommendation that CapStar shareholders vote in favor of approval of the merger agreement, subject to the terms and conditions set forth in the merger agreement;

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the opinion of Morgan Stanley, dated October 26, 2023, to the CapStar board of directors to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the exchange ratio pursuant to the merger agreement consisting of 1.155 shares of Old National common stock to be received by the holders of shares of CapStar common stock in the merger was fair from a financial point of view, to such holders, as more fully described below under the section entitled “Opinion of CapStar’s Financial Advisor”; and

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the terms of the merger agreement, including the limited closing conditions and the expected tax treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code for United States federal income tax purposes.

The CapStar board of directors also considered a variety of risks and other potentially negative factors concerning the merger, including the following material factors:
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that the exchange ratio for the merger consideration is fixed, so that if the market price of Old National common stock is lower at the time of the closing of the merger, the economic value of the per share merger consideration to be received by CapStar’s shareholders in exchange for their shares of CapStar common stock will also be lower;
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the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of CapStar’s ongoing business and in the loss of customers for the combined company;

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the fact that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, including the risk that certain regulatory approvals, the receipt of which is a condition to the consummation of the merger, might not be obtained, and, as a result, that the merger might not be consummated or may be subject to delay;

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the fact that CapStar’s officers and employees would have to focus on actions required to complete the merger, which would divert their attention from CapStar’s day-to-day business, and that CapStar will incur substantial transaction costs even if the merger is not consummated;

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the risk that potential benefits and synergies sought in the merger might not be realized or might not be realized within the expected time period, and the risks associated with the integration of the two companies;

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the restrictions on the conduct of CapStar’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions;

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the possibility of shareholder litigation relating to the merger;

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the fact that the merger agreement includes certain provisions that prohibit CapStar from soliciting alternative transactions and from taking certain actions in response to unsolicited proposals for alternative transactions;

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CapStar’s obligation to pay Old National a termination fee of $11.25 million in certain circumstances and discussed further under the section titled “The Merger Agreement — Termination Fee”; and

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the interests of certain of CapStar’s directors and executive officers in the merger that are different from or in addition to those of CapStar shareholders generally, as more fully described under the section titled “— Interests of CapStar’s Directors and Executive Officers in the Merger.”

In reaching its conclusion, the CapStar board of directors did not find it practical to assign, and did not assign, any relative or specific weight to the different factors that were considered, and individual members of the CapStar board of directors may have given different weight to different factors. The CapStar board of directors considered all of the information and factors presented, including the potential risks, uncertainties, advantages and disadvantages associated with the merger, in the aggregate rather than separately, and determined the benefits of the merger to outweigh the potential risks, uncertainties, and disadvantages associated with the merger and to be favorable to and support its determination.
This explanation of the reasoning of the CapStar board of directors and all other information presented in this section are forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
For the reasons set forth above, the CapStar board of directors unanimously recommends that CapStar shareholders vote “FOR” the merger proposal.
Opinion of CapStar’s Financial Advisor
CapStar retained Morgan Stanley to provide it with financial advisory services in connection with a possible merger with Old National, and, if requested by CapStar, a financial opinion with respect thereto. CapStar selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of CapStar. Morgan Stanley rendered to the CapStar board of directors at its special meeting on October 25, 2023, its oral opinion, subsequently confirmed by delivery of a written opinion dated October 26, 2023, that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to holders of the shares of CapStar common stock (other than the Excluded Shares).
The full text of the written opinion of Morgan Stanley, dated October 26, 2023, is attached as Annex C and incorporated by reference into this proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Shareholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the CapStar board of directors and addresses only the fairness, from a financial point of view, to holders of shares of CapStar common stock (other than the Excluded Shares) of the exchange ratio pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation to shareholders of CapStar as to how to vote at any shareholders meeting held with respect to the merger or any other matter, or whether to take any other action with respect to the merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. In addition, the opinion does not in any manner address the price at which Old National common stock will trade following the consummation of the merger or at any time.
For purposes of rendering its opinion, Morgan Stanley, among other things:
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reviewed certain publicly available financial statements and other business and financial information of CapStar and Old National, respectively;

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reviewed certain internal financial statements and other financial and operating data concerning CapStar;

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reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of CapStar and Old National, respectively;

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discussed the past and current operations and financial condition and the prospects of CapStar, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of CapStar;

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reviewed the pro forma impact of the merger on Old National’s earnings per share, consolidated capitalization and certain financial ratios;

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reviewed the reported prices and trading activity for CapStar common stock and Old National common stock;

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compared the financial performance of CapStar and Old National and the prices and trading activity of CapStar common stock and Old National common stock with that of certain other publicly-traded companies comparable with CapStar and Old National, respectively, and their securities;

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reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

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participated in certain discussions and negotiations among representatives of CapStar and Old National and their financial and legal advisors;

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reviewed the merger agreement and certain related documents; and

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performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by CapStar and Old National, and formed a substantial basis for its opinion.
At CapStar’s direction, (i) Morgan Stanley’s analysis relating to the business and financial prospects for CapStar, for purposes of its opinion, was made on the basis of certain financial projections with respect to CapStar that were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by the management of CapStar, which forecasts were extrapolated at the direction of CapStar for certain fiscal years based on CapStar’s guidance and were reviewed and approved by CapStar for Morgan

Stanley’s use (such forecasts and extrapolations thereof, the “CapStar Street Forecasts”) only and (ii) Morgan Stanley’s analysis relating to the business and financial prospects for Old National, for purposes of its opinion, was made on the basis of certain financial projections with respect to Old National that were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by the management of CapStar, which forecasts were extrapolated at the direction of CapStar for certain fiscal years based on CapStar’s guidance and were reviewed and approved by CapStar for Morgan Stanley’s use (such forecasts and extrapolations thereof, the “Old National Street Forecasts”) only. Morgan Stanley was advised by CapStar, and assumed, with the consent of CapStar, that the CapStar Street Forecasts and Old National Street Forecasts were reasonable bases upon which to evaluate the business and financial prospects of CapStar and Old National, respectively. Morgan Stanley expressed no view as to the CapStar Street Forecasts or the Old National Street Forecasts or the assumptions on which they were based, including the selection of the equity research financial forecasts from which the CapStar Street Forecasts and Old National Street Forecasts were derived.
In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is not an expert in the evaluation of allowance for loan losses, and it neither made an independent evaluation of the adequacy of the allowance for loan losses at CapStar or Old National, nor did it examine any individual loan credit files of CapStar or Old National or was requested to conduct such a review, and, as a result, Morgan Stanley assumed that the aggregate allowance for loan losses of CapStar and Old National is adequate. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of CapStar and Old National and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of CapStar’s officers, directors or employees, or any class of such persons, relative to the exchange ratio to be received by holders of shares of CapStar common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of CapStar or Old National, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of October 26, 2023. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.
Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any other alternative business transaction, or other business or financial strategies that might be available to CapStar, nor did it address the underlying business decision of CapStar to enter into the merger agreement or proceed with the transactions contemplated by the merger agreement.
Summary of Financial Analyses of Morgan Stanley
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated October 26, 2023. The various financial analyses summarized below were based on closing prices of CapStar common stock and Old National common stock as of October 24, 2023, the last full trading day preceding the day of the special meeting of the CapStar board of directors to consider, approve, adopt and authorize the merger agreement. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

CapStar Standalone Analyses
CapStar Public Trading Comparables Analysis
Morgan Stanley performed a public trading comparables analysis, which is designed to provide an implied trading value of a company by comparing it to selected companies with similar characteristics to the company. Morgan Stanley compared certain financial information of CapStar with publicly available information for a group of selected companies. The selected companies were chosen based on Morgan Stanley’s knowledge of the industry and because these companies have businesses that may be considered similar to CapStar’s.
The group of selected companies consisted of all banks headquartered in the Southeast United States (excluding West Virginia) with total assets between $2 billion and $15 billion and that are publicly traded on a major exchange, excluding any companies that were troubled, merger targets in pending transactions or participants in merger of equal transactions. The selected companies consisted of:
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Seacoast Banking Corporation of Florida

•
FB Financial Corporation

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First Bancorp (Southern Pines, North Carolina)

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Amerant Bancorp Inc.

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The First Bancshares, Inc. (Hattiesburg, Mississippi)

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SmartFinancial, Inc.

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HomeTrust Bancshares, Inc.

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Capital City Bank Group, Inc.

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Carter Bankshares, Inc.

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Southern First Bancshares, Inc.

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First Community Bankshares, Inc. (Bluefield, Virginia)

In all instances, multiples were based on closing stock prices on October 24, 2023. For each of the following analyses performed by Morgan Stanley, financial and market data for the group of selected companies were based on the most recent publicly available information and Wall Street consensus estimates.
With respect to the group of selected companies, the information Morgan Stanley presented included:
•
multiple of price to estimated diluted earnings per share for 2024, or Price / 2024E EPS; and

•
multiple of price to tangible book value per share, or Price / Tangible Book Value.

	Selected Companies’ Top Quartile	Selected Companies’ Median	Selected Companies’ Bottom Quartile	CapStar Street Forecasts
Price / 2024E EPS	10.9x	9.9x	8.2x	11.0x
Price / Tangible Book Value	1.4x	1.2x	0.8x	1.0x
Based on the analysis of the relevant metrics for each of the selected companies, Morgan Stanley selected a range of multiples and applied this range of multiples to the relevant financial statistics for CapStar. For purposes of this analysis, Morgan Stanley utilized estimated earnings per share for 2024 as set forth in the CapStar Street Forecasts.

Morgan Stanley estimated the implied trading value per share of CapStar common stock as of October 24, 2023, as follows:
	CapStar Metric	Multiple Statistic Range	Implied Value Per Share of CapStar Common Stock
Price / 2024E EPS (CapStar Street Forecasts)	$1.36	9.0x – 11.0x	$12.20 – $14.92
Price / Tangible Book Value (CapStar Street Forecasts)	$14.47	0.8x – 1.4x	$11.57 – $20.25
Morgan Stanley also did a regression-based analysis based on Price / Tangible Book Value versus 2024 return on average tangible common equity for each of the selected companies. The range of estimated regression-based analysis implied values represents +/- 10% of the value implied by the regression line equation. Utilizing a 2024 return on average tangible common equity estimate for CapStar of 9.0%, as set forth in the CapStar Street Forecasts, the low-end range of $12.08 represents the implied value if CapStar were valued at 90% of the value implied by the regression line and the high-end range of $14.97 represents the implied value if CapStar were valued at 110% of the value implied by the regression line.
No company in the public trading comparables analysis is identical to CapStar. In evaluating the group of selected companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CapStar, such as the impact of competition on the business of CapStar or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of CapStar or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.
CapStar Dividend Discount Analysis
Using the CapStar Street Forecasts for 2023, 2024 and 2025 and assuming, at the direction of CapStar management, 3.0% annual growth thereafter and that CapStar would make distributions of capital in excess of the amount necessary to achieve a 12.0% common equity Tier 1 ratio level, Morgan Stanley performed a dividend discount analysis for CapStar on a standalone basis. Morgan Stanley calculated a range of implied values per share of CapStar common stock based on the sum of the discounted present values of (a) projected dividends on shares of CapStar common stock as of June 30, 2023 through December 31, 2028 and (b) a projected terminal value of CapStar common stock as of December 31, 2028.
Morgan Stanley based its analysis on a range of terminal forward multiples of 9.0x to 11.0x to the terminal year 2029 estimated forward earnings and 10.5% to 12.5% discount rates, using the capital asset pricing model. Utilizing the range of discount rates and terminal value multiples, Morgan Stanley derived an implied valuation range of present value indications per share of CapStar common stock ranging from $12.05 to $14.90 using the CapStar Street Forecasts.
CapStar Precedent Transactions Analysis
Morgan Stanley performed a precedent transactions analysis, which attempts to imply a value of a company based on publicly available financial terms of selected transactions. Morgan Stanley reviewed the publicly available financial information for certain transactions (excluding mergers of equals) between October 24, 2018 and October 24, 2023 with a transaction value between $200 million and $500 million involving businesses that Morgan Stanley judged to be similar in certain respects to CapStar’s business or aspects thereof based on Morgan Stanley’s professional judgment and experience.
For purposes of this analysis, based on publicly available financial information, Morgan Stanley analyzed the multiple of price to forward estimated diluted earnings per share, or Price / Forward EPS, and the multiple of price to tangible book value per share, or Price / TBV, for each of the target companies in the selected transactions. The transactions reviewed, the date that each transaction was announced and the corresponding multiples were as follows:
Date Announced	Acquiror	Target	Price/ Forward EPS	Price/TBV
November 2018	People’s United Financial, Inc.	BSB Bancorp, Inc.	N/A	1.6x
April 2019	First Citizens BancShares, Inc.	Entegra Financial Corp.	13.6x	N/A
September 2019	Sandy Spring Bancorp, Inc.	Revere Bank	14.1x	1.7x
March 2021	Peoples Bancorp Inc.	Premier Financial Bancorp, Inc.	N/A	1.4x
June 2021	First Bancorp	Select Bancorp, Inc.	15.6x	1.9x
June 2021	First Foundation Inc.	TGR Financial, Inc.	14.1x	1.7x
June 2021	United Bankshares, Inc.	Community Bankers Trust Corporation	17.1x	1.7x
June 2021	Valley National Bancorp	The Westchester Bank Holding Corporation	N/A	1.7x
July 2021	Lakeland Bancorp	1st Constitution Bancorp	12.2x	1.5x
July 2021	F.N.B. Corporation	Howard Bancorp, Inc.	18.2x	1.5x
May 2022	United Community Banks, Inc.	Progress Financial Corporation	11.1x	1.7x
May 2022	Brookline Bancorp, Inc.	PCSB Financial Corporation	14.9x	1.2x
June 2022	First Bancorp	GrandSouth Bancorporation	10.8x	1.8x
July 2022	The First Bancshares, Inc.	Heritage Southeast Bancorporation, Inc.	12.8x	1.8x
August 2022	Seacoast Banking Corporation of Florida	Professional Holding Corp.	16.5x	2.2x
December 2022	NBT Bancorp Inc.	Salisbury Bancorp, Inc.	12.2x	1.8x
July 2023	Atlantic Union Bankshares Corporation	American National Bankshares Inc.	14.8x	1.7x
The selected precedent transactions varied significantly based upon company scale, business risks, growth prospects and geography, as well as prevailing market trends. Based on its experience and professional judgment and taking into consideration, among other things, the prevailing market trends for the valuation and performance of companies in CapStar’s industry at the time of each transaction as compared to the current prevailing market trends, Morgan Stanley selected a range of multiples and applied this range of multiples to the relevant financial statistics for CapStar.
Based on this analysis, Morgan Stanley calculated a range of implied equity values per CapStar common stock as follows:
	CapStar Metric	Multiple Statistic Range	Implied Value Per Share of CapStar Common Stock
Price / Forward EPS	$1.36	10.8x – 14.1x	$14.64 – $19.12
Price / TBV	$14.50	1.2x – 1.7x	$17.40 – $24.65
No company or transaction used in the precedent transactions analysis is identical to CapStar or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of CapStar. These include, among other things, the impact of competition on the business of CapStar or the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of CapStar or the industry, and in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using precedent transactions data.

CapStar Analyst Price Targets Analysis
For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed future public market trading price targets for CapStar common stock prepared and published by research analysts prior to October 24, 2023, as reported by Capital IQ. These forward targets reflected each analyst’s estimate of the future public market trading price of CapStar common stock. The range of such analyst price targets per share for CapStar common stock discounted for one year back to October 24, 2023 at a rate of 11.5%, such discount rate selected by Morgan Stanley, upon the application of the capital asset pricing model together with its professional judgment, to reflect CapStar’s cost of equity as of October 24, 2023, was $13.45 to $15.24 per share.
The public market trading price targets published by research analysts do not necessarily reflect current market trading prices for CapStar common stock, and these estimates are subject to uncertainties, including the future financial performance of CapStar, industry dynamics and future financial market conditions.
Old National Standalone Analysis
Old National Public Trading Comparables Analysis
Morgan Stanley performed a public trading comparables analysis, which is designed to provide an implied trading value of a company by comparing it to selected companies with similar characteristics to the company. Morgan Stanley compared certain financial information of Old National with publicly available information for a group of selected companies. The selected companies were chosen based on Morgan Stanley’s knowledge of the industry and because these companies have businesses that may be considered similar to Old National’s.
The group of selected companies consisted of a group of publicly traded financial services companies defined by Old National in its most recent proxy statement prior to the date of the opinion, with asset sizes ranging from $32 billion to $90 billion and a median asset size of $51 billion:
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Comerica Incorporated

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Zions Bancorporation

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First Horizon Corporation

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Webster Financial Corporation

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Western Alliance Bancorporation

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Valley National Bancorp

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Synovus Financial Corp.

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Wintrust Financial Corporation

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Columbia Banking System, Inc.

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BOK Financial Corporation

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Cadence Bancorp, LLC

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F.N.B. Corporation

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UMB Financial Corporation

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Associated Banc-Corp

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Hancock Whitney Corporation

In all instances, multiples were based on closing stock prices on October 24, 2023. For each of the following analyses performed by Morgan Stanley, financial and market data for the group of selected companies were based on the most recent publicly available information and Wall Street consensus estimates.

With respect to the group of selected companies, the information Morgan Stanley presented included:
•
multiple of price to estimated diluted earnings per share for 2024, or Price / 2024E EPS; and

•
multiple of price to tangible book value per share, or Price / Tangible Book Value.

	Selected Companies’ Top Quartile	Selected Companies’ Median	Selected Companies’ Bottom Quartile	Old National Street Forecasts
Price / 2024E EPS	7.8x	7.2x	6.7x	7.3x
Price / Tangible Book Value	1.2x	1.1x	1.0x	1.3x
Based on the analysis of the relevant metrics for each of the selected companies, Morgan Stanley selected a range of multiples and applied this range of multiples to the relevant financial statistics for Old National. For purposes of this analysis, Morgan Stanley utilized estimated earnings per share for 2024 as set forth in the Old National Street Forecasts.
Morgan Stanley estimated the implied trading value per share of Old National common stock as of October 24, 2023, as follows:
	Old National Metric	Multiple Statistic Range	Implied Value Per Share of Old National Common Stock
Price / 2024E EPS (Old National Street Forecasts)	$1.84	6.5x – 8.5x	$11.97 – $15.65
Price / Tangible Book Value (Old National Street Forecasts)	$10.03	1.0x – 1.3x	$10.03 – $13.04
Morgan Stanley also did a regression-based analysis based on Price / Tangible Book Value versus 2024 return on average tangible common equity for each of the selected companies. The range of estimated regression-based analysis implied values represents +/- 10% of the value implied by the regression line equation. Utilizing a 2024 return on average tangible common equity estimate for Old National of 16.1%, as set forth in the Old National Street Forecasts, the low-end range of $10.42 represents the implied value if Old National were valued at 90% of the value implied by the regression line and the high-end range of $12.43 represents the implied value if Old National were valued at 110% of the value implied by the regression line.
No company in the public trading comparables analysis is identical to Old National. In evaluating the group of selected companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Old National, such as the impact of competition on the business of Old National or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Old National or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.
Old National Dividend Discount Analysis
Using the Old National Street Forecasts for 2023, 2024 and 2025 and assuming, at the direction of CapStar management, 3.0% annual growth thereafter and that Old National would make distributions of capital in excess of the amount necessary to achieve a 10.0% common equity Tier 1 ratio level, Morgan Stanley performed a dividend discount analysis for Old National on a standalone basis. Morgan Stanley calculated a range of implied values per share of Old National common stock based on the sum of the discounted present values of (a) projected dividends on shares of Old National common stock as of June 30, 2023 through December 31, 2028 and (b) a projected terminal value of Old National common stock as of December 31, 2028.
Morgan Stanley based its analysis on a range of terminal forward multiples of 7.5x to 9.5x to the terminal year 2029 estimated forward earnings and 10.9% to 12.9% discount rates, using the capital asset pricing model. Utilizing the range of discount rates and terminal value multiples, Morgan Stanley derived an implied valuation range of present value indications per share of Old National common stock ranging from $15.14 to $18.79 using the Old National Street Forecasts.
Old National Analyst Price Targets Analysis
For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed future public market trading price targets for Old National common stock prepared and published by research analysts prior to October 24, 2023, as reported by Capital IQ. These forward targets reflected each analyst’s estimate of the future public market trading price of Old National common stock. The range of such analyst price targets per share for Old National common stock discounted for one year back to October 24, 2023 at a rate of 11.9%, such discount rate selected by Morgan Stanley, upon the application of the capital asset pricing model together with its professional judgment, to reflect Old National’s cost of equity as of October 24, 2023, was $13.41 to $17.43 per share.
The public market trading price targets published by research analysts do not necessarily reflect current market trading prices for Old National common stock, and these estimates are subject to uncertainties, including the future financial performance of Old National, industry dynamics and future financial market conditions.
Exchange Ratios Analysis
Using the implied value per share reference ranges for CapStar and Old National indicated in the public trading comparables analyses, the regression analyses and the dividend discount analyses of CapStar and Old National described above, Morgan Stanley calculated ranges of implied exchange ratios of CapStar common stock into Old National common stock. The implied exchange ratios represent the range of high-to-low and low-to-high exchange ratios implied by the respective valuation analyses. This implied exchange ratio analysis indicated the following implied exchange ratio reference ranges (rounded to three decimal places), as compared to the exchange ratio of 1.155x provided for in the merger agreement:
Implied Exchange Ratio Range
Price / 2024 EPS
CapStar Street Projections to Old National Street Projections	0.780x – 1.246x
Price / Tangible Book Value
CapStar Street Projections to Old National Street Projections	0.887x – 2.019x
Price / TBV vs. ROATCE (2024E) Regression
CapStar Street Projections to Old National Street Projections	0.972x – 1.437x
Dividend Discount Analysis
CapStar Street Projections to Old National Street Projections	0.642x – 0.984x
For reference only, and not as a component of its fairness analysis, Morgan Stanley used the implied value per share reference ranges for CapStar and Old National indicated in the analyst price targets analyses of CapStar and Old National described above to calculate the range of implied exchange ratios of CapStar common stock into Old National common stock. The implied exchange ratios represent the range of high-to-low and low-to-high exchange ratios implied by the analyst price targets analyses. This implied exchange ratio analysis indicated the implied exchange ratio reference ranges (rounded to three decimal places) of 0.772x to 1.137x, as compared to the exchange ratio of 1.155x provided for in the merger agreement.
The public market trading price targets published by research analysts do not necessarily reflect current market trading prices for CapStar common stock or Old National common stock, and these estimates are subject to uncertainties, including the future financial performance of CapStar or Old National, industry dynamics and future financial market conditions.
General
In connection with the review of the merger by CapStar’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of CapStar or Old National. In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond the control of CapStar or Old National. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view to holders of shares of CapStar common stock (other than the Excluded Shares) of the exchange ratio pursuant to the merger agreement, and in connection with the delivery of its oral opinion, and its subsequent written opinion, to CapStar’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which CapStar common stock or Old National common stock might actually trade. Morgan Stanley expressed no opinion or recommendation as to how the shareholders of CapStar should vote at the shareholders’ meeting to be held in connection with the merger. The exchange ratio pursuant to the merger agreement was determined through arm’s-length negotiations between CapStar and Old National and was approved by CapStar’s board of directors. Morgan Stanley provided advice to CapStar during these negotiations but did not, however, recommend any specific exchange ratio to CapStar or Old National, or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.
Morgan Stanley’s opinion and its presentation to CapStar’s board of directors was one of many factors taken into consideration by CapStar’s board of directors in deciding to approve, adopt and authorize the merger agreement and approve the transactions contemplated thereby, including the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of CapStar’s board of directors with respect to the exchange ratio pursuant to the merger agreement or of whether CapStar’s board of directors would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.
CapStar’s board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of CapStar, Old National or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
Under the terms of its engagement letter, as compensation for its services relating to the merger, CapStar has agreed to pay Morgan Stanley a fee, which is currently estimated, based on the information available as of the date of announcement, to be approximately $4,160,000 in the aggregate, $500,000 of which was payable upon the rendering of its opinion and the remainder of which is contingent upon the consummation of the merger. CapStar has also agreed to reimburse Morgan Stanley for its reasonable expenses incurred in performing its services. In addition, CapStar has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses related to or arising out of Morgan Stanley’s engagement. During the two years preceding the date of delivery of Morgan Stanley’s written opinion, Morgan Stanley and its affiliates have not provided financial advisory or financing services for CapStar and Old National and have not received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to CapStar, Old National and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Interests of CapStar’s Directors and Executive Officers in the Merger
In considering the recommendation of the CapStar board of directors with respect to the merger, CapStar shareholders should be aware that CapStar’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the other CapStar shareholders. The CapStar board of directors was aware of and considered these interests during its deliberations of the merits of the merger and in determining to recommend to CapStar shareholders that they vote for the merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger.
These interests are described in more detail below, and certain of them are quantified in the narrative below, including compensation that may become payable in connection with the merger to CapStar’s named executive officers (which is the subject of an advisory (nonbinding) vote of CapStar stockholders). For more information, please see the section of this proxy statement/prospectus entitled “Proposal No. 2 —  Compensation Proposal.” The dates used below to quantify these interests have been selected for illustrative purposes only in accordance with SEC rules and do not necessarily reflect the dates on which certain events will occur.
CapStar’s executive officers (all of whom are named executive officers) are:
•
Timothy K. Schools — President and Chief Executive Officer

•
Michael J. Fowler — Chief Financial Officer

•
Christopher G. Tietz —  Chief Banking Officer

•
Kenneth E. Webb — Chief Operations and Technology Officer

Treatment of CapStar Equity Awards
At the effective time of the merger, (i) each option to purchase shares of CapStar common stock that is outstanding immediately prior to the effective time, whether vested or unvested, will, automatically, and without any required action on the part of the holder thereof, be cancelled, with the holder of such option becoming entitled to receive, in full satisfaction of the rights of the holder with respect thereto, the merger consideration in respect of each share of CapStar common stock subject to such option, less the applicable exercise price and tax withholding; (ii) each award of a share of restricted CapStar common stock subject to vesting, repurchase or other lapse restriction, whether vested or unvested, that is outstanding as of immediately prior to the effective time will be assumed by Old National and converted into a restricted stock award with respect to the number of shares of Old National common stock determined based on the exchange ratio, other than any such award held by a non-employee director, which will fully vest and be cancelled and converted into the right to receive the merger consideration in respect of each share of CapStar common stock underlying such award; (iii) each restricted stock unit award in respect of shares of CapStar common stock (other than any such award subject to performance-based vesting conditions) that is outstanding as of immediately prior to the effective time of the merger will be assumed by Old National and converted into a restricted stock unit award with respect to the number of shares of Old National common stock determined based on the exchange ratio; and (iv) each performance-based restricted stock unit award in respect of shares of CapStar common stock that is outstanding as of immediately prior to the effective time of the merger, pursuant to its terms, will fully vest (with performance goals deemed achieved based on the greater of the target performance level or actual performance as determined by the board of directors of CapStar or its compensation committee) and will be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive the merger consideration in respect of each share of CapStar common stock underlying such award, less applicable tax withholding.
Under the Change in Control Continuity Agreements with CapStar’s executive officers, the vesting of awards assumed or substituted by an acquiror in a change in control would accelerate in full if the holder’s employment is terminated without cause within three years following the change in control (i.e., double-trigger).

For an estimate of the value of unvested equity awards that would vest assuming that the merger closed on December 31, 2023, and each of the named executive officers experienced a termination without cause on that date, see “— Quantification of Payments and Benefits to CapStar’s Named Executive Officers” below. We estimate that the aggregate value of unvested equity awards (including accrued but unpaid dividends) held by all non-employee directors of CapStar that would vest assuming that the merger closed on December 31, 2023 is $518,854, calculated based on the merger consideration of $15.11 per share (the average closing price of a share of CapStar common stock on the five days following the announcement of the merger).
Change in Control Continuity Agreements
CapStar is party to a Change in Control Continuity Agreement with each of its executive officers. Such agreements provide, in the event of an executive officer’s termination of employment without cause or for good reason within three years following a change in control (or in anticipation of a change in control), for the following severance benefits: (a) a prorated annual bonus for the year of termination (based on the greater of the executive’s target opportunity and the average annual bonus paid to the executive in the preceding three years); (b) a lump sum cash payment equal to the product of a severance multiple (3x for Mr. Schools, 1.5x for Messrs. Fowler and Webb and 2x for Mr. Tietz), multiplied by the sum of the executive’s annual base salary and annual bonus (based on the greater of the executive’s target opportunity and the average annual bonus paid to the executive in the preceding three years), paid in a lump-sum on the 60th day following termination, payable within 30 days following the date of termination; (c) accelerated vesting of outstanding equity awards; (d) an amount in cash equal to CapStar’s contributions under its tax-qualified defined contribution plan and any excess or supplemental defined contribution plans; (e) in the case of Mr. Schools, a cash payment of $1,000,000 (the “post-termination medical payment”), which is intended to enable him to obtain medical insurance following his termination of employment, and in the case of the other executive officers, an amount in cash equal to the product of (i) the sum of (x) 125% of the monthly premiums for coverage under CapStar’s health care plans for purposes of continuation coverage under Section 4980B of the Internal Revenue Code with respect to the maximum level of coverage in effect for the executive and his or her dependents as of immediately prior to the date of termination, and (y) 125% of the monthly premium for coverage (based on the rate paid by CapStar for active employees) under the life insurance plans of CapStar, in each case, based on the plans and at the levels of participation in which the executive participates as of immediately prior to the date of termination, multiplied by (ii) 18 for Messrs. Fowler and Webb and 24 for Mr. Tietz; and (f) CapStar shall provide the executive with outplacement services of up to $25,000. In addition, Mr. Schools’ Change in Control Continuity Agreement provides for a pay to integrate award of $1,000,000, which is contingent on his continued service through the closing of the merger.
The Change in Control Continuity Agreements incorporate by reference from the executive officers’ employment agreements restrictive covenants concerning noncompetition and nonsolicitation of employees, independent contractors, customers and business relations during employment for one year thereafter and perpetual nondisparagement and nondisclosure covenants. In addition, in consideration for the pay to integrate award and post-termination medical payment described above, Mr. Schools agreed to extend his noncompetition covenant from one year to two years following his termination of employment.
For an estimate of the value of the payments and benefits described above that would be payable to CapStar’s executive officers assuming that the effective time occurs on December 31, 2023 and that the executive experiences a termination without cause on that date, see “— Quantification of Payments and Benefits to CapStar’s Named Executive Officers” below.
Section 280G and 4999 of the Code
Pursuant to the Control Continuity Agreements with each of our executive officers, if payments or benefits to such executive would be subject to Sections 280G and 4999 of the Code, such payments would be reduced to the maximum amount that does not trigger the excise tax unless the executive would be better off on an after-tax basis receiving all payments and benefits and paying all excise and income taxes. Pursuant to the merger agreement, CapStar may take actions in order to mitigate any impact of Sections 280G and 4999 of the Code, including valuing the restrictive covenants applicable to any individual, entering into new restrictive covenants and accelerating income into 2023. As part of such mitigation, Mr. Schools’ pay to integrate award and post-termination medical payment were paid in December 2023, subject to a repayment obligation if Mr. Schools voluntarily terminates his employment or is terminated for cause prior to the closing of the merger.
Annual Bonuses
Prior to the closing of the merger, CapStar may pay annual incentives and other bonuses in respect of 2023 to its eligible employees (including the executive officers) at a level equal to the greater of (a) the applicable employee’s threshold bonus opportunity and (b) the bonus that such employee would have earned based upon actual performance.
If the closing of the merger has not occurred by January 1, 2024, CapStar may establish and pay annual incentives and other bonuses in respect of 2024 to its eligible employees (including the executive officers) at a level equal to the greater of (a) the applicable employee’s target bonus opportunity and (b) the bonus that such employee would have earned based upon actual performance. If the closing occurs prior to December 31, 2024, such bonuses will be prorated based on the portion of the year elapsed through the date of closing.
Indemnification Insurance
CapStar’s directors and executive officers will be entitled to certain ongoing indemnification and coverage for a period of six years following the effective time under directors’ and officers’ liability insurance policies from Old National. This indemnification and insurance coverage is further described in the section entitled “The Merger Agreement — Director and Officer Indemnification and Insurance.”
New Compensation Arrangements
Any executive officers and directors who become officers, directors or employees or who otherwise are retained to provide services to Old National may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Old National or any of its affiliates. As of the date of this proxy statement, no compensation arrangements between such persons and Old National and/or its affiliates have been established or discussed.
Quantification of Payments and Benefits to CapStar’s Named Executive Officers
The table below sets forth the amount of payments and benefits that each of CapStar’s named executive officers would receive in connection with the merger, assuming that the merger were consummated and each such named executive officer experienced a termination without cause on December 31, 2023 (which is the assumed date of the consummation of the merger solely for purposes of this disclosure). The calculations in the table below do not attempt to forecast any adjustments in compensation that may occur following the date of this proxy statement, including additional awards, grants or forfeitures that may occur prior to the effective time or any awards that, by their terms, vest irrespective of the merger prior to the effective time. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name(1)	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Named Executive Officers
Timothy K. Schools President and Chief Executive Officer	4,625,000	683,604	25,000	5,333,604
Michael J. Fowler Chief Financial Officer	731,122	143,356	25,000	899,478
Christopher G. Tietz Chief Banking Officer	1,054,215	164,216	25,000	1,243,431
Kenneth E. Webb Chief Operations and Technology Officer	672,473	20,255	25,000	717,728

(1)
John A. Davis, Denis J. Duncan and Jennie O’Bryan were also identified as named executive officers in CapStar’s definitive proxy statement for its 2023 annual meeting of shareholders; however, such individuals are no longer employed by CapStar and do not have any unvested equity awards as of the date hereof or other interests in connection with the merger that are different from those of shareholders generally.

(2)
The cash amounts payable to the named executive officers under the Change in Control Continuity Agreements consist of the following components:

(a)
a prorated annual bonus for the year of termination based on the greater of the executive’s target opportunity and the average annual bonus paid to the executive in the preceding three years (target bonus is assumed for purposes of this table);

(b)
a lump sum cash payment equal to the product of a severance multiple (3x for Mr. Schools, 1.5x for Messrs. Fowler and Webb and 2x for Mr. Tietz), multiplied by the sum of the executive’s annual base salary and annual bonus based on the greater of the executive’s target opportunity and the average annual bonus paid to the executive in the preceding three years), paid in a lump-sum on the 60th day following termination, payable within 30 days following the date of termination;

(c)
in the case of Mr. Schools, the post-termination medical payment, which is intended to enable him to obtain medical insurance following his termination of employment, and in the case of the other executive officers, an amount in cash equal to the product of (i) the sum of (x) 125% of the monthly premiums for coverage under CapStar’s health care plans for purposes of continuation coverage under Section 4980B of the Internal Revenue Code with respect to the maximum level of coverage in effect for the executive and his or her dependents as of immediately prior to the date of termination, and (y) 125% of the monthly premium for coverage (based on the rate paid by CapStar for active employees) under the life insurance plans of CapStar, in each case, based on the plans and at the levels of participation in which the executive participates as of immediately prior to the date of termination, multiplied by (ii) 18 for Messrs. Fowler and Webb and 24 for Mr. Tietz; and

(d)
in the case of Mr. Schools’ Change in Control Continuity Agreement provides for a pay to integrate award, which is contingent on his continued service through the closing of the merger.

All components of the cash amounts are “double-trigger” (i.e., they are contingent upon a qualifying termination of employment in connection with the closing of the merger), other than Mr. Schools’ pay to integrate award. The estimated amounts of each component of the cash payments are set forth in the table below.

Name	Annual Bonus ($)	Severance Payment ($)	Post-Termination Medical Payment ($)	Pay to Integrate Award ($)
Named Executive Officers
Timothy K. Schools	262,500	2,362,500	1,000,000	1,000,000
Michael J. Fowler	110,000	577,500	43,622	—
Christopher G. Tietz	126,000	882,000	46,215	—
Kenneth E. Webb	97,768	513,282	61,423	—

(3)
For a description of the treatment of equity awards held by the named executive officers in connection with the Merger, see “— Treatment of CapStar Equity Awards” above. Set forth below are the values of each type of unvested CapStar equity award held by the named executive officers that would become vested immediately upon the consummation of the merger (“single-trigger”) or upon a termination of employment without cause within three years following the consummation of the merger (“double-trigger”), calculated based on the merger consideration of $15.11 per share (the average closing price of a share of CapStar common stock on the five days following the announcement of the merger) and taking into account any dividend equivalents.

Name	Single-Trigger	Double-Trigger
	Performance-Based Restricted Stock Units ($)	Time-Based Restricted Stock Units ($)
Named Executive Officers
Timothy K. Schools	509,180	174,424
Michael J. Fowler	106,782	36,574
Christopher G. Tietz	122,328	41,888
Kenneth E. Webb	—	20,255

(4)
Under the Change in Control Continuity Agreements, CapStar shall provide each named executive officer with outplacement services of up to $25,000. Such benefits are “double-trigger” (i.e., they are contingent upon a qualifying termination of employment in connection with the closing of the merger).

Regulatory Approvals Required for the Merger
To complete the merger, Old National and CapStar need to obtain approvals or consents from, or make filings with, applicable U.S. federal bank regulatory authorities and other regulatory authorities. Subject to the terms of the merger agreement, Old National and CapStar have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary applications, notices and other documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such regulatory agencies and governmental entities. These required consents include approvals from the Federal Reserve Board and the OCC.
Under the terms of the merger agreement, Old National and CapStar will not be required to take actions or agree to conditions in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on Old National and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to CapStar and its Subsidiaries, taken as a whole) (a “materially burdensome regulatory condition”).
The regulatory approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by CapStar shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

Old National and CapStar believe that the merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of Old National following the completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.
Federal Reserve Board and the OCC
The merger is subject to the approval of the Federal Reserve Board pursuant to section 3 of the BHC Act with respect to the merger and the bank merger is subject to the approval of the OCC pursuant to section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”), 12 U.S.C § 1831u, and Section 215a-1 of the National Bank Act (12 U.S.C. § 215a-1) to operate CapStar Bank’s branches as licensed branches of Old National Bank pursuant to the Bank Merger Act, Sections 36(c) and 36(d) of the National Bank Act (12 U.S.C. §§ 36(c) and 36(d)), and 12 U.S.C. § 1831u(d); and to acquire the subsidiaries of CapStar Bank and operate them as operating subsidiaries of Old National Bank, pursuant to 12 U.S.C. § 24, § 24a, all in accordance with 12 C.F.R. part 5. The Federal Reserve Board and the OCC take into consideration a number of factors when acting on applications under section 3 of the BHC Act and the Bank Merger Act, respectively. These factors include the effect of the merger on competitiveness in affected banking markets, the financial and managerial resources (including consideration of the capital adequacy, liquidity, and earnings performance, as well as the competence, experience and integrity of the officers, directors and principal shareholders, and the records of compliance with applicable laws and regulations) and future prospects of the combined company. The Federal Reserve Board and the OCC also consider the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. Neither the Federal Reserve Board nor the OCC may approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.
In considering an application under section 3 of the BHC Act, the Bank Merger Act and the National Bank Act, the Federal Reserve Board and the OCC each also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the Federal Reserve Board and the OCC must also take into account the record of performance of each of Old National and CapStar in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by their depository institution subsidiaries. As part of the review process in merger transactions, the Federal Reserve Board and the OCC each may receive comment letters from community groups and others. In their most recent CRA performance evaluations, Old National Bank and CapStar Bank each received an overall “satisfactory” regulatory rating under the CRA.
The initial submission of the applications to the Federal Reserve Board and the OCC occurred on December 22, 2023. Notice of the applications has been provided to the Tennessee Department of Financial Institutions and the North Carolina Office of the Commissioner of Banks.
Department of Justice
In addition to the Federal Reserve Board and the OCC, the Antitrust Division of the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until thirty (30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’ effect on competition differently than the Federal Reserve Board, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger’ effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.
Additional Regulatory Approvals and Notices
Additional notifications and/or applications requesting approval may be submitted to various other federal, state and non-U.S. regulatory authorities and self-regulatory organizations.
Public Trading Markets
Old National common stock is listed for trading on NASDAQ under the symbol “ONB,” and CapStar common stock is listed for trading on NASDAQ under the symbol “CSTR.” Following the merger, shares of Old National common stock will continue to be traded on NASDAQ.
Under the Merger Agreement, Old National will cause the shares of Old National common stock to be issued in the merger and to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the effective time of the merger. The merger agreement provides that neither Old National nor CapStar will be required to complete the merger if such shares are not authorized for listing on NASDAQ. In addition, following the merger, CapStar common stock will be delisted from the NASDAQ and deregistered under the Exchange Act.
Appraisal or Dissenters’ Rights in the Merger
Pursuant to Tennessee law, holders of CapStar common stock will not be entitled to dissenters’ or appraisal rights in the merger with respect to their shares of CapStar common stock.
Litigation Relating to the Merger
Following the announcement of the merger agreement, as of January 22, 2024, one lawsuit challenging the merger has been filed. The lawsuit is captioned Stephen Bushansky v. CapStar Financial Holdings, Inc. et al. (Case No. 24-0025-I) and was filed in the Chancery Court for the State of Tennessee in the 20th Judicial District at Nashville. The lawsuit alleges, among other things, that CapStar and its directors failed to disclose material facts in relation to the merger in violation of Tennessee law, CapStar’s directors breached their fiduciary duties under Tennessee law and Old National aided and abetted in the breach of those duties. The lawsuit seeks, among other things, an injunction preventing the consummation of the merger.
CapStar and Old National believe that the claims asserted in the lawsuit are without merit and intend to vigorously defend this action and any other action relating to the merger that may arise in the future.

THE MERGER AGREEMENT
This section of the proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about Old National or CapStar. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Old National and CapStar make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 84 of this proxy statement/prospectus.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Old National and CapStar contained in this proxy statement/prospectus or in the public reports of CapStar or Old National filed with the SEC may supplement, update or modify the factual disclosures about Old National and CapStar contained in the merger agreement. The merger agreement contains representations and warranties by CapStar, on the one hand, and by Old National, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Old National and CapStar were qualified and subject to important limitations agreed to by Old National and CapStar in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Old National and CapStar each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Old National and CapStar at the time they were made or otherwise. Please read the section entitled “Where You Can Find More Information” beginning on page 84.
Structure of the Merger
Each of CapStar’s and Old National’s respective boards of directors has unanimously approved and adopted the merger agreement. The merger agreement provides for CapStar to merge with and into Old National, with Old National continuing as the surviving entity in the merger. Following the completion of the merger, or such later time as Old National may determine, CapStar Bank, a wholly owned subsidiary of CapStar, will merge with and into Old National Bank, a wholly owned subsidiary of Old National, with Old National Bank as the surviving bank in the bank merger.
Prior to the consummation of the merger, Old National and CapStar may, by mutual agreement, change the method or structure of effecting the combination of Old National and CapStar if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however that no such change may (i) alter or change the exchange ratio; (ii) adversely affect the tax treatment of CapStar’s shareholders or Old National’s shareholders pursuant to the merger agreement; (iii) adversely affect the tax treatment of CapStar or Old National pursuant to the merger agreement; or (iv) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration
Each share of CapStar common stock issued and outstanding immediately prior to the effective time, except for shares of CapStar common stock owned by CapStar as treasury stock or owned by CapStar or Old National (in each case, other than shares of CapStar common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by CapStar or Old National in respect of debts previously contracted), will be converted into the right to receive 1.155 shares of Old National common stock (the “exchange ratio”).
If, prior to the effective time, the outstanding shares of CapStar common stock or Old National common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the merger consideration to give Old National shareholders and CapStar shareholders the same economic effect as contemplated by the merger agreement prior to such event; provided that this provision will not permit CapStar or Old National to take any action with respect to its respective securities that is prohibited by the terms of the merger agreement.
Fractional Shares
Old National will not issue any fractional shares of Old National common stock in the merger. Instead, a former holder of CapStar common stock who otherwise would have received a fraction of a share of Old National common stock will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying (i) the average of the closing-sale prices of Old National common stock on NASDAQ as reported by the Wall Street Journal for the consecutive period of five (5) full trading days ending on the date preceding the closing date of the merger by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of Old National common stock which such holder would otherwise be entitled to receive.
Governing Documents
At the effective time, the amended and restated bylaws of Old National as in effect immediately prior to the effective time shall be the bylaws of the combined company until thereafter amended in accordance with applicable law.
Treatment of CapStar Equity Awards
At the effective time of the merger, (i) each option to purchase shares of CapStar common stock that is outstanding immediately prior to the effective time, whether vested or unvested, will, automatically, and without any required action on the part of the holder thereof, be cancelled, with the holder of such option becoming entitled to receive, in full satisfaction of the rights of the holder with respect thereto, the merger consideration in respect of each share of CapStar common stock subject to such option, less the applicable exercise price and tax withholding; (ii) each award of a share of restricted CapStar common stock subject to vesting, repurchase or other lapse restriction, whether vested or unvested, that is outstanding as of immediately prior to the effective time will be assumed by Old National and converted into a restricted stock award with respect to the number of shares of Old National common stock determined based on the exchange ratio, other than any such award held by a non-employee director, which will fully vest and be cancelled and converted into the right to receive the merger consideration in respect of each share of CapStar common stock underlying such award; (iii) each restricted stock unit award in respect of shares of CapStar common stock (other than any such award subject to performance-based vesting conditions) that is outstanding as of immediately prior to the effective time of the merger will be assumed by Old National and converted into a restricted stock unit award with respect to the number of shares of Old National common stock determined based on the exchange ratio; and (iv) each performance-based restricted stock unit award in respect of shares of CapStar common stock that is outstanding as of immediately prior to the effective time of the merger, pursuant to its terms, will fully vest (with performance goals deemed achieved based on the greater of the target performance level or actual performance as determined by the board of directors of CapStar or its compensation committee) and will be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive the merger consideration in respect of each share of CapStar common stock underlying such award.
Closing and Effective Time of the Merger
The merger will become effective at such date and time specified in the articles of merger to be filed with the Secretary of State of the State of Tennessee and the articles of merger to be filed with the Secretary of State of the State of Indiana. The closing will occur remotely by electronic exchange of documents at 8:00 a.m., local time in Evansville, Indiana no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing of the merger, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Old National and CapStar.
Exchange of Shares
Exchange Procedures
As promptly as practicable after the effective time of the merger, but in no event later than five (5) business days thereafter, Old National will cause the exchange agent to mail to each holder of record of one (1) or more old certificates (which, for purposes of this proxy statement/prospectus, shall be deemed to include certificates or book-entry account statements) representing shares of CapStar common stock immediately prior to the effective time, a letter of transmittal and instructions for use in effecting the surrender of such old certificate(s) in exchange for new certificates (which, for purposes of this proxy statement/prospectus, shall be deemed to include certificates or, at Old National’s option, evidence in book-entry form) representing the number of whole shares of Old National common stock and any cash in lieu of fractional shares, which shares of CapStar common stock represented by such old certificate(s) shall have been converted into the right to receive pursuant to the merger agreement, as well as any dividends or distributions to be paid pursuant to the merger agreement as described in “— Dividends and Distributions” below.
If an old certificate for CapStar common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration in the merger upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by Old National, the posting of a bond by such claimant in an amount as Old National may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate.
After the effective time, there will be no further transfers on the stock transfer books of CapStar of CapStar common stock that were issued and outstanding immediately prior to the effective time.
Withholding
Each of Old National and the exchange agent will be entitled to deduct and withhold from any consideration otherwise payable pursuant to the merger agreement to any holder of CapStar common stock the amounts it is required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.
Dividends and Distributions
No dividends or other distributions declared with respect to Old National common stock will be paid to the holder of any un-surrendered old certificate representing shares of CapStar common stock until the holder surrenders such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Old National common stock which the shares of CapStar common stock represented by such old certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties
The merger agreement contains representations and warranties made by CapStar to Old National and Old National to CapStar relating to a number of matters, including the following:
•
corporate matters, including due organization and qualification and subsidiaries;

•
capitalization;

•
authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•
required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the merger;

•
reports to regulatory authorities;

•
financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•
the absence of certain changes or events since December 31, 2022;

•
legal proceedings;

•
tax matters;

•
employee matters and employee benefit plan matters;

•
compliance with applicable laws;

•
absence of agreements with regulatory authorities; and

•
absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code.

The merger agreement contains additional representations and warranties made by CapStar with respect to:
•
broker’s fees payable in connection with the merger;

•
certain material contracts;

•
risk management instruments;

•
environmental matters;

•
investment securities and commodities;

•
real property ownership and leases;

•
intellectual property;

•
related party transactions;

•
inapplicability of takeover statutes;

•
opinion of its financial advisor(s);

•
loan portfolio matters;

•
insurance matters;

•
information security;

•
the trust business of CapStar and its subsidiaries; and

•
mortgage banking activities.

The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by Old National and CapStar, respectively, and (ii) qualified by the reports of Old National or CapStar, as applicable, filed with the SEC during the period from January 1, 2021 through the time prior to the execution and delivery of the merger agreement (excluding, in each case, any risk factor disclosures in the risk factor section or any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).
In addition, certain representations and warranties of Old National and CapStar are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Old National and CapStar or Old National as the surviving entity in the merger, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, results of operations or financial condition of such party and its subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.
However, a material adverse effect described in clause (i) above will not be deemed to include the impact of:
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changes, after the date of the merger agreement, in GAAP or applicable regulatory accounting requirements or interpretations by courts or governmental entities;

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changes, after the date of the merger agreement, in laws, rules or regulations general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

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changes, after the date of the merger agreement, in global, national or regional political conditions (including any outbreak, continuation or escalation of acts of war (whether or not declared), cyberattacks, sabotage, an act of terrorism, military actions) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

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changes, after the date of the merger agreement, resulting from any hurricanes, earthquakes, tornados, floods or other natural disasters, man-made disasters or any outbreak of any epidemic, pandemic or other public health event or emergencies (including any law, directive or guideline issued by a governmental agency in response thereto);

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public disclosure of the execution of the merger agreement or public disclosure of the consummation of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers or employees) (however, the foregoing will not apply for purposes of certain representations and warranties relating to (i) the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger, (ii) required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the merger or the bank merger and (iii) employee benefit plans) or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement;

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a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (provided that the underlying causes of such decline or failure may be taken into account in determining whether a material adverse effect has occurred); or

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the expenses incurred by a party in negotiating, documenting, effecting o consummating the transactions contemplated by the merger agreement;

except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.
The representations and warranties in the merger agreement do not survive the effective time of the merger.

Covenants and Agreements
Conduct of Businesses Prior to the Consummation of the Merger
Prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement, required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), and subject to certain specified exceptions, each of Old National and CapStar will, and will cause its subsidiaries to (a) use commercially reasonable efforts to conduct their respective businesses in the ordinary course in all material respects consistent with past practices and maintain and preserve intact its business organization, employees and advantageous business relationships and (b) take no action that would reasonably be expected to adversely affect or materially delay the ability of either CapStar or Old National to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to consummate the transactions contemplated thereby on a timely basis.
Additionally, CapStar has undertaken further covenants. Prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, CapStar may not, and CapStar may not permit any of its subsidiaries to, without the prior written consent of Old National (such consent not to be unreasonably withheld, conditioned or delayed), undertake the following:
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incur any indebtedness for borrowed money (other than indebtedness of CapStar or any of its wholly owned subsidiaries to CapStar or any of its subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (the incurrence of indebtedness in the ordinary course of business in connection with the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposits, and entry into repurchase agreements are not prohibited by this covenant);

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adjust, split, combine or reclassify any capital stock;

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make, declare, pay or set a record date for any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except, in each case, (i) dividends paid by any of CapStar’s subsidiaries to CapStar or any of its wholly owned subsidiaries, (ii) regular quarterly cash dividends by CapStar at a rate not in excess of $0.11 per share of CapStar common stock and corresponding dividends or dividend equivalents in respect of CapStar equity awards, or (iii) the acceptance of shares of CapStar common stock as payment for the exercise price or withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards;

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grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

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issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the settlement of CapStar equity awards in accordance with their terms;

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sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any business or to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of the merger agreement;

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except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any person other than a wholly owned subsidiary of CapStar;
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except in the ordinary course of business (i) terminate, materially amend, or waive any material provision of, certain material agreements identified in the merger agreement; make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to CapStar, or (ii) enter into any contract that would constitute a material agreement if it were in effect on the date of the merger agreement;

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except as contemplated by the terms of any CapStar benefit plan existing as of the date of the merger agreement, (i) enter into, establish, adopt, amend or terminate any CapStar benefit plan, or any arrangement that would be a CapStar benefit plan if in effect on the date of the merger agreement, other than in the ordinary course of business with respect to employees other than the executive officers of CapStar, (ii) increase the compensation, severance or benefits payable to any CapStar executive officer, other than increases in base salary or wage rate in the ordinary course of business consistent with past practice up to a defined percentage, (iii) accelerate the vesting of any equity-based awards or other compensation, (iv) fund any rabbi trust or similar arrangement, (v) terminate the employment or services of any CapStar executive officer, other than for cause, or (vi) hire any new executive officer, other than as a replacement hire receiving substantially similar terms of employment;

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except for debt workouts in the ordinary course of business, settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount individually and in the aggregate that is not material to CapStar or Old National or their subsidiaries, as applicable, and that would not impose any material restriction on the business of it or its subsidiaries or, after the consummation of the merger, Old National and its subsidiaries;

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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amend its charter or bylaws or comparable governing document of its subsidiaries;

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merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any such subsidiaries;

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implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP;

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other than in prior consultation with Old National, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any governmental entity or requested by a governmental entity;

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take any action that is intended or expected to result in the conditions to the merger from being satisfied;

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implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any governmental entity;

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enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including CapStar Bank’s credit policy or any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any governmental entity;

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make, or commit to make, any capital expenditures (other than included in CapStar’s capital budget which has been made available to Old National) in excess of $100,000 individually or $250,000 in the aggregate;

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other than in consultation with Old National, make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended material tax return, enter into any closing agreement with respect to taxes, or settle any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes;

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agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing;

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other than in consultation with Old National, undertake any response, action, or customer or public communication with regard to (i) any event resulting in unauthorized access to or the disruption or misuse of an information system or information stored on an information system, including but not limited to such information pertaining to CapStar’s or its subsidiaries’ customers, or (ii) any ransomware event; or

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other than in consultation with Old National schedule, conduct, or participate in any earnings calls or analyst meetings.

Additionally, Old National has undertaken further covenants. Prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, Old National may not, and Old National may not permit any of its subsidiaries to, without the prior written consent of CapStar (such consent not to be unreasonably withheld, conditioned or delayed), undertake the following:
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amend its charter or bylaws in a manner that would materially and adversely affect the holders of CapStar common stock, or adversely affect the holders of holders of CapStar common stock relative to other holders of Old National common stock;

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(i) adjust, split, combine or reclassify any capital stock of Old National, or (ii) make, declare or pay any extraordinary dividend, or make any other extraordinary distribution on, any shares of Old National common stock;

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merge or consolidate itself or any of its subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any such subsidiaries;

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enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other person or business that would reasonably be expected to prevent, impede or materially delay the consummation of the merger;

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take any action that is intended or expected to result in the conditions to the merger from being satisfied;

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

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agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters
Old National and CapStar have agreed to cooperate with each other and use their respective reasonable best efforts to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities.
Each of Old National and CapStar has agreed to use its reasonable best efforts to resolve any objection that may be asserted by any governmental entity with respect to the merger agreement or the transaction contemplated thereby. However, in no event will CapStar or Old National, or any of their respective subsidiaries be required, and neither CapStar or Old National, nor any of their respective subsidiaries be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on Old National and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to CapStar and its subsidiaries, taken as a whole).
Old National and CapStar have also agreed to furnish each other with all information reasonably necessary or advisable in connection with this proxy statement/prospectus and any statement, filing, notice or application to any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement, as well as to keep each other apprised of the status of matters related to the consummation of the transactions contemplated by the merger agreement.
Employee Matters
The merger agreement provides that, Old National will provide to CapStar continuing officers and employees for as long as they are employed during the period commencing on the effective time and for at least one year following the effective time, (i) base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided by CapStar or its subsidiaries to such continuing employee immediately prior to the effective time, and (ii) short-term and long-term incentive compensation target opportunities and other compensation and employee benefits that, in each case, are no less favorable than is provided by Old National to similarly situated officers and employees. Old National has also agreed that it, or one of its subsidiaries, will provide to each continuing employees of CapStar whose employment terminates during the one (1)-year period following the closing of the merger with severance benefits pursuant to Old National’s existing severance pay plan that are no less favorable than those offered to similarly situated employees of Old National.
Unless otherwise agreed to by Old National and CapStar, on or prior to the effective time, CapStar and its subsidiaries will, subject to the closing of the merger, and to the extent permitted by the terms of the applicable plan, terminate any ongoing performance periods under all incentive and/or bonus plans and pay out the accrued benefits as of the closing date based on the greater of (i) the target opportunity and (ii) actual performance with respect to pro rata performance metrics.
The merger agreement also provides that, with respect to any employee benefit plans of Old National or its subsidiaries in which any continuing employees become eligible to participate on or after the effective time (the “new plans”), Old National and its subsidiaries will, (i) use commercially reasonable efforts to waive all pre-existing conditions, exclusions or waiting periods with respect to participation and coverage requirements applicable to such continuing employees and their eligible dependents under any new plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under an analogous CapStar benefit plan, (ii) provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the effective time under a CapStar benefit plan, to the same extent that such credit was given under the analogous CapStar benefit plan prior to the effective time, in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any new plan, and (iii) recognize all service of such employees with CapStar and its subsidiaries for all purposes in any new plan to the same extent such service was taken into account under the analogous CapStar benefit plan prior to the effective time. The foregoing service recognition do not apply to the extent it would result in duplication of benefits for the same period of services.
If requested by Old National in writing at least twenty (20) business days prior to the effective time, CapStar will cause the CapStar 401(k) plan to be terminated effective as of the day immediately prior to the effective time and contingent upon the occurrence of the closing. If Old National requests that CapStar’s 401(k) plan be terminated, (i) CapStar will provide Old National with evidence that such plan has been terminated not later than two (2) business days immediately preceding the effective time, and (ii) any continuing employees will be eligible to participate, effective as of the effective time, in a 401(k) plan sponsored or maintained by Old National or one of its subsidiaries. Old National and CapStar will take any and all actions as may be required, including amendments to the CapStar 401(k) plan and/or the Old National 401(k) plan, to permit the continuing employees to make rollover contributions to the Old National 401(k) plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the CapStar 401(k) plan in the form of cash, notes (in the case of loans), or a combination thereof. Prior to the effective time, the CapStar and its subsidiaries may make an employer contribution (at a level determined in the ordinary course of business consistent with past practice) to any CapStar 401(k) plan for the year in which the effective time occurs or any prior year.
Nothing in the merger agreement will confer upon any employee, director or consultant of CapStar or any of its subsidiaries or affiliates any right to continue in the employ or service of CapStar, Old National or any subsidiary or affiliate thereof, or will interfere with or restrict in any way the rights of CapStar, Old National or any subsidiary or affiliate thereof to discharge or terminate the services of any employee (including any continuing employee), director or consultant of CapStar or Old National or any of their subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in the merger agreement will be deemed to (i) establish, amend, or modify any CapStar benefit plan, Old National benefit plan, new plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Old National or any of its subsidiaries or affiliates to amend, modify or terminate any particular CapStar benefit plan, Old National benefit plan, new plan or any other benefit or employment plan, program, agreement or arrangement after the effective time. Without limiting the generality of the terms of the merger agreement, nothing in the merger agreement, express or implied, is intended to or will confer upon any person, including any current or former employee, director or consultant of CapStar, or any of its subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement.
Director and Officer Indemnification and Insurance
The merger agreement provides that from and after the effective time, Old National will indemnify and hold harmless, to the fullest extent permitted by applicable law, all present and former directors or officers of CapStar and its subsidiaries (in their capacity as such) against any costs, expenses (including reasonable attorneys’ fees) and liabilities, whether arising before or after the effective time, based on or arising out of the fact that such person is or was a director or officer of CapStar or its subsidiaries, and pertaining to matters existing or occurring at or prior to the effective time, and will also advance expenses to such persons to the fullest extent permitted by applicable law, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
The merger agreement requires Old National, as the surviving entity in the merger, to maintain for a period of six (6) years after the effective time, CapStar’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims against the present and former officers and directors of CapStar or any of its subsidiaries arising from facts or events that occurred at or prior to the consummation of the merger. However, Old National is not required to spend annually more than three hundred percent (300%) of the current annual premium paid as of the date of the merger agreement by CapStar for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then Old National will maintain policies of insurance which provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, CapStar, in consultation with Old National, may obtain at or prior to the effective time a six (6)-year “tail” policy under CapStar’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of Old National common stock be issued in the merger, access to information of the other company, advice of changes, exemption from takeover restrictions, shareholder litigation relating to the transactions contemplated by the merger agreement, the coordination of dividend declarations, the assumption by Old National of CapStar’s indebtedness, and public announcements with respect to the transactions contemplated by the merger agreement. CapStar is required to inform Old National prior to making, renewing or otherwise modifying certain types of loans above specified amounts as set forth in the merger agreement.

Agreement Not to Solicit Other Offers
CapStar has agreed that it will, and will cause each of its subsidiaries and representatives to, immediately cease, and cause to be terminated, any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Old National with respect to any acquisition proposal.
CapStar has agreed that it will not, and will cause each of its subsidiaries and use its reasonable best efforts to cause its and their respective officers, directors, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations concerning any acquisition proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal, except to notify a person that has made or, to the knowledge of CapStar, is making any inquiries with respect to, or is considering making, an acquisition proposal, of the existence of the restrictions regarding acquisition proposals in the merger agreement. However, prior to the approval of the merger agreement by the CapStar shareholders, if CapStar receives an acquisition proposal that was not the result of a willful or material breach of the restrictions on acquisition proposals set forth above, CapStar may, and may permit its subsidiaries and its and its subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions if the CapStar board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information, CapStar enters into a confidentiality agreement with such third party making such acquisition proposals on terms no less favorable to it than the confidentiality agreement between CapStar and Old National, and which confidentiality agreement cannot provide such person with any exclusive right to negotiate with CapStar.
For purposes of the merger agreement, an “acquisition proposal” means other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of CapStar and its subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of CapStar, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of CapStar or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of CapStar, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving CapStar or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of CapStar.
CapStar has agreed to promptly advise Old National following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal) and keep Old National reasonably apprised of any related developments, discussions and negotiations, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal.
Conditions to Complete the Merger
Old National’s and CapStar’s respective obligations to complete the merger are subject to the satisfaction or, where legally permissible, waiver, at or prior to the effective time, of the following conditions:
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the requisite CapStar shareholder vote having been obtained;

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the admission for listing on NASDAQ, subject to official notice of issuance, of the Old National common stock to be issued in the merger;

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all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition;

•
the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•
no order, injunction or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

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the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

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the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

•
receipt by each party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

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since the date of the merger agreement, no material adverse effect with respect to the other party having occurred; and

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solely with respect to Old National’s obligation to close, CapStar’s adjusted tangible shareholder’s equity as of the month-end prior to five business days before the closing date being equal to or exceeding $282 million.

Neither CapStar nor Old National can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to the consummation of the merger, whether before or after the receipt of the requisite Old National vote or the requisite CapStar vote, in the following circumstances:
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by mutual written consent of Old National and CapStar;

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by either Old National or CapStar if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

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by either Old National or CapStar if the merger has not been completed on or before the twelve (12) month anniversary of the date of the merger agreement (the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

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by either Old National or CapStar if requisite approval of CapStar’s shareholders is not obtained at the special meeting of shareholders convened therefor, or any adjournment or postponement thereof;

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by either Old National or CapStar (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of CapStar, in the case of a termination by Old National, or Old National, in the case of a termination by CapStar, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date); or
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by Old National prior to such time as the requisite CapStar vote is obtained, if (i) the CapStar board of directors shall have (A) failed to recommend in the proxy statement/prospectus that the shareholders of CapStar approve the merger agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Old National, or publicly disclosed that it intends to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting a competing acquisition proposal that has been publicly disclosed within ten (10) business days after the commencement of such tender or exchange offer or (B) recommended or endorsed a competing acquisition proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to such competing acquisition proposal within ten (10) business days after a competing acquisition proposal is publicly announced or (ii) CapStar or the CapStar board of directors has willfully and materially breached its obligations relating to shareholder approval or the non-solicitation of acquisition proposals.

Neither Old National nor CapStar is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Old National common stock or CapStar common stock.
Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (i) none of CapStar or Old National will be relieved or released from any liabilities or damages arising out of its actual and intentional fraud or willful and material breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses, the confidential treatment of information and the termination fee described below.
Termination Fee
CapStar will pay Old National a termination fee equal to $11,250,000 in cash (the “termination fee”) if the merger agreement is terminated in the following circumstances:
•
in the event that after the date of the merger agreement, a bona fide acquisition proposal has been made known to senior management or the board of directors of CapStar, or has been made directly to CapStar’s shareholders generally, or any person has publicly announced (and in each case, not withdrawn) an acquisition proposal with respect to CapStar, and thereafter (i) the merger agreement is terminated (A) by either Old National or CapStar because the merger has not been completed prior to the termination date (and CapStar has not obtained stockholder approval of the merger proposal) and all other conditions for CapStar to close the merger had been satisfied or were capable of being satisfied at a time prior to such termination, (B) by Old National or CapStar because the approval of the merger proposal by CapStar shareholders has not been obtained or (C) by Old National as a result of a willful breach of a representation, warranty, covenant or other agreement in the merger agreement by CapStar that would constitute the failure of a closing condition and that has not been cured during the permitted time period, or by its nature cannot be cured during such period, and (ii) prior to the date that is 12 months after the date of such termination, CapStar enters into a definitive agreement for an acquisition proposal that is subsequently consummated or consummates a transaction with respect to an acquisition proposal; or

•
if the merger agreement is terminated by Old National because prior to receipt of the CapStar shareholders’ adoption and approval of the merger agreement, (i) the CapStar board of directors has (A) failed to recommend in the proxy statement/prospectus that the shareholders of CapStar approve the merger agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Old National, or publicly disclosed that it intends to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting a competing acquisition proposal that has been publicly disclosed within ten (10) business days after the commencement of such tender or exchange offer or (B) recommended or endorsed a competing acquisition proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to such competing acquisition proposal within ten (10) business days after a competing acquisition proposal is publicly announced or (ii) CapStar or the CapStar board of directors has willfully and materially breached its obligations relating to shareholder approval or the non-solicitation of acquisition proposals.
The termination fee and any amounts payable by CapStar in connection therewith, constitute liquidated damages and not a penalty, and except in the case of actual and intentional fraud or willful and material breach, will be the sole monetary remedy of the other party in the event of a termination of the merger agreement under specified circumstances.
Expenses and Fees
Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense. The merger agreement provides that all filing and other fees paid to the SEC in connection with the merger and the other transactions contemplated by the merger agreement will be borne by Old National.
Amendment, Waiver, and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite CapStar vote, except that after the receipt of the requisite CapStar vote, there may not be, without further approval of Old National shareholders or CapStar stockholders, as applicable, any amendment to the merger agreement that requires such further approval of such shareholders under applicable law.
At any time prior to the effective time, each of the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other parties pursuant to the merger agreement, and (iii) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement, except that after the receipt of the requisite CapStar vote, there may not be, without further approval of CapStar stockholders, any extension or waiver of the merger agreement or any portion thereof that requires such further approval of such shareholders under applicable law.
Governing Law
The merger agreement is governed by and will be construed in accordance with the laws of the State of Indiana, without regard to any applicable conflicts of law, except the Tennessee articles of merger will be governed by the laws of the State of Tennessee and the Indiana articles of merger will be governed by the laws of the State of Indiana.
Specific Performance
Old National and CapStar will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.

SHAREHOLDER VOTING AGREEMENTS
The following describes certain material provisions of the shareholder voting agreements. This description of the shareholder voting agreements is subject to, and qualified in its entirety by reference to, the form of shareholder voting agreement, which is attached to this proxy statement/prospectus as Annex B and is incorporated by reference into this proxy statement/prospectus. We urge you to read the form of shareholder voting agreement carefully and in its entirety.
Concurrently with the execution of the merger agreement, on October 26, 2023, Old National entered into shareholder voting agreements with an executive officer and each of the directors of CapStar (including Timothy K. Schools, the President and Chief Executive Officer of CapStar), who are also CapStar shareholders, in their respective capacities as CapStar shareholders and not in their capacities as an officer or director, as the case may be. As of the record date for the CapStar annual meeting, these directors and the executive officer collectively and beneficially owned approximately [    ]% of the outstanding shares of CapStar common stock.
Pursuant to the shareholder voting agreements, each such shareholder agrees to, among other things, at any meeting or action of shareholders of CapStar called to vote upon the merger (a) vote his or her shares of CapStar common stock (or otherwise provide a proxy, consent or voting instruction or direction) in favor of the approval of the merger agreement and the merger and any other matters required to be approved or adopted in order to effect the merger and the transactions contemplated by the merger agreement, (b) not initiate any proxy solicitation or undertake any other efforts against the merger agreement, the merger or the transactions contemplated by the merger agreement, and (c) not vote his or her shares of CapStar common stock in favor of, or otherwise support, an alternative acquisition proposal or any action that is intended to, or could reasonably be expected to materially impede, interfere with, delay or otherwise materially and adversely affect the merger or the transactions contemplated by the merger agreement. Each such shareholder also agrees not to transfer his or her shares prior to the time that the merger agreement is approved by CapStar shareholders without the prior written consent of Old National.

ACCOUNTING TREATMENT
The merger will be accounted for as an acquisition of CapStar by Old National under the acquisition method of accounting in accordance with GAAP for financial reporting and accounting purposes. After the merger, the results of operations of CapStar will be included in the consolidated financial statements of Old National. The merger consideration will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of merger consideration over fair value of the net tangible and identified intangible assets of Old National acquired will be recorded as goodwill. Any identified intangible asset may be amortized by charges to operations under GAAP.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of CapStar common stock that exchange their shares of CapStar common stock for shares of Old National common stock in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, in each case as in effect as of the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the merger will be consummated in accordance with the merger agreement as described in this proxy statement/prospectus. The following discussion applies only to U.S. holders of CapStar common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of CapStar common stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is subject to U.S. federal income taxation, regardless of its source.
Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; holders subject to the alternative minimum tax provisions of the Code; persons who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code; partnerships, S corporations or other pass-through entities (or investors therein); regulated investment companies; real estate investment trusts; controlled foreign corporations; passive foreign investment companies; former citizens or residents of the United States; U.S. expatriates; U.S. holders whose functional currency is not the U.S. dollar; holders who hold shares of CapStar common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; holders who own CapStar common stock through retirement plans, individual retirement accounts, or other tax-deferred accounts; holders who acquired CapStar common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation; or holders who actually or constructively own more than five percent (5%) of CapStar’s common stock).
Moreover, this discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith), nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. In addition, this discussion does not address any alternative minimum tax consequences of the merger.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of CapStar common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that is a holder of CapStar common stock, and any partners in such partnership, should consult their own tax advisors regarding the tax consequences of the merger to their specific circumstances.
All holders of CapStar common stock should consult their own tax advisors regarding the specific tax consequences to them of the merger in light of their particular facts and circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

In General
The obligations of CapStar and Old National to consummate the merger are conditioned on CapStar’s and Old National’s receipt of opinions from their tax counsel, Wachtell Lipton and Dykema Gossett, respectively, in each case, dated as of the closing date, to the effect that the merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on, among other things, certain representations and assumptions as to factual matters made by CapStar and Old National, as well as on certain covenants and undertakings by CapStar and Old National. If any of the representations, assumptions, covenants or undertakings upon which these opinions are based is incorrect, incomplete, inaccurate or violated, the validity of these opinions may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus. In addition, these opinions will be based on current law and cannot be relied on if current law changes with retroactive effect.
The opinions described above will not be binding on the Internal Revenue Service (“IRS”) or any court. Old National and CapStar have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.
Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of CapStar Common Stock
On the basis that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the merger to U.S. holders of CapStar common stock generally will be as follows:
•
a U.S. holder who receives solely shares of Old National common stock (or receives Old National common stock and cash solely in lieu of a fractional share) in exchange for shares of CapStar common stock generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of Old National common stock;

•
the aggregate tax basis of the Old National common stock received by a U.S. holder in the merger (including fractional share interests in Old National common stock deemed received and exchanged for cash) will be equal to such holder’s aggregate tax basis in the CapStar common stock surrendered in exchange for the Old National common stock; and

•
a U.S. holder’s holding period for the shares of Old National common stock received in the merger (including any fractional shares deemed received and redeemed for cash as described below) will include the holding period of the shares of CapStar common stock surrendered in the merger.

A U.S. holder that acquired different blocks of shares of CapStar common stock at different times or at different prices should consult its tax advisors regarding the determination of its adjusted basis in, and its holding period of, shares of Old National common stock received in the merger.
A U.S. holder of CapStar common stock who receives cash in lieu of a fractional share of Old National common stock, generally will be treated as having received such fractional share of Old National common stock pursuant to the merger and then as having received cash in redemption of such fractional share. Any such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the adjusted tax basis in the fractional share of Old National common stock (as set forth above). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of CapStar common stock surrendered therefor) exceeds one year. Long-term capital gains of certain non-corporate U.S. holders of CapStar common stock, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
Payments of cash made pursuant to the merger to a U.S. holder of CapStar common stock generally will be subject to information reporting and may be subject to U.S. federal backup withholding (currently, at a rate of 24%).

To prevent backup withholding, U.S. holders of CapStar common stock should provide the exchange agent with a properly completed IRS Form W-9. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s United States federal income tax liability if the required information is supplied to the IRS in a timely manner.
A U.S. holder of CapStar common stock, as a result of having received Old National common stock in connection with the merger, will be required to retain records pertaining to the merger. In addition, each U.S. holder of CapStar common stock who is a “significant holder” will be required to file a statement with such holder’s U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b) setting forth certain information, including the parties to the merger, the date of the merger and such holder’s basis in the CapStar common stock surrendered. A “significant holder” is a holder of CapStar common stock who, immediately before the merger, owned at least 1% of the vote or value of the outstanding capital stock of CapStar or securities of CapStar with a basis for federal income tax purposes of at least $1 million.
This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. All holders of CapStar common stock should consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

DESCRIPTION OF OLD NATIONAL SECURITIES
As a result of the merger, CapStar shareholders who receive shares of Old National common stock in the merger will become shareholders of Old National. Your rights as a shareholder of Old National will be governed by the Indiana Business Corporation Law, the Old National amended and restated articles of incorporation and amended and restated bylaws. The following briefly summarizes the material terms of Old National common stock that will be issued in connection with the merger. We urge you to read the applicable provisions of the Indiana Business Corporation Law, the Old National amended and restated articles of incorporation and amended and restated bylaws, which are incorporated herein by reference and will be sent to shareholders of CapStar upon request. See “Where You Can Find More Information.”
We have summarized the material terms and provisions of our capital stock in this section. We have also filed our articles of incorporation and our bylaws, each as amended, as exhibits to the registration statement of which this proxy statement/prospectus is a part. You should read Old National’s articles of incorporation and bylaws for additional information before you buy our common stock or any securities which may be exercised or exchangeable for or converted into our common stock.
Common Stock
Authorized Common Stock
As of December 20, 2023, Old National’s authorized common stock, without par value, was 600,000,000 shares, of which 292,654,953 shares were issued and outstanding. Shares of Old National’s common stock, when issued against full payment of the purchase price, and shares of common stock issuable upon conversion, exchange or exercise of any of the other securities offered by this proxy statement/prospectus, will be validly issued, fully paid and non-assessable.
General
Voting Rights
The holders of Old National common stock are entitled to one vote for each share of common stock held of record by them on all matters to be voted on by shareholders, except:
(a)
shares of common stock are not entitled to a vote if such shares are owned, directly or indirectly, by another corporation and we own, directly or indirectly, a majority of the shares entitled to vote for directors of such corporation; provided, however, such limitation on voting does not limit our power to vote shares of our common stock held by us in or for an employee benefit plan or in any other fiduciary capacity; or

(b)
to the extent shares are control shares acquired in a control share acquisition within the meaning of Chapter 42 of the Indiana Business Corporation Law (the “IBCL”), which such shares have voting rights only to the extent granted by resolution approved by our shareholders in accordance with Section 23-1-42-9 of the IBCL.

The holders of Old National common stock are not entitled to cumulative voting rights. Under the IBCL, directors are elected by a plurality of the votes cast by shares entitled to vote in an election at a meeting at which a quorum is present. Old National bylaws provide that for all other shareholder votes, when a quorum is present at any meeting, the vote of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the IBCL, the company’s articles of incorporation or our bylaws, a greater vote is required, in which case such express provision shall govern and control the decision of such question.
Dividends
Subject to the rights of any series of preferred stock authorized by the board of directors as provided by Old National’s articles of incorporation, the holders of Old National common stock are entitled to dividends as and when declared by the board out of funds legally available for the payment of dividends.

Liquidation
In the event of a liquidation or dissolution of Old National, subject to the rights of any outstanding series of preferred stock, the holders of common stock are entitled to share in all assets remaining for distribution to common shareholders according to their interests.
Other Rights
Holders of Old National common stock have no preemptive or other subscription rights, and shares of common stock are not subject to any further calls or assessments by the company. There are no redemption or conversion rights or sinking fund provisions applicable to the shares of Old National common stock.
Listing
Old National’s common stock is listed on NASDAQ under the symbol “ONB.” The company’s transfer agent for our its common stock is Continental Stock Transfer & Trust Company.
Indiana Law and Certain Provisions of Our Articles of Incorporation; Anti-Takeover Measures
Articles of Incorporation
Old National’s articles of incorporation currently authorize the issuance of 600,000,000 shares of common stock and 2,000,000 shares of preferred stock. Within the limits of applicable law and the listing rules of NASDAQ, these shares are available to be issued, without prior shareholder approval, in classes with relative rights, privileges and preferences determined for each class by our board of directors.
The articles of incorporation also provide that certain business combinations may, under certain circumstances, require approval of more than a simple majority of the company’s issued and outstanding shares, and require a super-majority shareholder vote of not less than eighty percent (80%) of the outstanding shares of common stock for the amendment of certain significant provisions of our articles of incorporation.
Additionally, the articles of incorporation provide that the board of directors will consider non-financial factors that it deems relevant when evaluating a business combination. Any amendment of this provision requires a super-majority shareholder vote of not less than eighty percent (80%) of the outstanding shares of common stock.
Finally, the articles of incorporation provide that any person or group of persons who acquires 15% or more of our then outstanding common stock must pay an amount at least equal to the highest percent over market value paid for shares already held by such person or group when acquiring additional shares. Any amendment of this provision requires a super-majority shareholder vote of not less than eighty percent (80%) of the outstanding shares of common stock.
These provisions in the articles of incorporation are designed to encourage potential acquirors to negotiate with our board of directors to preserve for shareholders our value in the event of a takeover attempt. These provisions reduce the likelihood that a potential acquiror who is unwilling to pay a market premium determined by the board to be sufficient will attempt to acquire shares of Old National common stock by means of an open market accumulation, front-end loaded tender offer or other coercive or unfair takeover tactic. These provisions in the articles of incorporation would ensure that the company, its shareholders and the other stakeholders would be protected from certain takeover attempts, or the acquisition of a substantial block of equity, on terms that may be less favorable generally than would be available in transactions negotiated with and approved by the board.
Indiana Law
Chapters 42 and 43 of the IBCL may be deemed to have certain anti-takeover effects by prescribing, in the case of Chapter 42, certain voting requirements in instances in which a person acquires shares of Old National in excess of certain thresholds or proscribing, in the case of Chapter 43, certain transactions between Old National and an “interested stockholder” (defined generally as a person beneficially owning 10% or more of a corporation’s outstanding voting stock) during the five year period following the time such person became an interested stockholder.
In addition, Chapter 35 of the IBCL provides that in taking or declining to take any action, or in making or declining to make any recommendation to the shareholders of the corporation with respect to any matter, a board of directors may, in its discretion, consider both the short term and long term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects thereof on the corporation’s shareholders and the other corporate constituent groups and interests, as well as any other factors deemed pertinent by the directors. As a result, by expanding the factors that may be considered relevant by the directors in assessing a takeover proposal, this provision could be deemed to have certain anti-takeover effects.

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, CapStar shareholders will receive shares of Old National common stock in the merger. Old National is organized under the laws of the State of Indiana, and CapStar is organized under the laws of the State of Tennessee. The following is a summary of the material differences between (1) the current rights of CapStar shareholders under the CapStar charter and amended and restated bylaws, and (2) the current rights of Old National shareholders under the Old National amended and restated articles of incorporation and amended and restated bylaws.
Old National and CapStar believe that this summary describes the material differences between the rights of Old National shareholders as of the date of this proxy statement/prospectus and the rights of CapStar shareholders as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Old National’s and CapStar’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”
	CapStar Governing Documents	Old National Governing Documents
Number of Authorized and Outstanding Shares	CapStar is authorized to issue up to (i) 35,000,000 shares of common stock, par value $1.00 per share, and (ii) 5,000,000 shares of preferred stock, par value $1.00 per share, of which 1,609,800 are designated as Series A Nonvoting Noncumulative Convertible Preferred Stock. As of the record date for the special meeting of CapStar shareholders, there were [ ] shares of CapStar common stock outstanding and no shares of CapStar preferred stock outstanding.	Old National is authorized to issue up to (i) 600,000,000 shares of common stock, without par value and (ii) 2,000,000 shares of preferred stock, without par value. As of December 20, 2023, there were 292,654,953 shares of Old National common stock outstanding and 231,000 shares of Old National preferred stock outstanding.
Voting Limitations	Holders of CapStar common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of CapStar shareholders.	Each share of Old National common stock is entitled to one vote on each matter voted on at a meeting of Old National’s shareholders.
Rights of Preferred Stock	CapStar’s charter provides that the board of directors of CapStar may fix from time to time, by resolutions providing for the establishment and/or issuance of any series of common or preferred stock, the designation of such series and preferences, limitations and relative rights of the shares of such series. The shares of both common and preferred stock may be issued from time to time as authorized by the CapStar board of directors without the approval of CapStar’s
Old National’s articles of incorporation provide that shares of preferred stock may be issued from time to time in one or more additional series. Such shares of preferred stock may be redeemed, purchased, or otherwise acquired by Old National, subject to any limitation or restriction, if any, as contained in the express terms of any series, and may be reissued except as otherwise provided by law.
As of December 20, 2023, there were 231,000 shares of Old

	CapStar Governing Documents	Old National Governing Documents
	shareholders, except to the extent that such approval is required by governing law, rule, or regulation. No shares of CapStar preferred stock are issued and outstanding.	National preferred stock outstanding. The designations, powers, preferences, limitations, restrictions and relative rights of such preferred stock are set forth in Old National’s articles of incorporation.
Size of Board of Directors	CapStar’s charter and amended and restated bylaws provide that the number of directors serving on the CapStar board of directors shall be not less than five nor more than 25 (except when a greater number may be approved by operation of law), which number may be fixed or changed from time to time by the board of directors. CapStar’s board of directors is currently comprised of 13 directors.	Old National’s articles of incorporation provide that the number of directors on Old National’s board of directors, excluding directors who may be elected by the holders of any preferred stock, shall not be less than seven or more than twenty-five, with the exact number to fixed from time to time by the Od National bylaws. Old National’s board of directors is currently comprised of 16 directors.
Classes of Directors	CapStar directors are elected annually and each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, or until such director’s earlier resignation or removal.	Old National’s board of directors consists of one class. All directors serve a one-year term, expiring at the next annual meeting of shareholders, or until their respective successors are duly elected and qualified or their earlier resignation, death, or removal.
Removal of Directors	CapStar’s charter and amended and restated bylaws provide that shareholders may remove one (1) or more of the directors with or without cause. Any or all of the directors may be removed for cause by a vote of a majority of the entire board of directors. A director may be removed by the shareholders or board of directors only at a meeting called for the purpose of removing the director.	The Old National bylaws provide that directors may be removed, with or without cause, only by (i) the affirmative vote of the holders of not less than two-thirds of the issued and outstanding shares of common stock entitled to vote on the removal, or (ii) the affirmative vote of not less than two-thirds of the actual number of directors elected and qualified and then in office.
Vacancies on the Board of Directors	CapStar’s amended and restated bylaws provide that, except in those instances where the CapStar charter or applicable law provides otherwise, a majority of directors then in office (even if less than a quorum), or a sole remaining director, may fill a vacancy or newly created	Old National’s bylaws provide that a vacancy occurring in the board of directors for any reason may be filled for the remaining portion of the term by the affirmative vote of a majority of the remaining directors, whether or not the remaining directors constitute a quorum.

	CapStar Governing Documents	Old National Governing Documents
directorship on the board of directors. A vacancy that will occur at a specific later date (by reason of a resignation effective at a later date or otherwise) may be filled before the vacancy occurs by a majority of directors then in office, including those who have so resigned, but the new director may not take office until the vacancy occurs.
Special Meetings of Shareholders and Shareholders	CapStar’s amended and restated bylaws provide that special meetings of the shareholders, unless otherwise required by the Tennessee Business Corporation Act (“TBCA”), may be called by the board of directors, the chairman of the board, the vice chairman of the board, the president and chief executive officer, or by the secretary acting under instructions of the board of directors, the chairman of the board, the vice chairman of the board, the chief executive officer, or the president.	Old National’s bylaws provide that, except as otherwise provided by law or by Old National’s articles of incorporation, special meetings of shareholders (i) may be called by the board of directors, the chairman of the board of directors, the chief executive officer, or the president and (ii) shall be called by the chairman of the board of directors, the chief executive officer, the president, or the secretary at the request, in writing, of (a) a majority of the board of directors or (b) the holders of at least 25% of the shares entitled to vote on the matter to be considered at the special meeting.
Quorum	CapStar’s amended and restated bylaws provide that a majority of the voting power of the outstanding shares entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum at a meeting of shareholders.	Under Old National’s bylaws, except as otherwise provided by law or by Old National’s articles of incorporation, the holders of record of a majority of the issued and outstanding stock of Old National entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum at a meeting of shareholders.
Notice of Shareholder Meetings	CapStar’s amended and restated bylaws provide that notice of each shareholder meeting must be given to each shareholder entitled to vote not less than ten (10) days, nor more than 60 days before the date of the meeting.	Old National’s bylaws provide that written notice of the purpose, date, time and place, or means of remote communication of each meeting of Old National’s shareholders will be given not less than ten days nor more than 60 days before the meeting date to each shareholder of record entitled to vote at the meeting.

	CapStar Governing Documents	Old National Governing Documents
Advance Notice of Shareholder and Shareholder Proposals
CapStar’s amended and restated bylaws provide that a shareholder who desires to nominate a person for election to the CapStar board of directors or present a shareholder proposal at the annual meeting of shareholders must give written notice of the proposed nomination or shareholder proposal to the Secretary of CapStar at the principal executive office of CapStar no more than 120 days and not less than 75 days prior to the first anniversary of the date CapStar commenced mailing its proxy materials in connection with the previous year’s annual meeting of shareholders.
In the event that the date of the annual meeting is more than 30 days before or more than 70 days after its anniversary date, notice by the shareholder must be delivered not later than the close of business on the later of (i) the 75th day prior to such annual meeting or (ii) the tenth day following CapStar’s public announcement of the meeting, and no earlier than the close of business on the 120th day prior to such annual meeting.
CapStar’s amended and restated bylaws provide that a shareholder who desires to nominate a person for election to the CapStar board of directors at a special meeting of shareholders must give written notice of the proposed nomination to the Secretary of CapStar at the principal executive office of CapStar no later than close of business on the 15th day following the day on which notice of the special meeting is first mailed to shareholders.
The shareholder must also comply with the other requirements for nominating a director or bringing other business before an annual or

Old National’s bylaws provide that for director nominee suggestions to be brought properly before the board of directors by a shareholder, the shareholder must submit such suggestion, in writing, to the corporate governance and nominating committee of the board of directors at least 120 days before the date of the meeting. A shareholder’s written suggestion must set forth (i) the name and address of the shareholder making the suggestion; (ii) the number and class of shares owned by the shareholder; (iii) the name, address, and age of the nominee for election as director; (iv) the nominee’s principal occupation during the five years preceding the date of the suggestion; (v) all other information concerning the nominee which would be required in the proxy statement used to solicit proxies for the election of the nominee; (vi) a consent of the nominee to serve as director of Old National, if elected; and (vii) such other information as the corporate governance and nominating committee may reasonably request.
The Old National board of directors, after considering the recommendations of the corporate governance and nominating committee, shall have the sole authority for nominating persons to stand for election as directors at any meeting of shareholders.

	CapStar Governing Documents	Old National Governing Documents
special meeting of shareholders as set forth in CapStar’s amended and restated bylaws.
Limitation of Liability for Officers and Directors	CapStar’s charter limits a director’s liability to CapStar or its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the TBCA.	Old National’s articles of incorporation and bylaws do not provide for any limitation of liability for officers and directors. However, Chapter 35 of the IBCL provides that a director is not liable for any action taken as a director, or any failure to take any action, regardless of the nature of the alleged breach of duty, including alleged breaches of the duty of care, the duty of loyalty, and the duty of good faith, unless (i) the director has breached or failed to perform the duties of the director’s office in compliance with the IBCL and (ii) the breach or failure to perform constitutes willful misconduct or recklessness.
Indemnification of Officers and Directors	CapStar’s charter and bylaws provide that CapStar shall, to the fullest extent permitted by the TBCA, indemnify CapStar’s directors, officers and employees and each other person who is or was serving at the request of CapStar as a director, officer, manager or employee of an affiliate or of another entity, including service with respect to an employee benefit plan. The right to indemnification includes the right to be paid by CapStar the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition.
Old National’s officers and directors are indemnified under Indiana law, the articles of incorporation and the bylaws of Old National against certain liabilities.
Old National’s articles of incorporation require it to provide indemnification to its officers and directors to the fullest extent authorized by the IBCL and to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding as authorized by the IBCL. Old National’s articles of incorporation also authorize it to maintain insurance at its expense to protect itself and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust, or other entity against expense, liability or loss, whether or not Old National would have the power to indemnify such person against such expense, liability or loss

	CapStar Governing Documents	Old National Governing Documents

under the IBCL. Old National currently maintains directors’ and officers’ liability insurance.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Old National directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, it has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Amendments to Organizational Documents
CapStar’s charter may be amended pursuant to the procedures specified in the TBCA, provided that certain provisions in CapStar’s charter, including those relating to the liability of directors and approval of certain business transactions may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of CapStar entitled to vote thereon (unless approved by the affirmative vote of two-thirds (2/3) of all directors then in office).
Subject to certain exceptions, CapStar’s amended and restated bylaws may be amended or repealed and new bylaws may be adopted by the board of directors or shareholders of CapStar. Any amendment of the bylaws establishing or changing the number of directors within the range provided for in the bylaws, or establishing or changing the range itself, requires the affirmative vote of two-thirds (2/3) of all directors then in office or the affirmative vote of the holders of two-thirds (2/3) of the issued and outstanding shares of CapStar entitled to vote in an election of directors.

Under the IBCL, Old National’s articles of incorporation may be altered, amended or repealed by the affirmative vote of a majority of all votes entitled to be cast on the matter at any shareholder meeting.
Old National’s articles of incorporation provide that Old National’s bylaws may be altered, amended or repealed by either (i) the affirmative vote of a majority of the actual number of directors elected and qualified or (ii) the affirmative vote of a majority of all votes entitled to be cast on the matter at any shareholder meeting, provided that the proposed alteration, amendment, or repeal is contained in the notice of such shareholder meeting.

	CapStar Governing Documents	Old National Governing Documents
Action by Written Consent of Shareholders and Shareholders	Pursuant to CapStar’s amended and restated bylaws, any action required or permitted to be taken at a board of directors meeting under the TBCA may be taken without a meeting if the action is taken by all members of the board of directors. The action must be evidenced by one or more consents in writing or by electronic transmission describing the action taken, which consent or consents must be included in the minutes or filed with the corporate records.	Old National’s articles of incorporation provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if, prior to such action, a written consent (or consents) setting forth the action is signed by all of the shareholders entitled to vote with respect to the subject matter of the action. Any such written consent must be filed with the minutes of the proceedings of the shareholders.

LEGAL MATTERS
The validity of the Old National common stock to be issued in connection with the merger will be passed upon for Old National by Nicholas J. Chulos, Executive Vice President, Chief Legal Officer and Corporate Secretary of Old National.
Certain U.S. federal income tax consequences relating to the merger will be passed upon for Old National by Dykema Gossett PLLC and for CapStar by Wachtell, Lipton, Rosen & Katz.
EXPERTS
The consolidated financial statements incorporated in this proxy statement/prospectus by reference to Old National’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 22, 2023 have been so incorporated in reliance upon the report of Crowe LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of First Midwest Bancorp, Inc. appearing in Old National’s Form 8-K/A filed April 29, 2022 have been audited by Ernst & Young LLP, an independent public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of CapStar Financial Holdings, Inc. and subsidiary as of December 31, 2022 and 2021 and for each of the years in the three-year period ended December 31, 2022 and the effectiveness of internal control over financial reporting as of December 31, 2022 incorporated in this proxy statement/prospectus by reference from the CapStar Financial Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2022 have been audited by Elliott Davis, PLLC, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this proxy statement/prospectus in reliance upon such reports and upon the authority of such firm as experts in auditing and accounting.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS
To be considered for inclusion in CapStar’s proxy materials for CapStar’s annual meeting of stockholders in 2024 (the “CapStar 2024 Annual Meeting”), proposals had to be received by CapStar no later than November 11, 2023 and had to comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act and CapStar’s bylaws. Shareholders had to submit their proposals to CapStar at 1201 Demonbreun Street, Suite 700, Nashville, Tennessee 37203, Attention: Corporate Secretary. CapStar will only include in its proxy materials those shareholder proposals that it received before the deadline and that are proper for shareholder action.
In addition, CapStar’s bylaws provide that at any annual meeting, only such nominations of individuals for election to the CapStar board shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations to be properly made at an annual meeting, and proposals of other business to be properly brought before an annual meeting, nominations and proposals of other business must be: (A) specified in CapStar’s notice of meeting (or any supplement thereto) given by or at the direction of the CapStar board; (B) otherwise properly made at the annual meeting of CapStar shareholders, by or at the direction of the CapStar board; or (C) otherwise properly requested to be brought before the annual meeting by a shareholder of CapStar in accordance with CapStar’s bylaws. For nominations of individuals for election to the CapStar board or proposals of other business to be properly requested by a shareholder to be made at an annual meeting, a shareholder must: (1) be a shareholder of record at the time such shareholder’s notice is delivered to CapStar’s Corporate Secretary and at the time of the annual meeting of CapStar shareholders; (2) be entitled to vote at such annual meeting of CapStar shareholders; (3) strictly comply with the notice and information requirements and procedures set forth in CapStar’s bylaws as to such business or nomination; and (4) strictly comply with Rule 14a-19 promulgated under the Exchange Act, including, without limitation, the requirement to solicit at least 67% of the voting power of shares entitled to vote on the election of directors.
For any nominations or any other business to be properly brought before an annual meeting, the shareholder must have given timely notice thereof (including any documents require by CapStar’s bylaws), and timely updates and supplements thereof, in each case in proper form, in writing to CapStar’s Corporate Secretary, and such other business must otherwise be a proper matter for shareholder action.
To be timely, a notice of the intent of a shareholder to make a nomination or to bring any other matter before the annual meeting of CapStar shareholders must be delivered to CapStar’s Corporate Secretary at the principal executive offices of CapStar not later than the close of business on the seventy-fifth (75th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first (1st) anniversary of the date CapStar made its proxy materials available for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after its anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the seventy-fifth (75th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by CapStar. In no event will any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.
Accordingly, a shareholder who intended to raise a proposal to be acted upon at the CapStar 2024 Annual Meeting was required to inform CapStar by sending written notice to CapStar’s Corporate Secretary at CapStar Financial Holdings, Inc., 1201 Demonbreun Street, Suite 700, Nashville, Tennessee 37203, no earlier than November 11, 2023 nor later than December 26, 2023.
The foregoing description of the advance notice provisions of CapStar’s bylaws is a summary and is qualified in its entirety by reference to the full text of CapStar’s bylaws, which were filed with the SEC on October 28, 2019 as Exhibit 3.1 to CapStar’s Current Report on Form 8-K. Accordingly, CapStar advises you to review CapStar’s bylaws for additional stipulations relating to advance notice of director nominations and business proposals.
CapStar will not hold the CapStar 2024 Annual Meeting if the merger is completed prior to the date that CapStar is required under applicable law to hold the CapStar 2024 Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION
Old National has filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the issuance of the shares of Old National common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Old National and a proxy statement for CapStar shareholders. The registration statement, including this proxy statement/prospectus and the attached annexes, exhibits and schedules, contains additional relevant information about Old National and Old National common stock.
Old National and CapStar also file reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). The SEC maintains a website at
https://www.sec.gov that contains reports, proxy statements, and other information about issuers, such as Old National and CapStar, who file electronically with the SEC. The reports and other information filed by Old National with the SEC are also available at Old National’s website at www.oldnational.com. The reports and other information filed by CapStar with the SEC are also available at CapStar’s website at
https://ir.capstarbank.com/financial-information/sec-filings. The web addresses of the SEC, Old National and CapStar are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.
The SEC allows Old National and CapStar to incorporate by reference information in this proxy statement/prospectus. This means that Old National and CapStar can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the documents listed below that Old National and CapStar previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules). They contain important information about Old National, CapStar and their respective financial condition.
Old National filings (SEC File No. 001-15817)
•
Annual Report on Form 10-K filed on February 22, 2023 for the year ended December 31, 2022;

•
Definitive Proxy Statement filed on March 30, 2023 for Old National’s 2023 Annual Meeting of Shareholders;

•
Quarterly Report on Form 10-Q filed on May 3, 2023 for the quarterly period ended March 31, 2023;

•
Quarterly Report on Form 10-Q filed on August 2, 2023 for the quarterly period ended June 30, 2023;

•
Quarterly Report on Form 10-Q filed on November 1, 2023 for the quarterly period ended September 30, 2023;

•
Current Reports on Form 8-K filed February 22, 2023, May 9, 2023, July 3, 2023, August 16, 2023, October 26, 2023, October 31, 2023, and November 15, 2023, other than those portions of the documents deemed to be furnished and not filed; and

•
Current Report on Form 8-K/A filed April 29, 2022.

CapStar filings (SEC File No. 001-37886)
•
Annual Report on Form 10-K filed on March 3, 2023 for the year ended December 31, 2022;

•
Definitive Proxy Statement filed on March 10, 2023 for CapStar’s 2023 Annual Meeting of Shareholders;

•
Quarterly Report on Form 10-Q filed on May 10, 2023 for the quarterly period ended March 31, 2023;

•
Quarterly Report on Form 10-Q filed on August 7, 2023 for the quarterly period ended June 30, 2023;

•
Quarterly Report on Form 10-Q filed on November 3, 2023 for the quarterly period ended September 30, 2023; and

•
Current Reports on Form 8-K filed May 12, 2023, May 26, 2023, June 16, 2023, October 26, 2023 (Film no. 231351191), October 31, 2023, December 13, 2023 and January 5, 2024, other than those portions of the documents deemed to be furnished and not filed.

Old National also incorporates by reference the description of Old National common stock contained as Exhibit 4.1 to Old National’s Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 22, 2023 with the SEC, including any amendment or report filed for the purpose of updating such description.
CapStar also incorporates by reference the description of CapStar common stock contained in CapStar’s Registration Statement on Form 8-A filed with the SEC on September 20, 2016, and any amendments or reports filed for the purpose of updating such description.
In addition, each of Old National and CapStar incorporates by reference additional documents respectively filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the CapStar special meeting, provided that each such company is not incorporating by reference any information furnished to, but not filed with, the SEC.
Except where the context otherwise indicates, Old National has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Old National, and CapStar has supplied all information contained in this proxy statement/prospectus relating to CapStar.
Documents incorporated by reference are available from Old National and CapStar without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone at the following address and phone number:
For Old National documents incorporated by reference:
Old National Bancorp
One Main Street
Evansville, Indiana 47708
Attn: Corporate Secretary
(773) 765-7675
For CapStar documents incorporated by reference:
CapStar Financial Holdings, Inc.
1201 Demonbreun Street, Suite 700
Nashville, Tennessee 37203
Attn: Investor Relations
Telephone: (615) 732-6455
CapStar shareholders requesting documents must request them no later than five business days before the date of the CapStar special meeting. This means that CapStar shareholders requesting documents must do so by Thursday, February 22, 2024. CapStar shareholders will not be charged for any of these documents that you request. If you request any incorporated documents from Old National, Old National will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request. If you request any incorporated documents from CapStar, CapStar will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.
Neither Old National nor CapStar has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A — Agreement and Plan of Merger

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and between
CAPSTAR FINANCIAL HOLDINGS, INC.,
and
OLD NATIONAL BANCORP

Dated as of October 26, 2023

A-i

A-ii

Annex A – List of Directors Entering into Voting Agreement
Annex B – Form of Voting Agreement

A-iii

INDEX OF DEFINED TERMS
Term	Section
$9.6
Acceptable Confidentiality Agreement	6.11(a)
Acquisition Proposal	6.11(c)
Adjusted Shareholder’s Equity	7.2(e)
affiliate	9.6
Agreement	Preamble
Bank Merger	1.10
Bank Merger Agreement	1.10
Bank Merger Certificates	1.10
BHC Act	3.1(a)
Blue Sky	3.4
business day	9.6
Certificate	1.5(b)
Chosen Courts	9.9(b)
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company 401(k) Plan	6.6(d)
Company Bank	1.10
Company Benefit Plans	3.11(a)
Company Bylaws	3.1(a)
Company Charter	3.1(a)
Company Common Stock	1.5(a)
Company Contract	3.13(a)
Company Disclosure Schedule	Article III
Company Equity Award	1.6(c)
Company Indemnified Parties	6.7(a)
Company Insiders	6.15
Company Meeting	6.3
Company Option	1.6
Company Owned Properties	3.18
Company PSU Award	1.6(c)
Company Qualified Plan	3.11(d)
Company Real Property	3.18
Company Regulatory Agreement	3.14
Company Reports	3.5(b)
Company Restricted Stock Award	1.6(b)
Company RSU Award	1.6(c)
Company Subsidiary	3.1(b)
Confidentiality Agreement	6.2(b)

A-iv

Term	Section
Continuing Employees	6.6(a)
Controlled Group Liability	3.11(e)
dollar	9.6
Effective Time	1.3
Enforceability Exceptions	3.3(a)
Environmental Laws	3.16
ERISA	3.11(a)
ERISA Affiliate	3.11(e)
Exchange Act	3.6(c)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.5(a)
FDIC	3.1(b)
Federal Reserve Board	3.1(a)
GAAP	3.1(a)
Governmental Entity	3.4
IBCL	1.1
Indiana Articles of Merger	1.3
Indiana Secretary	1.3
Intellectual Property	3.19
IRS	3.11(b)
knowledge of Parent	9.6
knowledge of the Company	9.6
Liens	3.2(c)
Loans	3.25(a)
made available	9.6
Material Adverse Effect	3.1(a)
Materially Burdensome Regulatory Condition	6.1(c)
Merger	1.1
Merger Consideration	1.5(a)
Minimum Adjusted Shareholder’s Equity	7.2(e)
Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
Net Share	1.6(a)(i)
New Certificates	2.1
New Plans	6.6(c)
Notifying Party	6.10
Parent	Preamble
Parent 401(k) Plan	6.6(d)
Parent Articles	4.1(a)
Parent Bank	1.10
Parent Bylaws	4.1(a), 1.9
Parent Certificate	1.8

A-v

Term	Section
Parent Common Stock	1.5(a)
Parent Common Stock Closing Price	2.2(e)
Parent Disclosure Schedule	Article IV
Parent Preferred Stock	4.2
Parent Regulatory Agreement	4.11
Parent Reports	4.5(b)
Parent Restricted Stock Award	1.6(c)
Parent RSU Award	1.6(c)
Parent Subsidiary	4.1(b)
Per Share Cash Equivalent Consideration	1.6(a)(ii)
Permitted Encumbrances	3.18
person	9.6
Premium Cap	6.7(b)
Proxy Statement	3.4
Regulatory Agencies	3.5(a)
Representatives	6.11(a)
Requisite Company Vote	3.3(a)
Requisite Regulatory Approvals	6.1(e)
S-4	3.4
Sarbanes-Oxley Act	3.5(b)
SEC	3.4
Securities Act	3.5(b)
SRO	3.5(a)
Subsidiary	3.1(a)
Superior Proposal	6.3
Surviving Corporation	1.1
Takeover Statutes	3.21
Tax	3.10(b)
Tax Return	3.10(c)
Taxes	3.10(b)
TBCA	1.1
Tennessee Articles of Merger	1.3
Tennessee Secretary	1.3
Termination Date	8.1(c)
Termination Fee	8.2(b)
the date hereof	9.6
transactions contemplated by this Agreement	9.6
transactions contemplated hereby	9.6
Voting Agreements	Recitals

A-vi

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of October 26, 2023 (this “Agreement”), by and between CapStar Financial Holdings, Inc., a Tennessee corporation (the “Company”) and Old National Bancorp, an Indiana corporation (“Parent”).
W I T N E S S E T H:
WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and the Company’s shareholders, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, the Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent and Parent’s shareholders, and (ii) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, the Board of Directors of the Company, subject to the terms of this Agreement, has resolved to recommend that the Company’s shareholders approve this Agreement and to submit this Agreement to the Company’s shareholders for approval;
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;
WHEREAS, as an inducement to and condition of Parent’s willingness to enter into this Agreement, each of the directors and an executive officer of the Company listed on Annex A is concurrently entering into voting agreements, the form of which is attached hereto as Annex B (the “Voting Agreements”), pursuant to which, among other things, such persons have agreed to vote all of their chares of Company Common Stock in favor of approval of this Agreement, the Merger, and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated hereby; and
WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
THE MERGER
1.1   The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the Tennessee Business Corporation Act (the “TBCA”) and the Indiana Business Corporation Law (the “IBCL”), at the Effective Time, the Company shall merge with and into Parent (the “Merger”). Parent shall be the surviving corporation in the Merger (hereinafter referred to in such capacity as the “Surviving Corporation”), and shall continue its corporate existence under the laws of the State of Indiana. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.
1.2   Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 8:00 a.m. Evansville, Indiana time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), unless another date, time or place is agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3   Effective Time.   The Merger shall become effective as set forth in the articles of merger with respect to the Merger (the “Tennessee Articles of Merger”) to be filed with the Secretary of State of the State of Tennessee (the “Tennessee Secretary”) on the Closing Date and the articles of merger to be filed with the Secretary of State of the State of Indiana (the “Indiana Secretary”). The term “Effective Time” shall be the date and time at which the Articles of Merger becomes effective, as set forth in the Tennessee Articles of Merger and the Indiana Articles of Merger.
1.4   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the TBCA and the IBCL.
1.5   Conversion of Company Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent or the Company or the holder of any of the following securities:
(a)   Subject to Section 2.2(e), each share of common stock, $1.00 par value (the “Company Common Stock”), of the Company issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company as treasury stock or owned by the Company or Parent (in each case other than shares (x) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (y) held, directly or indirectly, as a result of debts previously contracted), shall be converted into 1.155 shares (the “Exchange Ratio”) of common stock, no par value per share, of Parent (the “Parent Common Stock”) (such consideration, the “Merger Consideration”).
(b)   All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, including a certificate (it being understood that any reference herein to a “certificate” representing shares of Parent Common Stock shall be deemed to include, unless the context otherwise requires, reference to book-entry account statements relating to the ownership of shares of Parent Common Stock) representing the number of whole shares of Parent Common Stock which such shares of Company Common Stock represented by such Certificate have been converted into the right to receive pursuant to Section 1.5(a), (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive pursuant to Section 1.5(a) and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Certificates previously representing shares of Company Common Stock shall be exchanged for the Merger Consideration and the other amounts specified in the immediately preceding sentence upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration; provided that nothing contained in this sentence shall be construed to permit the Company or Parent to take any action with respect to the outstanding shares of Parent Common Stock or Company Common Stock, as applicable, that is expressly prohibited by the terms of this Agreement.
(c)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock or owned by the Company or Parent (in each case other than shares (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, as a result of debts previously contracted) shall be cancelled and cease to exist and no Merger Consideration shall be delivered or exchanged therefor.

1.6   Treatment of Company Equity Awards.
(a)   At the Effective Time, each option to purchase shares of Company Common Stock (a “Company Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically, and without any required action on the part of the holder thereof, be cancelled, with the holder of such Company Option becoming entitled to receive, in full satisfaction of the rights of the holder with respect thereto, the Merger Consideration in respect of each Net Share (as defined below) subject to each Company Option, less applicable Tax withholding, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) days following the Closing Date. For purposes of this Section 1.6(a):
(i)   “Net Share” means, with respect to a Company Option, the quotient obtained by dividing (A) the product of (i) the excess, if any, of the Per Share Cash Equivalent Consideration over the per share exercise price of such Company Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, by (B) the Per Share Cash Equivalent Consideration.
(ii)   “Per Share Cash Equivalent Consideration” means the product (rounded to the nearest cent) obtained by multiplying (A) the Exchange Ratio by (B) Parent Common Stock Closing Price.
(b)   At the Effective Time, each award of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction (a “Company Restricted Stock Award”) held by a non-employee director of the Company, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall fully vest and be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive the Merger Consideration in respect of each share of Company Common Stock underlying such Company Restricted Stock Award. Parent shall issue the consideration described in this Section 1.6 (together with any accrued but unpaid dividends) corresponding to the Company Restricted Stock Awards that vest in accordance with this Section 1.6(b), less applicable Tax withholdings, within five (5) days following the Closing Date.
(c)   Except as provided in Section 1.6(b) or as otherwise agreed between Company and Parent, at the Effective Time, each Company Restricted Stock Award, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall be assumed and converted into a restricted stock award (each, a “Parent Restricted Stock Award”) with respect to a number of shares of Parent Common Stock determined by multiplying (i) the number of shares of Company Common Stock underlying the Company Restricted Stock Award immediately prior to the Effective Time by (ii) the Exchange Ratio, rounded up to the nearest whole share. Each Parent Restricted Stock Award shall continue to have, and shall be subject to, the same terms and conditions (including vesting and payment schedule, after giving effect to any “change in control” post-termination protections under the applicable plan or award agreement) as applied to the corresponding Company Restricted Stock Award immediately prior to the Effective Time.
(d)   Except as otherwise agreed between Company and Parent, at the Effective Time, each restricted stock unit award in respect of shares of Company Common Stock other than a Company PSU Award (a “Company RSU Award”) that is outstanding as of immediately prior to the Effective Time shall be assumed and converted into a restricted stock award (each, a “Parent RSU Award”) with respect to a number of shares of Parent Common Stock determined by multiplying (i) the number of shares of Company Common Stock underlying the Company RSU Award immediately prior to the Effective Time by (ii) the Exchange Ratio, rounded up to the nearest whole share. Each Parent RSU Award shall continue to have, and shall be subject to, the same terms and conditions (including vesting and payment schedule, after giving effect to any “change in control” post-termination protections under the applicable plan or award agreement) as applied to the corresponding Company RSU Award immediately prior to the Effective Time.
(e)   At the Effective Time, each restricted stock unit award in respect of shares of Company Common Stock subject to performance-based vesting conditions (a “Company PSU Award” and, together with Company Options, Company Restricted Stock Awards and Company RSU Awards, “Company Equity Awards”) that is outstanding as of immediately prior to the Effective Time shall fully vest (with performance goals deemed achieved based on the greater of the target performance level and actual performance as determined by the Board of Directors of the Company or its compensation committee) and shall be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive the Merger Consideration in respect of each share of Company Common Stock underlying such Company PSU Award. Parent shall issue the consideration described in this Section 1.6(e), less applicable Tax withholdings, within five (5) days following the Closing Date; provided, however, that, with respect to any Company PSU Award that constitutes “deferred compensation” subject to Section 409A of the Code, settlement or payment of such award shall be made on the earliest permissible date that such delivery would not trigger a Tax or penalty under Section 409A of the Code.
(f)   At or prior to the Effective Time, the Company, the Board of Directors of the Company or its compensation committee, as applicable, shall adopt resolutions approving the provisions of this Section 1.6. Neither the Company Board of Directors nor its compensation committee shall adopt resolutions or take other actions to accelerate the vesting of any Company Equity Awards, if such actions are in its discretion. Upon the Effective Time, Parent shall file, or shall have on file, one or more appropriate registration statements (on Form S-3 or Form S-8, or any successor or other appropriate forms), and shall maintain the effectiveness of such registration statements, with respect to Parent Common Stock in respect of the Parent Restricted Stock Awards and Parent RSU Awards granted pursuant to this Section 1.6.
1.7   Parent Common Stock.   At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Parent and shall not be affected by the Merger.
1.8   Articles of Incorporation of Surviving Corporation.   At the Effective Time, the Fifth Amended and Restated Articles of Incorporation of Parent (as amended) (the “Parent Certificate”), as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.9   Bylaws of Surviving Corporation.   At the Effective Time, the Amended and Restated Bylaws of Parent (as amended) (the “Parent Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.10   Bank Merger.   Immediately following the Merger or at such later time as Parent may determine, CapStar Bank (“Company Bank”), a Tennessee state-chartered bank and a wholly owned Subsidiary of the Company, will merge (the “Bank Merger”) with and into Old National Bank, a national banking association bank and a wholly owned Subsidiary of Parent (“Parent Bank”). Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties hereto agree that the Bank Merger shall become effective immediately after the Merger or at such later time as Parent may determine. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be mutually agreed upon by the parties (the “Bank Merger Agreement,”). The Company and Parent shall cause Company Bank and Parent Bank to execute such certificates of merger and articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Merger or at such later time as Parent may determine.
1.11   Tax Consequences.   It is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.
ARTICLE II
EXCHANGE OF SHARES
2.1   Parent to Make Merger Consideration Available.   At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, (i) certificates or, at Parent’s option, evidence of shares in book entry form (collectively, referred to herein as “New Certificates”), representing the shares of Parent Common Stock to be issued to holders of Company Common Stock, and (ii) cash in lieu of fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2 in exchange for outstanding shares of Company Common Stock.
2.2   Exchange of Shares.
(a)   As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, and any cash in lieu of fractional shares, which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the shares of Company Common Stock represented by the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Certificates. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b)   No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive.
(c)   If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and cash in lieu of fractional shares as provided in this Article II.

(e)   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Parent Common Stock on the Nasdaq Stock Exchange as reported by the Wall Street Journal for the five (5) full trading days ending on the trading day immediately preceding the Closing Date (“Parent Common Stock Closing Price”) by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for-consideration, but merely represents a mechanical rounding off for the purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of such fractional shares.
(f)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for twelve (12) months after the Effective Time shall be paid to Parent. Any former shareholder of the Company that has not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration, cash in lieu of fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such former shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)   Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, such withheld amounts (i) will be paid over by Parent or the Exchange Act to the appropriate governmental authority and (ii) will be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made.
(h)   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, and any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
Except (a) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections, or (b) as disclosed in any Company Reports publicly filed with or furnished to the SEC by the Company after January 1, 2021 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:
3.1   Corporate Organization.
(a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and is a bank holding company duly registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Company has the corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, standing, qualification necessary, except where the failure to be so licensed, in good standing, or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or interpretations thereof by courts or Governmental Entities, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including any outbreak, continuation or escalation of acts of war (whether or not declared), cyberattacks, sabotage, an act of terrorism, military actions) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes after the date hereof resulting from any hurricanes, earthquakes, tornados, floods or other natural disasters, man-made disasters or any outbreak of any epidemic, pandemic or other public health event or emergencies (including any law, directive or guideline issued by a Governmental Entity in response thereto), (E) public disclosure of the execution of this Agreement, public disclosure or (except in the case of the representations contained in Sections 3.3(b), 3.4, 3.11(j), 4.3(b) and 4.4) consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees), actions expressly required or prohibited by this Agreement or actions taken with the prior written consent of Parent (in the case of the Company) or the Company (in the case of Parent), (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or other financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), or (G) the expenses incurred by the Company or Parent in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” shall have the meaning ascribed to it in Section 2(d) of the BHC Act. True and complete copies of the Charter of the Company (the “Company Charter”) and Amended and Restated Bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

(b)   Except as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company, each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power, authority, licenses, certificates and authorizations necessary to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of the Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of the Company, threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date hereof.
3.2   Capitalization.
(a)   The authorized capital stock of the Company consists of 35,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $1.00 par value. As of October 24, 2023, there are (i) 20,699,632 shares of Company Common Stock issued and outstanding, which number includes 33,486 shares of Company Common Stock granted in respect of outstanding Company Restricted Stock Awards, (ii) no shares of Company preferred stock issued and outstanding, (iii) 92,865 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Options, (iv) 108,267 shares of Company Common Stock reserved for issuance upon the settlement of outstanding Company RSU Awards, and (v) 67,155 shares of Company Common Stock reserved for issuance upon the settlement of outstanding Company PSU Awards (assuming satisfaction of performance goals in respect of incomplete performance periods at the target level). As of the date of this Agreement, except as set forth in the immediately preceding sentence, and for changes since October 24, 2023, resulting from the exercise, vesting or settlement of any Company Equity Awards described in the immediately preceding sentence, there are no other shares of capital stock or other voting securities of the Company issued, reserved for issuance or outstanding.
(b)   All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote. Except as set forth on Section 3.2(b) of the Company Disclosure Schedule, no trust preferred or subordinated debt securities of the Company are issued or outstanding. Other than Company Equity Awards issued prior to the date of this agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities, and there are no other equity based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any of its Subsidiaries) outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company. No Subsidiary of the Company owns any shares of capital stock of the Company.
(c)   The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances, and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
3.3   Authority; No Violation.
(a)   The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Agreement (the “Requisite Company Vote”), and the adoption and approval of the Bank Merger Agreement by the Company as its sole shareholder, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)   Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, including the Merger and the Bank Merger, nor compliance by the Company with any of the terms or provisions hereof, will (i) assuming the Requisite Company Vote is obtained, violate any provision of the Company Charter or the Company Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 and the Requisite Company Vote are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on the Company.
3.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices, as applicable, with the Nasdaq Stock Exchange, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency, and approval of such applications, filings, and notices, (d) the filing of any required applications, filings, and notices, as applicable, with any governmental agency that has authority over the mortgage production and sale business of the Company (inclusive of Fannie Mae and Freddie Mac), and approval of such applications, filings, and notices, (e) the filing of applications, filings and notices, as applicable, with the Tennessee Department of Financial Institutions in connection with the Merger and the Bank Merger and approval of such applications, filings and notices, (f) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (g) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration by the SEC of the effectiveness of the S-4, (h) the filing of the Tennessee Articles of Merger with the Tennessee Secretary pursuant to the TBCA and the Indiana Articles of Merger with the Indiana Secretary pursuant to the IBCL, and the filing of the Bank Merger Certificates, (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (j) the approval of the listing of such Parent Common Stock on the Nasdaq Stock Exchange, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each, a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, the Company is not aware of any reason why necessary regulatory approvals and consents will not be received.
3.5   Reports.
(a)   The Company and each of its Subsidiaries have timely filed or furnished all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish since January 1, 2021 with (i) the Tennessee Secretary of State, the Tennessee Department of Financial Institutions and any other state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (an “SRO”) ((i) – (vi), collectively, “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed or furnished pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as set forth on Section 3.5 of the Company Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2021, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2021, in each case of clauses (i) through (iii), which would have, either individually or in the aggregate, a Material Adverse Effect on the Company.
(b)   An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company since January 1, 2021 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Company Reports”) has been made publicly available. No such Company Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2021, as of their respective dates, all Company Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports.

3.6   Financial Statements.
(a)   The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No independent public accountant has resigned (or informed the Company that it intends to resign) or has been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the six years prior to the date hereof.
(b)   Except as would not have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Annual and Quarterly Reports on Form 10-K and Form 10-Q for the fiscal year and quarters ended December 31, 2022, March 31, 2023 and June 30, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2022, or in connection with this Agreement and the transactions contemplated hereby.
(c)   The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditor and audit committee. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)   Since January 1, 2021, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant, attorney, advisor or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the knowledge of the Company, to any director or officer of the Company.
3.7   Broker’s Fees.   With the exception of the engagement of Morgan Stanley & Co. LLC, neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Company has disclosed to Parent as of the date hereof the aggregate fees provided for in connection with the engagement by Company of Morgan Stanley & Co. LLC related to the Merger and the other transactions contemplated hereby.
3.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2022 through the date of this Agreement, no event or events have occurred that have had, either individually or in the aggregate, a Material Adverse Effect on the Company.
(b)   Except in connection with matters contemplated, required or permitted by this Agreement, since December 31, 2022 through the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course (other than discussions and negotiations related to this Agreement).
3.9   Legal Proceedings.
(a)   Except as disclosed on Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or that is against any of their current or former directors or executive officers or of a nature challenging the validity or propriety of the transactions contemplated by this Agreement. Schedule 3.9(a) sets forth a true and complete list of all pending or threatened litigation against the Company, including lender liability and/or counterclaims, in which damages or loss could reasonably exceed $100,000.
(b)   Except as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).
(c)   Except as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company, no claims are outstanding under any of the Company or its Subsidiaries’ insurance policies.
(d)   Except as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company, no claims are outstanding against the Company or its Subsidiaries for indemnification.
3.10   Taxes and Tax Returns.
(a)   Each of the Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened (in writing) or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company) or (ii) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1). At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(b)   As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
(c)   As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.11   Employees and Employee Benefit Plans.
(a)   Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, retirement, savings, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored by, or required to be contributed to, the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.
(b)   The Company has heretofore made available to Parent true and complete copies of (i) each Company Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description required under ERISA with respect to such Company Benefit Plan, (B) the most recent annual report (Form 5500) filed with the Internal Revenue Service (“IRS”), (C) the most recently received IRS determination letter relating to such Company Benefit Plan, and (D) the most recently prepared actuarial report for each Company Benefit Plan.

(c)   Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.
(d)   Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor to the knowledge of the Company has revocation been threatened), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.
(e)   No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, and during the immediately preceding six (6) years, no Controlled Group Liability has been incurred by the Company or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company or its ERISA Affiliates of incurring any such liability. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuing coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
(f)   None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to (i) any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), (ii) a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), or (iii) a plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code.
(g)   Neither the Company nor any of its Subsidiaries sponsors any employee benefit plan or has any obligation with respect to an arrangement that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their beneficiaries or dependents, except as required by Section 4980B of the Code.
(h)   All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company, except as either individually or in the aggregate, would not reasonably be expected to result in any material liability to the Company and its Subsidiaries.
(i)   There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that would reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to the Company and its Subsidiaries.
(j)   Except as set forth on Section 3.11(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (ii) increase in the amount or value of, any payment, right or other benefit to any employee or director of the Company or any of its Subsidiaries, (iii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust or (iv) result in any payment or benefit that may, individually or in combination with any other such payment, be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.
(k)   Neither the Company nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code.
(l)   Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.
(m)   There are no pending or, to the knowledge of the Company, threatened labor grievances or unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company and its Subsidiaries.
(n)   The Company and its Subsidiaries are in compliance in all material respects with, and since December 31, 2019 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).
(o)   (i) To the knowledge of the Company, no written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since December 31, 2019 against any Company Insiders, (ii) since December 31, 2019, neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any Company Insiders, and (iii) there are no proceedings currently pending or, to the knowledge of the Company, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any Company Insiders.
3.12   Compliance with Applicable Law.   The Company and each of its Subsidiaries hold, and have held at all times since January 1, 2021, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, have a Material Adverse Effect on the Company. No suspension or cancellation of any such necessary license, franchise, permit or authorization that is material to the business of the Company and its Subsidiaries (taken as a whole) is pending or, to the knowledge of the Company, threatened. The Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including, without limitation, all laws related to data protection or privacy, the USA PATRIOT Act, any laws, regulations or sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Company Bank has a Community Reinvestment Act rating of “satisfactory” or better. To the knowledge of the Company, none of the Company, or its Subsidiaries, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
3.13   Certain Contracts.
(a)   Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a provision that limits (or purports to limit) in any material respect the ability of the Company or its affiliates (or, following the Closing, the Surviving Corporation or its affiliates) to engage or compete in any business (including (a) any exclusivity or exclusive dealing provisions with such an effect or (b) any geographic restrictions and preferential arrangements), (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) other than extensions of credit (all of which extensions of credit have been made in compliance with Company Bank’s credit policy manual and all applicable laws, statutes, rules or regulations), other banking products offered by the Company and its Subsidiaries or derivatives, which creates future payment obligations to or from the Company or its Subsidiaries in excess of $100,000 annually, and that by its terms does not terminate or is not terminable without penalty upon notice of sixty (60) days or less, (v) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries, taken as a whole, (vi) for any joint venture, partnership or similar agreement material to the Company or its Subsidiaries, (vii) that requires the Company or its Subsidiaries to sell or purchase goods or services on an exclusive basis or make referrals of business to any person on a priority or exclusive basis, (viii) that relates to the acquisition or disposition of any business, capital stock or assets of any Person (whether by merger, sale of stock, sale of assets or otherwise) that has any remaining obligations (other than customary obligations relating to the indemnification of directors and officers), or (ix) that relates to any real property leased, subleased, licensed or occupied by the Company or its Subsidiaries as lessee, sublessee, licensee or occupant and provides for annual payments by the Company or its Subsidiaries in excess of $100,000. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) (excluding any Company Benefit Plan), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would have, either individually or in the aggregate, a Material Adverse Effect on the Company.
(b)   In each case, except as, either individually or in the aggregate, would not have a Material Adverse Effect on the Company, (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract, (iii) each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract.
3.14   Agreements with Regulatory Agencies.   Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2021, a recipient of any supervisory letter from, or since January 1, 2021, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing or, to the knowledge of the Company, otherwise since January 1, 2021, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.
3.15   Risk Management Instruments.   Except as would not have, either individually or in the aggregate, a Material Adverse Effect on the Company, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. Except as would not have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.16   Environmental Matters.   The Company and its Subsidiaries are in compliance in all material respects with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Company any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against the Company To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any material liability or material obligation on the Company.
3.17   Investment Securities and Commodities.
(a)   Except as would not have, either individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the financial statements included in the Company Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.
(b)   The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses, and, to the knowledge of the Company, the Company and its Subsidiaries have been in material compliance with such policies, practices and procedures in all material respects since January 1, 2021.
3.18   Real Property.   The Company or a Company Subsidiary has good and marketable title in fee simple to all the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such the Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of the Company, the lessor. Except as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company, there are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property.
3.19   Intellectual Property.   The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company, (a) (i) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (ii) since January 1, 2021, no person has asserted in writing to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of the Company, infringing on or otherwise violating, any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries, and (c) since January 1, 2021, neither the Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary, and (d) the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.
3.20   Related Party Transactions.   There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, except those of a type available to employees of the Company or its Subsidiaries generally.
3.21   State Takeover Laws.   The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Section § 48-103 of the TBCA and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).
3.22   Reorganization.   The Company has not taken any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.23   Opinion of Financial Advisor.   Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Morgan Stanley & Co. LLC to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view to the holders shares of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.24   Company Information.   The information relating to the Company and its Subsidiaries which is provided by the Company or its representatives specifically for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Proxy Statement relating to the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Proxy Statement or the S-4.
3.25   Loan Portfolio.
(a)   Except as would not have, either individually or in the aggregate, a Material Adverse Effect on the Company, each loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions, and (iv) has been made in the ordinary course of business, consistent with past practice, and in accordance with Company Bank’s credit policies and procedures. No Loan that has as of the date hereof an outstanding balance of $1,000,000 or more and that (A) was not over ninety (90) days or more delinquent in payment of principal or interest as of June 30, 2023, is as of the date hereof over ninety (90) days or more delinquent in payment of principal or interest, or (B) was not classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, as of June 30, 2023, is as of the date hereof so classified.
(b)   Except as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company, each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(c)   Except as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2021, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
3.26   Insurance.   Except as would not have, either individually or in the aggregate, a Material Adverse Effect on the Company: (a) the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, (b) the Company and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (c) each such policy is outstanding and in full force and effect, (d) except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (e) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Company Disclosure Schedule 3.26 sets forth a true and correct listing of all Company and its Subsidiary insurance policies, carriers, coverage limits, premiums and deductibles.
3.27   Information Security.
(a)   Except as would not have, either individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of Company, since January 1, 2021, no third party has gained unauthorized access to any information systems or networks controlled by and material to the operation of the business of the Company and its Subsidiaries, and, to the knowledge of the Company, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks.
(b)   The Company and its Subsidiaries have implemented backup and disaster recovery technology reasonably consistent with industry standards and practices.
(c)   The Company and its Subsidiaries are presently in compliance in all material respects with all applicable laws, internal policies, and contractual obligations relating to the privacy and security of its respective information technology and computer systems, networks, hardware, software, data, and technology from unauthorized use, access, misappropriation or modification.
3.28   Trust Business.   Neither the Company nor any of its Subsidiaries has administered any account for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor.
3.29   Mortgage Banking Activities.   Since January 1, 2021, all Mortgage Loans have been originated, processed, underwritten, closed, funded, insured, sold or acquired, serviced and subserviced (including all loan application, loss mitigation, loan modification, foreclosure and real property administration activities), and all disclosures required by applicable law made by the Company or any of its Subsidiaries in connection with the Mortgage Loans have been provided to the borrowers thereof, in each case, in accordance with all applicable law in all material respects; (ii) no Mortgage Loans were originated by any person other than the Company or one of its Subsidiaries; (iii) no fraud or material error, omission, misrepresentation, mistake or similar occurrence has occurred on the part of the Company or its Subsidiaries or, to the knowledge of the Company, any third-party servicer in connection with the origination or servicing of any of the Mortgage Loans; and (iv) other than obligations to repurchase that are customary for the mortgage business, neither the Company nor any of its Subsidiaries has any obligation or potential obligation to, repurchase or re-acquire from any person any Mortgage Loan or any collateral securing any Mortgage Loan, whether by

Contract or otherwise. “Mortgage Loan” means any and all Loans secured by one (1) to four (4) family residential properties, mixed use properties (but only to the extent subject to the United States Department of Housing and Urban Development’s 203(k) program), Loans secured by interests in cooperatives, condominium units and units in planned unit developments owned, originated (or in the process of origination), made, entered into, serviced or subserviced by the Company or its Subsidiaries at any time, including and real property acquired in connection with the default of any mortgage loan.
3.30   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   The Company acknowledges and agrees that neither Parent nor any other person on behalf of Parent has made or is making, and the Company has not relied upon, any express or implied representation or warranty other than those contained in Article IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
Except (a) as disclosed in the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections, or (b) as disclosed in any Parent Reports publicly filed with or furnished to the SEC by Parent after January 1, 2021 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:
4.1   Corporate Organization.
(a)   Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and is a bank holding company duly registered with the Federal Reserve Board under the BHC Act. Parent has the corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Parent. True and complete copies of the Amended and Restated Articles of Incorporation of Parent (the “Parent Articles”) and the Bylaws of Parent (the “Parent Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

(b)   Except, as would not, either individually or in the aggregate, have a Material Adverse Effect on Parent, each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority necessary to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions except, (i) in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities and (ii) in the case of trust preferred securities and indebtedness in respect thereof, for customary restrictions on dividends. The deposit accounts of each Subsidiary of Parent that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Parent, threatened.
4.2   Capitalization.
(a)   As of the date of this Agreement, the authorized capital stock of Parent consists of 600,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, no par value (“Parent Preferred Stock”). As of October 25, 2023, there are (i) 292,622,365.87 shares of Parent Common Stock issued and outstanding, including approximately 1,945,737 shares granted in respect of outstanding awards of restricted Parent Common Stock, (ii) 230,500 shares of Parent Preferred Stock issued and outstanding, and (iii) approximately 17,638,545 shares of Parent Common Stock issued or reserved for issuance and future grants under Parent equity incentive plans. As of the date of this Agreement, except as set forth in the immediately preceding sentence, and for changes since October 25, 2023, resulting from the exercise, vesting or settlement of any Parent restricted stock units awards described in the immediately preceding sentence, there are no other shares of capital stock or other voting securities of Parent issued, reserved for issuance or outstanding.
(b)   All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote. Other than as described in clauses (iii) and (iv) of Section 4.2(a) as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent.
(c)   Except as set forth on Parent Disclosure Schedule 4.2(c), Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
4.3   Authority; No Violation.
(a)   Parent has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of Directors of Parent.

Except for the adoption and approval of the Bank Merger Agreement by Parent as Parent Bank’s sole shareholder (the “Parent Approval”), no other corporate proceedings on the part of Parent (including any vote of the shareholders of Parent) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.
(b)   Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, including the Merger and the Bank Merger, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles, the Parent Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 and the Parent Approval is duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on Parent.
4.4   Consents and Approvals.   Except for (a) the filing of applications, filings and notices, as applicable, with the Nasdaq Stock Exchange, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency, and approval of such applications, filings, and notices, (d) the filing of any required applications, filings, and notices, as applicable, with any governmental agency that has authority over the mortgage production and sale business of the Company (inclusive of Fannie Mae and Freddie Mac), and approval of such applications, filings, and notices, (e) the filing of applications, filings and notices, as applicable, with the Tennessee Department of Financial Institutions in connection with the Merger and the Bank Merger and approval of such applications, filings and notices, (f) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (g) the filing with the SEC of the Proxy Statement and the S-4 in which the Proxy Statement will be included as a prospectus, and declaration by the SEC of the effectiveness of the S-4, (h) the filing of the Tennessee Articles of Merger with the Tennessee Secretary pursuant to the TBCA, and the filing of the Bank Merger Certificates and Indiana Articles of Merger with the Indiana Secretary pursuant to the IBCL), (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (j) the approval of the listing of such Parent Common Stock on the Nasdaq Stock Exchange, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent of this Agreement or (ii) the consummation by Parent of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Parent is not aware of any reason why necessary regulatory approvals and consents will not be received.
4.5   Reports.
(a)   Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2021 with any Regulatory Agency, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect on Parent. Except as set forth on Section 4.5 of the Parent Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2021, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2021, in each case of clauses (i) through (iii), which would have, either individually or in the aggregate, a Material Adverse Effect on Parent.
(b)   An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2021 by Parent pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) has been made publicly available. No such Parent Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2021, as of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act complied in all material respects as to form with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent Reports.
4.6   Financial Statements.
(a)   The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No independent public accountant has resigned (or informed Parent that it intends to resign) or has been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the six years prior to the date hereof.
(b)   Except as would not have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Parent, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Annual Report on Form 10-K for the year ended December 31, 2022 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2022, or in connection with this Agreement and the transactions contemplated hereby.
4.7   Absence of Certain Changes or Events.
(a)   Since December 31, 2022 through the date of this Agreement, no event or events have occurred that have had, either individually or in the aggregate, a Material Adverse Effect on Parent.
(b)   Except as set forth on Section 4.7(b) of the Parent Disclosure Schedule and in connection with matters contemplated, required or permitted by this Agreement, since December 31, 2022 through the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
4.8   Legal Proceedings.
(a)   Except as disclosed on Section 4.8(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   Except as would not, either individually or in the aggregate, have a Material Adverse Effect on Parent, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its affiliates).
4.9   Taxes and Tax Returns.   Each of Parent and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Parent and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither Parent nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened (in writing) or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries). Neither Parent nor any of its Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was Parent) or (b) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Parent nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Parent nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1). At no time during the past five (5) years has Parent been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
4.10   Compliance with Applicable Law.   Parent and each of its Subsidiaries hold, and have held at all times since January 1, 2021, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, have a Material Adverse Effect on Parent. No suspension or cancellation of any such necessary license, franchise, permit or authorization that is material to the business of Parent and its Subsidiaries (taken as a whole) is pending or, to the knowledge of the Parent, threatened. Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, including, without limitation, all laws related to data protection or privacy, the USA PATRIOT Act, any laws, regulations or sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, except for violations or defaults that have not had, and would not have, either individually or in the aggregate, a Material Adverse Effect on Parent. Each of its Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. To the knowledge of Parent, none of Parent, or its Subsidiaries, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
4.11   Agreements with Regulatory Agencies.   Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2021, a recipient of any supervisory letter from, or since January 1, 2021, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing or, to the knowledge of Parent, otherwise since January 1, 2021, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.
4.12   Reorganization.   Parent has not taken any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.13   Parent Information.   The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, and the information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Proxy Statement or the S-4.
4.14   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent in this Article IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   Parent acknowledges and agrees that neither the Company nor any other person on behalf of the Company has made or is making, and Parent has not relied upon, any express or implied representation or warranty other than those contained in Article III.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1   Conduct of Business Prior to the Effective Time.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as expressly set forth in Section 5.1 or Section 5.2 of the Company Disclosure Schedule), required by law or any Governmental Entity or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each party shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable efforts to conduct its respective businesses in the ordinary course in all material respects consistent with past practices and maintain and preserve intact its business organization, employees and advantageous business relationships, and (b) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to consummate the transactions contemplated hereby on a timely basis.
5.2   Company Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law or any Governmental Entity, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):
(a)   incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly owned Subsidiaries to the Company or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business in connection with the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposits, and entry into repurchase agreements shall not be prohibited by this Section 5.2);
(b)   (i)   adjust, split, combine or reclassify any capital stock;
(ii)   make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries, (B) subject to Section 6.9, regular quarterly cash dividends on shares of Company Common Stock of $0.11 per share and corresponding dividends or dividend equivalents in respect of Company Equity Awards or (C) the acceptance of shares of Company Common Stock as payment for the exercise price or withholding Taxes incurred in connection with the exercise, vesting or settlement of Company Equity Awards);
(iii)   grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or
(iv)   issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the settlement of Company Equity Awards in accordance with their terms;
(c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness of any such person or any claims against any such person, in each case other than in the ordinary course of business, including any debt collection or foreclosure transactions, or pursuant to contracts or agreements in force at the date of this Agreement;
(d)   except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any person other than a wholly owned Subsidiary of the Company;
(e)   except in the ordinary course of business (i) terminate, materially amend, or waive any material provision of, any Company Contract; make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to the Company, (ii) or enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;
(f)   except as contemplated by the terms of any Company Benefit Plan, (i) enter into, adopt, materially amend or terminate any Company Benefit Plan or arrangement that would be a Company Benefit Plan if in effect on the date hereof, other than in the ordinary course of business with respect to employees other than the executive officers of the Company (a “Key Employee”), (ii) increase the compensation, severance or benefits payable to any Key Employee, other than increases in base salary or wage rate in the ordinary course of business consistent with past practice up to the percentage set forth in Section 5.2(f) of the Company Disclosure Schedule, (iii) accelerate the vesting of any equity-based awards or other compensation, (iv) fund any rabbi trust or similar arrangement, (v) terminate the employment or services of any Key Employee, other than for cause, or (vi) hire any Key Employee, other than as a replacement hire receiving substantially similar terms of employment;
(g)   except for debt workouts in the ordinary course of business, settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount individually and in the aggregate that is not material to the Company or Parent or their Subsidiaries, as applicable, and that would not impose any material restriction on the business of it or its Subsidiaries or, after the consummation of the Merger, Parent and its Subsidiaries;
(h)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(i)   amend the Company Charter or Company Bylaws or comparable governing documents of its Subsidiaries;
(j)   merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any such Subsidiaries;
(k)   other than in prior consultation with Parent, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;
(l)   take any action that is intended or expected to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.2 not being satisfied;
(m)   implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;
(n)   enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including Company Bank’s credit policy or any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof, except, in each case, as required by applicable law, regulation or policies imposed by any Governmental Entity);
(o)   make, or commit to make, any capital expenditures (other than those set forth in the Company’s capital budget which has been made available to Parent) in excess of $100,000 individually or $250,000 in the aggregate;
(p)   other than in consultation with Parent, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;
(q)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
(r)   other than in consultation with Parent, undertake any response, action, or customer or public communication with regard to (i) any event resulting in unauthorized access to or the disruption or misuse of an information system or information stored on an information system, including but not limited to such information pertaining to the Company’s or its Subsidiaries’ customers, or (ii) any ransomware event; or
(s)   other than in consultation with Parent, schedule, conduct, or participate in any earnings calls or analyst meetings.
5.3   Parent Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 of the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law or any Governmental Entity, Parent shall not, and shall not permit any of its Subsidiaries (to the extent applicable below) to, without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed):

(a)   amend the Parent Articles or the Parent Bylaws in a manner that would materially and adversely affect the holders of Company Common Stock, or adversely affect the holders of Company Common Stock relative to other holders of Parent Common Stock;
(b)   (i) adjust, split, combine or reclassify any capital stock of Parent, or (ii) make, declare or pay any extraordinary dividend, or make any other extraordinary distribution on, any shares of Parent Common Stock;
(c)   merge or consolidate itself or any of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any such Subsidiaries;
(d)   enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other person or business that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger;
(e)   take any action that is intended or expected to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.3 not being satisfied;
(f)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(g)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1   Regulatory Matters.
(a)   Parent and the Company shall promptly prepare, and Parent shall file with the SEC, the S-4 (not later than sixty (60) days following the date of this Agreement), in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and the Company shall thereafter as promptly as practicable mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.
(b)   The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file, or cause to be prepared and filed, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Regulatory Agencies and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than thirty (30) business days after the date of this Agreement, Parent and the Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any bank regulatory agency in order to obtain the Requisite Regulatory Approvals. Parent and the Company shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences and provided that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and applicable law.
(c)   In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Parent or the Company to take any action, or commit to take any action, or agree to any condition or restriction that would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).
(d)   Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)   To the extent permitted by applicable law, Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed. As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) from (i) the Federal Reserve Board, the Office of the Comptroller of the Currency and the Tennessee Department of Financial Institutions (ii) any other approvals set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those other authorizations, consents, orders or approvals the failure of which to be obtained would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger.
6.2   Access to Information.
(a)   Upon reasonable notice and subject to applicable laws, for the purposes of verifying the representations and warranties of the Company and preparing for the Merger and the other matters contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement, comment letter and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that the Company is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. The Company and its respective Subsidiaries shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company’s, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)   Each of Parent and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated September 22, 2023, between Parent and the Company (the “Confidentiality Agreement”).
(c)   No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.3   Approvals of Company Shareholders.   The Company shall call, give notice of, establish a record date, convene and hold a meeting of its shareholders (“Company Meeting,”) as soon as reasonably practicable, but in no event later than sixty (60) days, after the S-4 is declared effective for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement. The Company shall use its reasonable best efforts to obtain from its shareholders the Requisite Company Vote, including by communicating to its shareholders the recommendation of its Board of Directors (and including such recommendation in the Proxy Statement) that they approve this Agreement and the transactions contemplated hereby and soliciting proxies from the Company’s shareholders in favor of the Company Merger. However, subject to Section 8.1 and Section 8.2, if the Board of Directors of the Company, because of the receipt of an Acquisition Proposal which the Board of Directors of the Company concludes in good faith constitutes a Superior Proposal, determines in good faith that it would be more likely than not to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement, the Board of Directors of the Company may (but shall not be required to) submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the Board of Directors of the Company may not take any of the actions under this sentence unless (i) it gives Parent at least ten (10) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by Parent and after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be more likely than not to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. “Superior Proposal” means a bona fide written Acquisition Proposal which the Board of Directors of the Company concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the transactions contemplated hereby (1) after receiving the advice of its financial advisor, (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to twenty five percent (25%) in the definition of Acquisition Proposal shall be deemed to be references to fifty one percent (51%) or more. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. The Company shall adjourn or postpone the Company Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of the Company at the Company Meeting for the purpose of voting on the approval of such proposal and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve the Company of such obligation.
6.4   Legal Conditions to Merger.   Subject in all respects to Section 6.1 of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
6.5   Stock Exchange Listing.   Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq Stock Exchange, subject to official notice of issuance, prior to the Effective Time.
6.6   Employee Matters.
(a)   Unless otherwise agreed by Parent and Company, Parent shall make available to each officer or employee of the Company or any Company Subsidiary who continues as an officer or employee of Parent or any Parent Subsidiary after the Effective Time (collectively, “Continuing Employees”) for at least one year following the Effective Time (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided by the Company or its Subsidiaries to such Continuing Employee immediately prior to the Effective Time; and (ii) short-term and long-term incentive compensation target opportunities and other compensation and employee benefits that, in each case, are no less favorable than is provided by Parent to similarly situated officers and employees. Without limiting the generality of the foregoing, to the extent that Parent determines, in its sole discretion, that the Company Benefit Plans should be terminated, Continuing Employees eligible for participation in such terminated Company Benefit Plans shall become eligible to participate in the corresponding Parent employee benefit plans as soon as reasonably practicable after such termination. Without limiting any other provision of this Section 6.6(a), Parent shall, or shall cause one of its Subsidiaries to, provide to each Continuing Employee whose employment terminates during the one (1)-year period following the Closing Date with severance benefits pursuant to Parent’s existing severance pay plan that are no less favorable than those offered to similarly situated employees of Parent.
(b)   Unless otherwise agreed to by Parent and Company, on or prior to the Effective Time, Company and Company Subsidiaries shall, subject to the occurrence of the Effective Time and to the extent permitted by the terms of the applicable plan, terminate any ongoing performance periods under all incentive and/or bonus plans and pay out the accrued benefits as of the Closing Date based on the greater of (i) the target opportunity and (ii) actual performance with respect to pro rata performance metrics.

(c)   With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall: (i) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan; (ii) provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans that provide health care benefits; and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services.
(d)   If requested by Parent in writing at least twenty (20) business days prior to the Effective Time, the Company shall cause any 401(k) plan sponsored or maintained by the Company or any of its Subsidiaries (a “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. If Parent requests that any Company 401(k) Plan be terminated, (i) Company shall provide Parent with evidence that such plan has been terminated not later than two (2) business days immediately preceding the Effective Time, and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (a “Parent 401(k) Plan”). The Company and Parent shall take any and all actions as may be required to permit the Continuing Employees who are then actively employed to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof. Prior to the Effective Time, the Company or its Subsidiaries may make an employer contribution (at a level determined in the ordinary course of business consistent with past practice) to any Company 401(k) Plan for the year in which the Effective Time occurs or any prior year.
(e)   Nothing in this Agreement shall confer upon any employee, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of Parent, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Parent or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, without limitation, any current or former employee, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.7   Indemnification; Directors’ and Officers’ Insurance.
(a)   From and after the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; and Parent shall also advance expenses as incurred by such Company Indemnified Party to the fullest extent permitted by applicable law; provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification. Parent shall reasonably cooperate with the Company Indemnified Party, and the Company Indemnified Party shall reasonably cooperate with Parent, in the defense of any such claim, action, suit, proceeding or investigation.
(b)   For a period of six (6) years after the Effective Time, Parent shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided that Parent shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company may, in consultation with Parent, obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. If Parent or the Company purchases such a “tail policy,” Parent shall maintain such “tail policy” in full force and effect and continue to honor its obligations thereunder.
(c)   The obligations of Parent and the Company under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Company Indemnified Party or affected person.
(d)   The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If Parent or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case to the extent the obligations set forth in this Section 6.7 are not otherwise transferred and assumed by such successors and assigns by operation of law or otherwise, Parent will cause proper provision to be made so that the successors and assigns of Parent will expressly assume the obligations set forth in this Section 6.7.
6.8   Additional Agreements.   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other) or to vest Parent or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.
6.9   Dividends.   After the date of this Agreement, the Company shall coordinate with the Parent the declaration of any dividends in respect of Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

6.10   Advice of Changes.   Parent and the Company (in such capacity, the “Notifying Party”) shall each promptly advise the other party of any change, circumstance, condition, occurrence, development, or event (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition set forth in, if Parent is the Notifying Party, Section 7.1 or Section 7.3, or if the Company is the Notifying Party, Section 7.1 or Section 7.2; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied.
6.11   Acquisition Proposals.
(a)   The Company agrees that it will not, and will cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal, except to notify a person that has made or, to the knowledge of the Company, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.11(a); provided that, prior to the approval of this Agreement by the shareholders of the Company by the Requisite Company Vote, in the event the Company receives an Acquisition Proposal that was not the result of a willful or material breach of this Section 6.11(a), it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions if its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company. The Company will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal. The Company shall provide three (3) Business Days written notice to Parent prior to entering into any Acceptable Confidentiality Agreement. The Company will promptly advise Parent following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal (including the material terms and conditions of, and the identity of the person making, such inquiry or Acquisition Proposal), and will keep Parent reasonably apprised of any related developments, discussions and negotiations, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. The Company shall withdraw and terminate access that was granted to any person (other than the parties to this Agreement and their respective affiliates and Representatives) to any “data room” (virtual or physical) that was established in connection with an Acquisition Proposal.
(b)   The Company shall not, and none of the Board of Directors of the Company or any committee thereof shall cause or permit the Company to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than an Acceptable Confidentiality Agreement) relating to any Acquisition Proposal made to the Company.
(c)   As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company.
(d)   Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the Company’s shareholders; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.
6.12   Public Announcements.   Parent and the Company agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release that is mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.12.
6.13   Change of Method.   Parent and the Company shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of the Company and Parent (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (a) alter or change the Exchange Ratio, (b) adversely affect the Tax treatment of the Company’s shareholders or Parent’s shareholders pursuant to this Agreement, (c) adversely affect the Tax treatment of the Company or Parent pursuant to this Agreement or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.
6.14   Takeover Statutes.   Neither the Company nor its Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, the Company and the members of its Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.15   Exemption from Liability under Section 16(b).   The Company and Parent agree that, in order to most effectively compensate and retain those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock and Company Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.15. The Board of Directors of Parent and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such steps as may be required to cause (in the case of the Company) any dispositions of Company Common Stock or Company Equity Awards by the Company Insiders, and (in the case of Parent) any acquisitions of Parent Common Stock by any Company Insiders who, immediately following the Merger, will be officers or directors of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
6.16   Shareholder Litigation.   Each of Parent and the Company shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
6.17   Assumption of Company Debt.   Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of Parent or Parent Bank (as the case may be), at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the Company’s obligations in respect of its outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements. In furtherance of the foregoing, at the Closing, Parent shall assume, by one or more supplemental indentures, the Indenture, dated as of June 29, 2020, by and between the Company and UMB Bank, National Association, as trustee.
6.18   Transfer Agent Certificate.   The Company shall use its reasonable best efforts to provide a customary certificate to Parent from the Company’s transfer agent certifying the number of shares of Company Common Stock outstanding as of a date that is no earlier than three (3) business days before the Closing Date.
6.19   Certain Loans.   Prior to making, renewing or otherwise modifying any of the following types of Loans, the Company shall inform Parent: (A) Loans to any person or entity if immediately after making such Loan, such Loan is risk rated “7” or worse by the Company (which includes all “criticized” and “classified” Loans) and is in the amount of $2,500,000 or greater, and (B) Loans to any person or entity if immediately after making such Loan, such person or entity would be directly indebted to the Company or any Company Subsidiary, excluding participations sold, in an aggregate amount of $10,000,000 or greater.
6.20   280G Matters.   The Parent and Company shall work together in good faith to address any potential Tax resulting from Section 280G of the Code, to the extent applicable.
ARTICLE VII
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)   Shareholder Approvals.   This Agreement shall have been approved by the shareholders of the Company by the Requisite Company Vote.

(b)   Stock Exchange Listing.   The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been admitted for listing on the Nasdaq Stock Exchange, subject to official notice of issuance.
(c)   Regulatory Approvals.   All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(d)   S-4.   The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e)   No Injunctions or Restraints; Illegality.   No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the other transactions contemplated hereby.
7.2   Conditions to Obligations of Parent.   The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of the Company set forth in Sections 3.2(a), and 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of the Company set forth in Sections 3.1, 3.2(b), 3.2(c), 3.3(a) and 3.7 (in each case read without giving effect to any qualification as to materiality or Material Adverse Effect on the Company set forth in such representations or warranties) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on the Company set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.
(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.
(c)   Federal Tax Opinion.   Parent shall have received a written opinion of Dykema Gossett PLLC, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

(d)   Material Adverse Effect.   Since the date of this Agreement, a Material Adverse Effect with respect to the Company shall not have occurred, and Parent shall have received a certificate, dated as of the Closing Date and signed by the President and Chief Executive Officer of the Company, to that effect.
(e)   Minimum Adjusted Tangible Shareholder’s Equity Value.   The Adjusted Tangible Shareholder’s Equity of the Company shall be greater than or equal to the Minimum Adjusted Tangible Shareholder’s Equity Value. Five business days prior to the Closing Date, Parent shall have received a certificate, accompanied by appropriate supporting detail, signed by the President and Chief Executive Officer of the Company, to that effect. “Adjusted Tangible Shareholder’s Equity” shall mean, as of the month end prior to five business days before the Closing Date (the “Measuring Date”), the consolidated shareholders’ equity of the Company as set forth on its balance sheet on the Measuring Date calculated in accordance with GAAP, (i) minus all intangible assets as of the Measuring Date, and (ii) excluding the change in accumulated other comprehensive income / (loss), net of Tax, since September 30, 2023, and (iii) adding the sum, net of associated Tax, as of the Measuring Date of (v) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for the Company for services rendered in connection with the transactions contemplated by this Agreement paid by the Company prior to the Effective Time; (w) attorneys’ fees arising from any actions, claims, suits or hearings brought by the Company’s shareholders with respect to this Agreement or the transactions contemplated hereby; (x) any costs associated with the termination of employee benefit plans or programs (inclusive of any severance compensation paid or to be paid as provided herein) or any retention or transaction bonuses paid as expressly permitted by this Agreement or as otherwise mutually agreed by the parties following the date hereof, (y) any regulatory filing fees or costs, fees and penalties incurred in connection with obtaining any third party consents in connection with the transactions contemplated by this Agreement, and (z) any other commercially reasonable costs incurred in connection with transactions contemplated by this Agreement. “Minimum Tangible Adjusted Shareholder’s Equity Value” shall mean $282,000,000.
7.3   Conditions to Obligations of the Company.   The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Parent set forth in Sections 4.2(a) and 4.7(a) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis)in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of Parent set forth in Sections 4.1, 4.2(b), 4.2(c), and 4.3(a) (in each case read without giving effect to any qualification as to materiality or Material Adverse Effect on the Parent set forth in such representations or warranties) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on Parent set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect on Parent set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.
(b)   Performance of Obligations of Parent.   Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c)   Material Adverse Effect.   Since the date of this Agreement, a Material Adverse Effect with respect to Parent shall not have occurred, and the Company shall have received a certificate, dated as of the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.
(d)   Federal Tax Opinion.   The Company shall have received a written opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company:
(a)   by mutual consent of Parent and the Company in a written instrument;
(b)   by either Parent or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and non-appealable or any Governmental Entity of competent jurisdiction shall have issued a final non-appealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(c)   by either Parent or the Company if the Merger shall not have been consummated on or before twelve (12) months from the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(d)   by either Parent or the Company if the Requisite Company Vote shall not have been obtained at the Company Meeting duly convened therefor or at any adjournment or postponement thereof;
(e)   by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date); or
(f)   by Parent prior to such time as the Requisite Company Vote is obtained, if (i) the Board of Directors of the Company shall have (A) failed to recommend in the Proxy Statement that the shareholders of the Company approve this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Parent, or publicly disclosed that it intends to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an Acquisition Proposal that has been publicly disclosed within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof or (B) recommended or endorsed an Acquisition Proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to such Acquisition Proposal within ten (10) business days after an Acquisition Proposal is publicly announced, or (ii) the Company or its Board of Directors has willfully and materially breached its obligations under Section 6.3 or Section 6.11.
8.2   Effect of Termination.
(a)   In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that:
(i)   Sections 6.2(b) and this Section 8.2 and Article IX shall survive any termination of this Agreement, and
(ii)   notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its actual and intentional fraud or willful and material breach of any provision of this Agreement occurring prior to termination (which, in the case of the Company, shall include the loss to the holders of Company Common Stock and Company Equity Awards of the economic benefits of the Merger, including the loss of the premium offered to the holders of Company Common Stock and Company Equity Awards, it being understood that the Company shall be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its shareholders and the holders of Company Equity Awards in its sole and absolute discretion, and any amounts received by the Company in connection therewith may be retained by the Company).
(b)   (i)   In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management or the Board of Directors of the Company or has been made directly to its shareholders generally or any person shall have publicly announced (and, in each case, not unconditionally withdrawn) an Acquisition Proposal with respect to the Company and (A) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 had been satisfied or were capable of being satisfied at a time prior to such termination), (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(d), or (C) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(e) as a result of a willful breach, and (D) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement for an Acquisition Proposal that is subsequently consummated or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall on the date of consummation of such transaction pay Parent, by wire transfer of same day funds, a fee equal to $11,250,000 (the “Termination Fee”); provided that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “51%.”
(ii)   In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f), then the Company shall pay Parent, by wire transfer of same day funds, the Termination Fee no later than two (2) business days after such termination.
(c)   Notwithstanding anything to the contrary herein, but without limiting the right of Parent to recover liabilities or damages arising out of the Company’s actual and intentional fraud or willful and material breach of any provision of this Agreement, the maximum aggregate amount of fees, liabilities or damages payable by the Company under this Agreement shall be equal to the Termination Fee (together with any amounts specified in Section 8.2(d)), as applicable, and in no event shall the Company be required to pay the Termination Fee on more than one occasion.
(d)   Each of Parent and the Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall pay the reasonable and documented out-of-pocket costs and expenses of Parent (including reasonable and documented out-of-pocket attorneys’ fees and expenses) in connection with such suit. In addition, if the Company fails to pay the amounts payable pursuant to this Section 8.2, then the Company shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amounts payable by the Company pursuant to Section 8.2(b) shall constitute liquidated damages and not a penalty, and, except in the case of actual and intentional fraud or willful and material breach of this Agreement, shall be (together with the amounts specified in this Section 8.2(d)) the sole monetary remedy of Parent in the event of a termination of this Agreement.
ARTICLE IX
GENERAL PROVISIONS
9.1   Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7, and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.
9.2   Amendment.   Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of the Company; provided that after approval of this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval of such shareholders under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.
9.3   Extension; Waiver.   At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided that, after approval of this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval of such shareholders under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.4   Expenses.   Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided that all filing and other fees paid to the SEC in connection with the Merger shall be borne by Parent.
9.5   Notices.   All notices, requests, instructions or other communications or documents to be given or made hereunder by one party to the other party shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with non-automated confirmation of receipt) if sent at or prior to 5:00 p.m. local time of the recipient, and on the next Business Day if sent after 5:00 p.m. local time of the recipient (in each case except in the event of any “bounceback” or similar non-transmittal message); or (d) on the day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.5):
(a)   if to the Company, to:
CapStar Financial Holdings, Inc.
1201 Demonbreun Street, Suite 700
Nashville, Tennessee 37203
Attention:   Timothy K. Schools, President and CEO
Email:      tkschools@capstarbank.com
With a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10533
Attention:   Matthew M. Guest
Email:      MGuest@wlrk.com
and
(b)   if to Parent, to:
Old National Bancorp
One Main Street
Evansville, Indiana 47708
Attention:   Nicholas J. Chulos, Chief Legal Officer
Email:      Nick.Chulos@oldnational.com
9.6   Interpretation.   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the actual knowledge after reasonable inquiry of their direct reports any of the officers of the Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge after reasonable inquiry of their direct reports of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (ii) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iv) “made available” means any document or other information that was provided by one party or its representatives to the other party and its representatives prior to the date hereof, included in the virtual data room of a party prior to the date hereof or filed by a party with the SEC and publicly available on EDGAR prior to the date hereof and (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. References to any statute or regulation refer to such statute or regulation, as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section.
9.7   Counterparts.   This Agreement may be executed in two or more counterparts (including by electronic means (including a “.pdf” format data file) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.8   Entire Agreement.   This Agreement (including the documents and the instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.9   Governing Law; Jurisdiction.
(a)   This Agreement shall be governed and construed in accordance with the laws of the State of Indiana without regard to any applicable conflicts of law, except the Tennessee Articles of Merger shall be governed by the laws of the State of Tennessee and the Indiana Articles of Merger shall be governed by the laws of the State of Indiana.
(b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the federal district court for the southern district of Indiana, Indianapolis Division and any state appellate court therefrom within the State of Indiana (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
9.10   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11   Assignment; Third-Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.12   Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.14   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) and 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.15   Delivery by Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
CAPSTAR FINANCIAL HOLDINGS, INC.
By:
/s/ Timothy K. Schools

Name: Timothy K. Schools
Title:   President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

OLD NATIONAL BANCORP
By:
/s/ James C. Ryan III

Name: James C. Ryan III
Title:  Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Annex B
Form of Voting Agreement
[Attached]

Annex B  —  Form of Shareholder Voting Agreement

Annex B
EXECUTION VERSION
SHAREHOLDER VOTING AGREEMENT
October 26, 2023
Old National Bancorp
One Main Street
Evansville, Indiana 47708
Ladies and Gentlemen:
The undersigned, being a shareholder of CapStar Financial Holdings, Inc., a Tennessee corporation (the “Company”), hereby acknowledges that the Company and Old National Bancorp, an Indiana corporation (“Parent”), are concurrently entering into an Agreement and Plan of Merger, dated as of the same date hereof (as amended or modified from time to time, the “Merger Agreement”), pursuant to which the Company will be merged with and into Parent (the “Merger”). A copy of the Merger Agreement has been provided to the undersigned. Capitalized terms used but not defined herein are to be deemed to have the same meanings assigned to them in the Merger Agreement.
The undersigned further acknowledges that the undersigned will benefit directly and substantially from the consummation of the Merger. As an inducement to and condition of Parent’s willingness to enter into the Merger Agreement, the undersigned hereby agrees, represents and warrants as follows:
1.   Owned Shares.   The undersigned owns (of record or beneficially) and has the full power and authority to vote the number of shares of Company Common Stock set forth on the signature page hereof (the “Owned Shares”). For all purposes of this agreement, the Owned Shares will include any shares of Company Common Stock as to which the undersigned acquires beneficial or record ownership after the date hereof.
2.   Agreement to Vote Owned Shares.   The undersigned agrees that, at the Company Meeting or any other meeting or action of the shareholders of the Company, including a written consent solicitation, the undersigned will (a) vote all of the Owned Shares (or otherwise provide a proxy, consent or voting instruction or direction) in favor of approval of the Merger Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the transactions contemplated by the Merger Agreement, (b) not initiate any proxy solicitation or undertake any other efforts against the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement, and (c) not vote the Owned Shares (or otherwise provide a proxy or consent) in favor of, or otherwise support, approval of any Acquisition Proposal or any action that is intended to, or could reasonably be expected to, materially impede, interfere with, delay or otherwise materially and adversely affect the Merger or the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, the parties acknowledge that this agreement is entered into by the undersigned solely in his or her capacity as legal title holder of the Owned Shares and that nothing in this agreement shall prevent the undersigned from discharging his or her fiduciary duties as a member of the Board of Directors of the Company or as an officer of the Company.
3.   Transfer of Owned Shares and Company Common Stock.   The undersigned agrees that the undersigned will not, without the prior written consent of Parent directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, agreement, option, commitment, derivative or other arrangement or understanding with respect to any sale, transfer, pledge, assignment or other disposition of any of the Owned Shares or the voting rights thereunder. If, subsequent to the date of this agreement, the undersigned purchases, acquires or becomes the legal or beneficial owner of shares of Company Common Stock in addition to the Owned Shares, such additional shares shall be subject to this agreement, and the undersigned’s agreements and obligations hereunder shall apply to such additional shares, without the need for any additional agreement or writing.
4.   Further Assurances.   The undersigned will take all reasonable actions and make all reasonable efforts, and will execute and deliver all such further agreements, documents, certificates, instruments, proxies and voting instructions, in order to fulfill his agreements and obligations contemplated hereby and by the Merger Agreement, including, without limitation, the agreement of the undersigned to vote the Owned Shares in accordance with Section 2 hereof.
5.   No Solicitation.   The undersigned agrees that the undersigned shall not, and the undersigned shall direct and use its reasonable best efforts to cause the undersigned’s agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the undersigned) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal.
6.   Waiver of Claims.   The undersigned irrevocably agrees to waive and does hereby waive any and all claims (whether past, present or future, and at law, at equity, through arbitration or otherwise) against the Company, Parent, their respective affiliates and each of their respective officers, employees and directors solely to the extent arising as a result of the undersigned’s ownership of the Owned Shares or other securities of the Company, including, without limitation, claims relating to, in connection with or arising from the Merger Agreement or the Merger, the authorization and execution and the fairness (to the undersigned or otherwise) of the Merger Agreement or the Merger and the other transactions contemplated by the Merger Agreement, other than the right to receive the consideration provided for in the Merger Agreement upon consummation of the Merger (including in respect of Company Equity Awards held by the undersigned) and the rights of the undersigned under Section 6.7 of the Merger Agreement as a Company Indemnified Party. To avoid doubt, the waiver contained in this Section 6 shall be absolute and perpetual unless and until such time as this agreement is terminated pursuant to Section 8 (a) or 8 (b) below.
7.   Specific Performance.   The undersigned agrees that irreparable damage would occur in the event that any of the provisions of this agreement were not performed by the undersigned in accordance with their specific terms or were otherwise breached. Accordingly, the undersigned agrees that Parent will be entitled to an injunction or other action or remedy to prevent any breach(es) hereof by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent is entitled at law or in equity, and that the undersigned waives the posting of any bond or security in connection with any proceeding related thereto.
8.   Termination of this Agreement.   This agreement will terminate automatically upon the earliest to occur of: (a) the termination of the Merger Agreement by either or both of the Company or Parent pursuant to Section 8.1 of the Merger Agreement, or (b) the Board of Directors of the Company submitting the Merger Agreement to the Company’s shareholders without a recommendation for approving the Merger Agreement in accordance with Section 6.3 of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination will not relieve any party from liability for any willful breach of this agreement prior to such termination. Additionally, Section 3 of this agreement shall terminate effective as of the time that the Merger Agreement is approved by shareholders of the Company.
9.   Certain Representations and Warranties.   The undersigned hereby represents and warrants to Parent that the undersigned has the right, power and authority to execute and deliver this agreement; such execution and delivery does not and will not violate, or require any consent, approval, or notice under any law or result in the breach of any contract; and this agreement has been duly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned, enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines).
10.   Appraisal/Dissenters Rights.   To the extent permitted by applicable law, the undersigned hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger or the transactions contemplated by the Merger Agreement that the undersigned may have with respect to the Owned Shares under applicable law.
11.   Governing Law.   This agreement is governed by, and will be interpreted in accordance with, the laws of the State of Indiana applicable to contracts made and to be performed entirely within that State without regard to any applicable conflicts or choice of law principles.

12.   Counterparts.   This agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.
13.   Severability.   Each provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more provisions contained in this agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, (a) all other provisions of this agreement shall nevertheless remain in full force and effect and (b) the parties shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the agreements and obligations contemplated hereby can be fulfilled as originally contemplated to the greatest extent possible.
14.   Electronic Transmission.   This agreement, and any amendments or waivers hereto, to the extent signed and delivered by email delivery of a “.pdf” format data file or a facsimile transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. Neither party hereto shall raise the use of email delivery of a “.pdf” format data file or a facsimile transmission to deliver a signature to this agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through email delivery of a “.pdf” format data file or a facsimile transmission as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Remainder of this page intentionally left blank. Signature page follows this page]
*     *     *

The undersigned has executed and delivered this agreement as of the day and year first above written.
Very truly yours,

(Signature)

(Printed Name)
Number of Owned Shares:

Accepted as of the Date first above written:
OLD NATIONAL BANCORP
By:
(Printed Name)
(Title)

Annex C  —  Opinion of Morgan Stanley & Co. LLC

Annex C
1585 Broadway
New York, NY 10036
October 26, 2023
Board of Directors
CapStar Financial Holdings, Inc.
1201 Demonbreun St, Suite 700
Nashville, TN 37203
Members of the Board:
We understand that CapStar Financial Holdings, Inc. (the “Company”) and Old National Bancorp (“Parent”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 25, 2023 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Company with and into Parent, with Parent being the surviving corporation in the Merger. Pursuant to the Merger, each outstanding share of common stock, par value $1.00 per share, of the Company (“Company Common Stock”), other than shares owned by the Company as treasury stock or owned by the Company or Parent (in each case other than shares (x) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (y) held, directly or indirectly, as a result of debts previously contracted) (such treasury stock or owned shares, the “Excluded Shares”), will be converted into the right to receive 1.1550 shares (the “Exchange Ratio”) of common stock, no par value per share, of Parent (“Parent Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Company Common Stock (other than the Excluded Shares).
For purposes of the opinion set forth herein, we have:
1)
Reviewed certain publicly available financial statements and other business and financial information of the Company and Parent, respectively;

2)
Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)
Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and Parent, respectively;

4)
Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

5)
Reviewed the pro forma impact of the Merger on Parent’s earnings per share, consolidated capitalization and certain financial ratios;

6)
Reviewed the reported prices and trading activity for Company Common Stock and Parent Common Stock;

7)
Compared the financial performance of the Company and Parent and the prices and trading activity of Company Common Stock and Parent Common Stock with that of certain other publicly-traded companies comparable with the Company and Parent, respectively, and their securities;

8)
Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

9)
Participated in certain discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

10)
Reviewed the Merger Agreement and certain related documents; and

11)
Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and Parent, and formed a substantial basis for this opinion.
At your direction, (i) our analysis relating to the business and financial prospects for the Company for purposes of this opinion have been made on the basis of certain financial projections with respect to the Company that were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by the management of the Company, which forecasts were extrapolated at the direction of the Company for certain fiscal years based on your guidance and reviewed and approved by you for our use (such forecasts and extrapolations thereof, the “Company Street Forecasts”) only and (ii) our analysis relating to the business and financial prospects for Parent for purposes of this opinion have been made on the basis of certain financial projections with respect to Parent that were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by the management of the Company, which forecasts were extrapolated at the direction of the Company for certain fiscal years based on your guidance and reviewed and approved by you for our use (such forecasts and extrapolations thereof, the “Parent Street Forecasts”) only. We have been advised by the Company, and have assumed, with your consent, that the Company Street Forecasts and Parent Street Forecasts are reasonable bases upon which to evaluate the business and financial prospects of the Company and Parent, respectively. We express no view as to the Company Street Forecasts or the Parent Street Forecasts or the assumptions on which they were based, including the selection of the equity research financial forecasts from which the Company Street Forecasts and Parent Street Forecasts were derived.
In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are not experts in the evaluation of allowance for loan losses, and we have neither made an independent evaluation of the adequacy of the allowance for loan losses at the Company or Parent, nor have we examined any individual loan credit files of the Company or Parent or been requested to conduct such a review, and, as a result, we have assumed that the aggregate allowance for loan losses of the Company and Parent is adequate. We are financial advisors only and have relied upon, without independent verification, the assessment of Parent and the Company and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Exchange Ratio to be received by the holders of shares of Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Parent, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have not provided financial advisory and financing services for Parent and the Company and have not received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to Parent and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company only and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which Parent Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Company Common Stock (other than the Excluded Shares).
Very truly yours,
MORGAN STANLEY & CO. LLC
By:
Sarah Gore Managing Director

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Old National is an Indiana corporation. Old National’s officers and directors are and will be indemnified under Indiana law, the articles of incorporation and the bylaws of Old National against certain liabilities. Chapter 37 of the IBCL requires a corporation, unless limited by its articles of incorporation, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, to which the director or officer was a party because the director or officer is or was a director or officer of the corporation, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. Old National’s articles of incorporation do not contain any provision limiting such indemnification.
The IBCL also permits a corporation to indemnify a director, officer, employee, or agent who is made a party to a proceeding because the person was a director, officer, employee, or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith, and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and (B) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful, or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding upon the satisfaction of certain conditions and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.
Old National’s articles of incorporation require it to provide indemnification to its officers and directors to the fullest extent authorized by the IBCL and to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding as authorized by the IBCL. Old National’s articles of incorporation also authorize it to maintain insurance at its expense to protect itself and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust, or other entity against expense, liability or loss, whether or not Old National would have the power to indemnify such person against such expense, liability or loss under the IBCL. Old National currently maintains directors’ and officers’ liability insurance.
Old National’s bylaws contain indemnification provisions to substantially the same effect as in the articles of incorporation.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Old National directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, it has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 21.   Exhibits and Financial Statement Schedules
Exhibit Number	Description
2.1#	Agreement and Plan of Merger, dated as of October 26, 2023, by and between Old National Bancorp and CapStar Financial Holdings, Inc.
3.1	Fifth Amended and Restated Articles of Incorporation of Old National, amended April 30, 2020 (incorporated by reference to Exhibit 3.1 of Old National’s Current Report on Form 8-K/A filed with the SEC on May 18, 2020)

Exhibit Number	Description
3.2	Articles of Amendment to the Fifth Amended and Restated Articles of Incorporation of Old National authorizing additional shares of Old National capital stock (incorporated by reference to Exhibit 3.2 of Old National’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2022)
3.3	Articles of Amendment to the Fifth Amended and Restated Articles of Incorporation of Old National designating the New Old National Series A Preferred Stock (incorporated by reference to Exhibit 3.3 of Old National’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2022)
3.4	Articles of Amendment to the Fifth Amended and Restated Articles of Incorporation of Old National designating the New Old National Series C Preferred Stock (incorporated by reference to Exhibit 3.4 of Old National’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2022)
3.5	Amended and Restated By-Laws of Old National (incorporated by reference to Exhibit 3.2 of Old National’s Current Report on Form 8-K/A filed with the SEC on May 18, 2020)
3.6	Amendment to Amended and Restated By-Laws of Old National (incorporated by reference to Exhibit 3.6 of Old National’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2022)
4.1	Description of Old National Bancorp capital stock (incorporated by reference to Exhibit 4.1 of Old National’s Annual Report on Form 10-K filed for the year ended December 31, 2022)
5.1	Opinion of Nicholas J. Chulos, Executive Vice President, Chief Legal Officer and Corporate Secretary of Old National Bancorp
8.1	Opinion of Dykema Gossett PLLC regarding certain tax matters
8.2	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters
23.1	Consent of Crowe LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of Elliott Davis, PLLC
23.4	Consent of Nicholas J. Chulos (included in Exhibit 5.1)
23.5	Consent of Dykema Gossett PLLC (included in Exhibit 8.1)
23.6	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2)
24.1 *	Power of Attorney
99.1	Consent of Morgan Stanley & Co. LLC
99.2	Form of Proxy Card of CapStar Financial Holdings, Inc.
107 *	Filing Fee Table

*
Previously filed.

#
Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Old National hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC; provided, that Old National may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and (iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)
That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(9)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(11)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on January 22, 2024.
Old National Bancorp
(Registrant)
By:
/s/ Nicholas J. Chulos

    Name:
Nicholas J. Chulos

    Title:
Executive Vice President, Chief Legal Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 22, 2024.
/s/ James C. Ryan, III* James C. Ryan, III Director, Chief Executive Officer (Principal Executive Officer)	/s/ Brendon B. Falconer* Brendon B. Falconer Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Angela L. Putnam* Angela L. Putnam, Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
/s/ Barbara A. Boigegrain* Barbara A. Boigegrain, Director	/s/ Thomas E. Salmon* Thomas E. Salmon, Director
/s/ Thomas L. Brown* Thomas L. Brown, Director	/s/ Michael L. Scudder* Michael L. Scudder, Executive Chairman
/s/ Kathryn J. Hayley* Kathryn J. Hayley, Director	/s/ Rebecca S. Skillman* Rebecca S. Skillman, Lead Independent Director
/s/ Peter J. Henseler* Peter J. Henseler, Director	/s/ Michael J. Small* Michael J. Small, Director
/s/ Daniel S. Hermann* Daniel S. Hermann, Director	/s/ Derrick J. Stewart* Derrick J. Stewart, Director
/s/ Ryan C. Kitchell* Ryan C. Kitchell, Director	/s/ Stephen C. Van Arsdell* Stephen C. Van Arsdell, Director
/s/ Austin M. Ramirez* Austin M. Ramirez, Director	/s/ Katherine E. White* Katherine E. White, Director
/s/ Ellen A. Rudnick* Ellen A. Rudnick, Director
*By:	/s/ Nicholas J. Chulos Attorney-in-Fact Nicholas J. Chulos, Executive Vice President, Chief Legal Officer and Corporate Secretary